                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)

Filed by the Registrant [X]


Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                            SEVEN SEAS PETROLEUM INC.
  ----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
             Common Stock without par value of Seven Seas Petroleum Inc.

         (2) Aggregate number of securities to which transaction applies:
             37,833,420

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             $1.8125

         (4) Proposed maximum aggregate value of transaction:
             $74,963,829

         (5) Total fee paid:
             $14,993

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                               PRELIMINARY COPIES

     THE INFORMATION IN THIS MANAGEMENT INFORMATION CIRCULAR/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

MANAGEMENT INFORMATION CIRCULAR OF SEVEN SEAS          PROSPECTUS FOR ORDINARY SHARES
                 PETROLEUM INC.                         OF SEVEN SEAS PETROLEUM INC.
       (A YUKON TERRITORY CORPORATION)               (A CAYMAN ISLANDS EXEMPTED COMPANY
                                                             LIMITED BY SHARES)

                                  [7SEAS LOGO]

Dear Shareholder:


     We invite you to attend our annual shareholders' meeting on             ,
2000. This year, you are voting on three proposals:


     - re-election of directors;

     - ratification of our independent accountants for the year 2000; and

     - approval of Seven Seas' continuation from the Yukon Territory in Canada to the Cayman Islands.


     This information circular provides you with detailed information about all three proposals, particularly the continuation. We encourage you to read this entire document carefully. PLEASE READ AND CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 3.



     We are asking you to vote on the proposals and to approve the continuation at our annual meeting which is taking place at 9:00 a.m. Central Daylight Time,
on           , 2000, in the auditorium at the Marathon Oil Tower Conference
Center, 5555 San Felipe, Houston, Texas 77056. We cannot complete the continuation unless shareholders holding at least two-thirds of our shares that are represented and voted at the annual meeting approve it.


     The date of this information circular is             , 2000, and it will be
first mailed to shareholders along with a form of proxy on             , 2000.

                                            Sincerely,

                                            /s/ Robert A. Hefner III
                                            ------------------------------------
                                            Robert A. Hefner III
                                            Chairman of the Board and
                                            Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY PROVINCIAL OR STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE CONTINUATION OR DETERMINED IF THIS INFORMATION CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION CIRCULAR INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SEVEN SEAS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE TO OUR SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST DIRECTED TO DIRECTOR OF INVESTOR RELATIONS, SEVEN SEAS PETROLEUM INC., 5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS 77056, TELEPHONE
(713) 622-8218. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS BEFORE THE ANNUAL
MEETING, ANY REQUEST SHOULD BE MADE BY             , 2000.

                               TABLE OF CONTENTS


Table of contents...........................................    i
Proposals...................................................   ii
Questions and answers about the continuation................  iii
Summary.....................................................    1
Risk factors................................................    3
Market price of our common shares...........................    7
The annual meeting..........................................    9
The continuation............................................   12
Material tax consequences...................................   14
Description of securities and comparison of your rights
  under Yukon and Cayman law................................   23
Business....................................................   34
Property....................................................   41
Management..................................................   53
Selected financial data.....................................   67
Summary of pro forma financial information..................   68
Management's discussion and analysis of financial condition
  and results of operation..................................   69
Certain relationships and related party transactions........   77
Indemnification of directors and officers...................   80
Independent public accountants..............................   81
Petroleum engineers.........................................   81
Legal matters...............................................   82
Transfer agent and registrar................................   82
Where you can find more information.........................   82
Disclosure regarding forward-looking statements.............   83
Glossary of oil and gas terms...............................   84
Index to financial pages....................................  F-1


Annex A...........................Memorandum of Association of Seven Seas-Cayman
Annex B.............................Articles of Association of Seven Seas-Cayman
Annex C...........................Section 193 of Yukon Business Corporations Act

                                   PROPOSALS

1. APPROVAL OF THE CONTINUATION FROM THE YUKON TERRITORY TO THE CAYMAN ISLANDS

     We are proposing to change our place of domicile from the Yukon Territory to the Cayman Islands. This change is called a "continuation" because Seven Seas will continue to exist, but it will be domiciled in the Cayman Islands instead of in the Yukon Territory. The continuation will result in your holding shares in a Cayman Islands company rather than a Yukon Territory corporation, but the number of shares you own and your percentage ownership in Seven Seas will not change. In this information circular, we call the Cayman Islands company Seven Seas-Cayman, and we call the Yukon corporation Seven Seas-Yukon. After we complete the continuation, Seven Seas-Cayman will conduct the same business now conducted by Seven Seas-Yukon.

     The affirmative vote of the holders of at least two-thirds of the shares present in person or by proxy and entitled to vote at the annual meeting is required to approve the continuation. For purposes of approving the continuation, abstentions are counted as a vote against the proposal and broker non-votes are not counted. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE CONTINUATION.

2. RE-ELECTION OF DIRECTORS

     Seven Seas-Yukon's articles provide for a minimum of three and a maximum of fifteen directors to be elected annually. The number of directors to be elected at the meeting is seven.

     The persons named in the accompanying form of proxy intend to vote for the proposed nominees listed below, all of whom are now directors of Seven Seas. If, before the annual meeting, any of the proposed nominees is unable or unwilling to serve as a director, the persons named in the accompanying form of proxy are entitled to vote for other nominees in their discretion. We are not aware that any of the proposed nominees is unable or unwilling to serve as a director. Each director elected will hold office until the next annual meeting of shareholders or until his office is vacated.

     Nominees for re-election this year are:

     - Robert A. Hefner, III


     - Sir Mark Thomson Bt.


     - Larry A. Ray

     - Brian F. Egolf

     - Gary F. Fuller

     - Robert B. Panero

     - Dr. James R. Schlesinger


     Each nominee has consented to serve a one year term. (See page 53 for more information about the nominees.)


     The seven nominees receiving the highest number of "yes" votes will be elected as directors. This number is called a plurality. Abstentions and broker non-votes are not counted for purposes of the election of directors. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

3. RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR
2000

     Our board of directors, upon recommendation of the audit committee, has selected Arthur Andersen LLP to serve as our independent public accountants for the 2000 fiscal year and is soliciting your ratification of that selection. Representatives of Arthur Andersen LLP will attend the annual meeting, have the opportunity to make a statement if they so desire, and be available to answer appropriate questions.

     The affirmative vote of the majority of shares present in person or by proxy and We entitled to vote at the annual meeting is required to ratify Arthur Andersen LLP as independent public accountants for 2000. For purposes of approving this proposal, abstentions are counted as a vote against the proposal and broker non-votes are not counted. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

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

                  QUESTIONS AND ANSWERS ABOUT THE CONTINUATION

Q: WHY IS SEVEN SEAS DOING THE CONTINUATION AND BECOMING A CAYMAN ISLANDS
   COMPANY?

A: Although we are a Yukon corporation, a majority of our shareholders are not Canadian residents, our oil and gas revenues are from Colombia and our offices are in the U.S. and Colombia. Because we expect that future opportunities for our business will also be outside Canada and the U.S., we have concluded that Canada is not a suitable jurisdiction through which to hold our assets. Continuing as a Cayman Islands company will provide us with advantages that are not currently available to us. For example, the Cayman Islands imposes no corporate income tax. We also believe that, by ceasing to be a Yukon corporation, we can reduce our potential tax burden and eliminate our obligation to prepare and file separate Canadian financial statements and separate Canadian continuous disclosure forms. We believe that now is an opportune time to effect the continuation because the tax cost is likely to be minimal.

Q: IS THE CONTINUATION TAXABLE TO ME?


A: In general, our U.S. shareholders will not recognize gain or loss for U.S.
   income tax purposes as a result of the continuation. See "Material Tax Consequences -- U.S. Federal Income Tax Consequences" starting on page 14.



   In general, shareholders will not realize a gain or loss for Canadian tax purposes as a consequence of the continuation. Following the continuation, the Seven Seas-Cayman shares will be "foreign property" to certain deferred income plans to which Part XI of the Income Tax Act (Canada) applies. See "Material Tax Consequences -- Canadian Federal Income Tax Consequences" starting on page 19.


Q: WHEN WILL THE CONTINUATION BE COMPLETE?

A: We expect to complete the continuation as soon as we get shareholder approval at the annual meeting, and as soon as the Cayman Islands Registrar of Companies has approved the continuation. After we get shareholder approval, it will likely take between five and ten days to get the Registrar's approval.

Q: WHAT WILL I RECEIVE FOR MY SEVEN SEAS-YUKON SHARES?

A: Upon completion of the continuation, your Seven Seas-Yukon shares will automatically become Seven Seas-Cayman shares. You will still own the same number and percentage of shares.

Q: DO I HAVE TO EXCHANGE MY STOCK CERTIFICATES?

A: No. After the continuation, your Seven Seas-Yukon certificates will represent
   Seven Seas-Cayman shares. New certificates for the Seven Seas-Cayman shares will be issued only upon your request or if you transfer your shares. We expect our Seven Seas-Cayman shares to be listed on the American Stock Exchange under the symbol "SEV," the same symbol under which our Seven Seas-Yukon shares are currently listed on that exchange.

   Our Seven Seas-Yukon shares are also currently listed on The Toronto Stock Exchange under the symbol "SVS.U." Because of the light trading of our shares on The Toronto Stock Exchange and the cost of maintaining that listing, we will apply to delist our shares from The Toronto Stock Exchange upon the continuation becoming effective. Seven Seas-Cayman's shares will not be listed on The Toronto Stock Exchange.

Q: WHAT SHOULD I DO NOW TO VOTE?


A: You should indicate on your proxy card how you want to vote. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting. Voting instructions and information about the annual meeting begins on page 9.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. You must instruct your broker how to vote your shares or your broker will not vote your shares. You should ask your broker about providing instructions for voting your shares.

Q: CAN I CHANGE MY VOTE AFTER I GRANT MY PROXY?


A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in the manner described under "The Annual Meeting -- Proxies" and "-- Revocation of Proxy" starting on page 10.


Q: WHO SHOULD I CALL WITH QUESTIONS?

A: You should contact:

         Seven Seas Petroleum Inc.
         Director of Investor Relations
         5555 San Felipe, Suite 1700
         Houston, Texas 77056
         Telephone: (713) 622-8212
         Facsimile: (713) 621-9770

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

                                    SUMMARY


     This summary highlights selected information from this information circular. It does not contain all of the information that is important to you. To understand the continuation more fully, and for a more complete legal description of the continuation, you should read carefully the entire document, including the annexes. A glossary of terms related to the oil and gas industry begins on page 84. When we refer to dollars or $ in this document, we are talking about U.S. dollars, and when we refer to C$, we are talking about Canadian dollars. All Seven Seas-Yukon financial information in this document has been derived from our financial statements prepared in accordance with accounting principles generally accepted in the United States.


THE CONTINUATION

     Seven Seas-Yukon will become a Cayman Islands company pursuant to a continuation procedure under Yukon Territory and Cayman Islands law. This procedure allows us to continue our existence uninterrupted as a Cayman Islands company without the need for a merger.

     As a result of the continuation, Seven Seas-Yukon will become Seven Seas-Cayman and you will be a shareholder of Seven Seas-Cayman instead of Seven Seas-Yukon. Your current stock certificates will represent ordinary shares of Seven Seas-Cayman after the continuation. We will have the same number of shares outstanding after the continuation that we do now. Seven Seas-Cayman will conduct the same business that Seven Seas-Yukon conducts and will continue to have the same officers and directors.

     We expect the continuation to become effective immediately after the annual meeting and following approval by the Registrar of Companies of the Cayman Islands, assuming that our shareholders approve the continuation and we obtain all necessary consents. However, our board of directors may postpone or abandon the continuation for any reason until the continuation becomes effective, even after shareholder approval.

REASONS FOR THE CONTINUATION

     Although we are a Yukon corporation, approximately 90% of our shares are held by U.S. residents. Additionally, all of our oil and gas revenues are from Colombia and our offices are in Colombia and the U.S. Also, Canada has a relatively high tax rate that may vary depending on the circumstances. Because we anticipate that a substantial portion of the future opportunities in our business will be in the international market, we believe that changing our domicile to the Cayman Islands will give us advantages not available to us now as a Canadian corporation. We also believe that now is an opportune time to effect the continuation because the related tax cost is likely to be minimal. We cannot assure you, however, that the anticipated benefits of the continuation will be realized.


     See "The Continuation -- Reasons for the Continuation" on page 12.


TAX CONSEQUENCES


     FOR MORE INFORMATION ABOUT THE TAX CONSEQUENCES OF THE CONTINUATION, PLEASE READ "MATERIAL TAX CONSEQUENCES" BEGINNING ON PAGE 14.


Seven Seas-Yukon U.S. tax consequences

     We believe that we are not subject to U.S. income taxation on our non-U.S. source income or capital gains which are not connected with the conduct of a trade or business within the U.S. We believe that, for U.S. federal income tax purposes, Seven Seas-Yukon will not recognize gain or loss on the assets retained by Seven Seas-Cayman as a result of the continuation.

United States tax consequences to U.S. shareholders

     In general, U.S. shareholders who own, directly or indirectly, less than 5% of the shares of Seven Seas-Cayman immediately after the continuation will not be required to recognize gain, if any, on their Seven Seas-Yukon shares as a result of the continuation. In general, U.S. shareholders who own, directly or indirectly, 5% or more of the shares of Seven Seas-Cayman immediately after the continuation may be

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

required to file a gain recognition agreement with the U.S. Internal Revenue Service in order to avoid recognizing gain, if any, on their Seven Seas-Yukon shares as a result of the continuation. U.S. shareholders with a loss on their Seven Seas-Yukon shares will not be able to recognize that loss as a result of the continuation, but will have a basis in their Seven Seas-Cayman shares equal to the basis in their Seven Seas-Yukon shares, thus preserving their loss.

     Dissenting U.S. shareholders who are paid fair value for their Seven Seas-Yukon shares will be required to recognize gain, if any, on their Seven Seas-Yukon shares in an amount equal to the excess of the consideration received for such shares over the shareholders' tax basis in such shares. Dissenting U.S. shareholders who have a loss on their Seven Seas-Yukon shares will be able to recognize such loss in an amount equal to the excess of the shareholder's tax basis in the shares over the consideration received for such shares.

Seven Seas-Yukon Canadian income tax consequences

     Seven Seas-Yukon will be deemed to have disposed of all of its property immediately before the continuation for its fair market value. Seven Seas-Yukon will be subject to Canadian tax on any income and net taxable capital gains that result from such deemed disposition and may be subject to an additional tax of 25% of the amount by which the fair market value of its assets, net of certain liabilities, exceeds the paid-up capital of its outstanding shares immediately before the continuation. On the basis of our preliminary valuation of Seven Seas' assets, we believe that no significant Canadian federal income tax will be payable as a consequence of the continuation.

Canadian income tax consequences to shareholders

     In general, Seven Seas-Yukon shareholders will not be considered to have disposed of their Seven Seas-Yukon shares and will not realize any gain or loss as a result of the continuation. A shareholder's adjusted cost base of the Seven Seas-Cayman shares owned as a result of the continuation will be equal to its adjusted cost base of the Seven Seas-Yukon shares before the continuation.

     A dissenting shareholder will generally be deemed to have received a dividend to the extent that the amount received for his Seven Seas-Yukon shares exceeds the paid-up capital of the shares. Any deemed dividend paid to a dissenting shareholder who is not a resident of Canada will generally be subject to a 25% Canadian withholding tax (reduced to 15% under the Canada -- United States Income Tax Convention). The remainder of the amount paid to the shareholder (i.e., the amount received less the amount of the deemed dividend) will be treated as proceeds of disposition of the shares for the purpose of computing capital gains or losses.

RIGHTS OF DISSENTING SHAREHOLDERS


     Under Yukon law, you may dissent with respect to the proposal to move Seven Seas to the Cayman Islands. If you dissent, we will pay you the fair value of your shares in cash. To dissent and be paid, you must follow the proper procedures set out on page 10. If you do not follow the proper procedures, you will lose your right to dissent. For example, you can lose your right to dissent by:


     - voting in favor of the continuation;

     - failing to send us a dissent notice before the shareholders meeting; or

     - failing to make a proper payment demand after the continuation.

     We may postpone or abandon the proposal to change our place of domicile for any reason. If, following shareholder approval of the continuation, the board of directors determines not to proceed with the application for continuation of Seven Seas-Yukon as a Cayman Islands company, the right of dissenting shareholders to receive payment for their shares is suspended.

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

                                  RISK FACTORS

     In considering whether to vote for approval of the continuation, you should consider carefully the following risks related to the continuation, in addition to the other information in this proxy statement/ prospectus.

RISKS RELATED TO THE CONTINUATION

OUR BELIEF THAT THE CONTINUATION WILL NOT BE TAXABLE TO U.S. SHAREHOLDERS IS BASED ON ASSUMPTIONS THAT MAY BE INCORRECT; SHAREHOLDERS WITH A LOSS WILL NOT BE ABLE TO RECOGNIZE THE LOSS.


     Based on certain assumptions set forth in the "Material Tax Consequences" section beginning on page 14, we believe that the continuation generally will not be taxable to those U.S. shareholders of Seven Seas-Yukon who have a gain on their shares. U.S. shareholders with a loss on their shares will not be able to recognize that loss in the continuation. If any of the assumptions set forth in "Material Tax Consequences" is incorrect, U.S. shareholders of Seven Seas-Yukon shares could recognize taxable ordinary income or capital gain as a result of the continuation. For more detailed discussion of these and other tax consequences of the continuation, see "Material Tax Consequences -- U.S. Federal Income Tax Consequences" starting on page 14.


THE CONTINUATION COULD RESULT IN A TAX LIABILITY TO SEVEN SEAS.

     Based on certain assumptions set forth in the "Material Tax Consequences" section, we believe that Seven Seas-Yukon will not be subject to U.S. tax on the gain, if any, on the assets of Seven Seas. If any of the assumptions set forth in "Material Tax Consequences" is incorrect, Seven Seas-Yukon could recognize ordinary income or capital gain for U.S. tax purposes as a result of the continuation. Seven Seas-Yukon will be subject to Canadian income tax on the gain, if any, on its assets and to a 25% Canadian tax on the amount, if any, by which the value of Seven Seas' assets, net of certain liabilities, exceeds the paid-up capital of its outstanding shares. The value of its assets will be determined by appraisal. On the basis of our preliminary appraisal, we do not believe that the continuation will result in any significant Canadian tax liability to Seven Seas. Our appraisal, however, will not be binding on the tax authorities and they may argue that the value of our assets is higher than we determine.

SEVEN SEAS-CAYMAN SHARES WILL BE "FOREIGN PROPERTY" UNDER CANADIAN TAX LAWS.


     The Seven Seas-Cayman shares will be "foreign property" for the purpose of
Part XI of the Income Tax Act (Canada) (the "Canadian Tax Act"). Part XI of the Canadian Tax Act imposes a penalty tax on certain Canadian pension funds, deferred income plans and other tax-exempt investors which generally applies when the cost of "foreign property" held by the plan or other investor exceeds 25% (30% after 2000) of the total cost of all its property. Depending on each tax-exempt investor's other holdings of foreign property, continuing to hold Seven Seas -- Cayman shares after the continuation could cause the investor to be subject to the tax. See "Material Tax Consequences -- Canadian Federal Income Tax Consequences on page 19."


YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE AS A RESULT OF THE CONTINUATION.


     Because of differences in Cayman Islands law and Yukon law and certain changes that will be made to Seven Seas' governing documents in connection with the continuation, your rights as a shareholder will change if the continuation is completed. For a description of these differences, see "Description of Securities and Comparison of Your Rights under Yukon and Cayman Law" starting on page 23.


THE MARKET FOR THE SEVEN SEAS-CAYMAN SHARES MAY DIFFER FROM THE MARKET FOR THE SEVEN SEAS-YUKON SHARES.

     We intend to list the Seven Seas-Cayman shares on the American Stock Exchange under the symbol "SEV," the same trading symbol as the Seven Seas-Yukon shares. However, we will apply to delist our

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

shares from The Toronto Stock Exchange, where the Seven Seas-Yukon shares are also currently listed. Upon completing the delisting and the continuation becoming effective, Seven Seas-Cayman's shares will not be listed on The Toronto Stock Exchange. The market price, trading volume or volatility of the Seven Seas-Cayman shares could be different than those of the Seven Seas-Yukon shares.

THE ABILITY TO CLAIM AND ENFORCE CIVIL LIABILITIES AGAINST US MAY BE MORE DIFFICULT.


     Seven Seas-Cayman will be a Cayman Islands company and more than 99% of our assets will be located outside the U.S. As a result, investors could experience more difficulty enforcing judgments obtained against us in U.S. and Canadian courts than is currently the case for Seven Seas-Yukon. In addition, some claims may be more difficult to bring against Seven Seas-Cayman in Cayman Islands courts than similar claims against a Canadian corporation in U.S. or Canadian courts. For example, a shareholder may only in very special circumstances have a personal cause of action for breach of duty against the directors or other shareholders or third parties. Also, Cayman Islands courts ordinarily would be expected to limit the circumstances in which a minority shareholder could commence an action against or a derivative action in the name of the company. See "Description of Securities and Comparison of Your Rights under Yukon and Cayman Law -- Shareholders Suits" on page 31.


RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY.

     We commenced our operations in 1995 and have only a limited operating history. Accordingly, we have limited historical financial and operating information upon which to base an evaluation of our performance. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies in the early stages of development.

WE HAVE HISTORICAL OPERATING LOSSES.


     Since the date of our inception through March 31, 2000, we have incurred cumulative losses of $112.0 million. Our only production, as of March 31, 2000, has been approximately 793,000 barrels (273,000 barrels net to Seven Seas) of oil from test production. We do not expect to have continuous production transported through pipeline prior to mid-2001. Therefore, estimates of proved reserves and the level of future production attributable to such reserves are difficult to determine. We cannot assure you of the volume of recoverable reserves. Our business will continue to require substantial expenditures. We cannot be certain that we will achieve or sustain profitability or positive cash flows from operating activities in the future.


WE HAVE SUBSTANTIAL INDEBTEDNESS AND DO NOT HAVE ENOUGH REVENUES TO PAY OUR
DEBTS.


     As of March 31, 2000, we had $110 million of outstanding indebtedness. The debt consisted of 12 1/2% senior notes due 2005. Under certain circumstances, we may, or our subsidiaries may, become further indebted. This much debt could pose substantial risks to our business. The indebtedness may require us to use available funds for payment of principal and interest instead of further developing our properties. The debt could also inhibit our ability to raise additional capital. It is possible that we will not have enough cash flow from our operations to pay the principal and interest on our debt. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity and Capital Resources" on page 73.



SEVEN SEAS' SHARE OF THE COST OF DEVELOPING THE GUADUAS FIELD ON A SOLE-RISK BASIS WITHOUT PARTICIPATION BY ECOPETROL EXCEEDS THE AMOUNT OF DEBT WE CAN INCUR THAT COULD BE SENIOR TO OUR $110 MILLION SENIOR NOTES.



     In May 2000, Ecopetrol, the Colombian national oil and gas company, informed us of its decision not to participate in the development of the Guaduas field at this time. Proceeding on a sole-risk basis, without Ecopetrol's participation, will require Seven Seas and our contract partners to pay 100% of the costs of developing the Guaduas field. The cost of proceeding on a sole-risk basis to Seven Seas,


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


individually, will be approximately $35.6 million over the next two to three years See "Management's Discussion and analysis of Financial Condition and Results of Operation -- Financing the Go Forward Strategy" on page 72.


WE DO NOT HAVE ANY SIGNIFICANT INCOME-PRODUCING PROPERTY.


     We are a development stage company under the SEC's accounting rules because we are devoting substantially all of our efforts to establishing a new business and have produced no significant revenue from the business. We do not have any significant income-producing property. Our principal assets are in the early stages of exploration and development. Since the date of our inception through March 31, 2000, we have incurred cumulative losses of $112.0 million. Because we continue to explore and develop, we expect to continue to incur losses. Assuming we can borrow at an acceptable rate, we expect the amount of our debt to increase until production increases enough to cover our operating expenses. Our only oil sales have been from production testing on our Colombian wells.


ANY CASH FLOW WE EXPERIENCE MAY BE USED TO PAY OUR EXISTING DEBTS AND WE MAY NOT HAVE THE CASH FLOW WE NEED FOR OTHER PURPOSES.

     Any cash flow generated from our operations will likely be used to pay our debt. As a result, we may not have the cash flow available for other purposes. Additionally, our debt may affect our ability to finance our future operations and capital needs.

IN ORDER TO MARKET PRODUCTION, WE WILL NEED PRODUCTION FACILITIES AND PIPELINES.


     We cannot market our production without proper production facilities and pipelines. We depend on the availability and capacity of gathering systems, pipelines, compression and production facilities. We must have adequate storage, separation and reinjection facilities. If these facilities are not available or they are not large enough, we could have to shut in producing wells, which means we would temporarily stop production from some wells even though the wells are capable of producing oil. We also could have to delay or discontinue our development plans. We do not currently have any contracts for the construction of production facilities or pipelines. See "Business -- Our Current Strategy" on page 37 and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Go Forward Strategy" beginning on page 70.


COLOMBIAN ENVIRONMENTAL LAWS HAVE DELAYED OUR OPERATION IN THE PAST AND MAY DO SO AGAIN IN THE FUTURE.

     Colombian environmental laws require us to get an environmental permit or approval before we conduct seismic operations, drill wells or construct pipelines. Our operations have been delayed in the past while we tried to get environmental permits and they are currently delayed. We do not know how long the delay will last. Our operations could be delayed again for the same reason. Failure to get the necessary licenses and permits may also prevent us from getting alternative financing. During 1999, total environmental costs were $1.0 million gross ($0.6 million net to Seven Seas).

POLITICAL AND ECONOMIC UNCERTAINTY IN COLOMBIA COULD WORSEN AT ANY TIME AND OUR OPERATIONS COULD BE DELAYED OR DISCONTINUED.

     Our business is subject to political and economic risks, including:

     - loss of revenue, property and equipment as a result of unforeseen events like expropriation, nationalization, war and insurrection;

     - risks of increases in import, export and transportation regulations and tariffs, taxes and governmental royalties;

     - renegotiation of contracts with governmental entities;

     - changes in laws and policies governing operations of foreign-based companies in Colombia;

     - exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations;

     - laws and policies of the United States affecting foreign trade, taxation and investment; and

     - the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

     Our operations have not been disrupted by guerrilla activity. We do not know how guerrilla activity will affect us in the future, or what steps, if any, the Colombian government may take in response to guerrilla activities.

A PORTION OF OUR PROPERTIES ARE LOCATED IN A FOREST RESERVE AREA.


     Inderena, the predecessor to the Colombian Ministry of Environment, declared a forest reserve in an area that covers a portion of the Guaduas field. Obtaining permits to drill wells and build roads and other necessary facilities likely will be more difficult in this area. Further, a Guaduas municipality has separately declared a forest reserve in this area that would prevent drilling. Unless we are successful in contesting the authority of the municipality, we would be prevented from drilling the deeper formations below the Guaduas field on a portion of our contract acreage. See "Business -- Regulation -- Colombian Forest Reserve" on page 39.


IF WE DO NOT SATISFY THE WORK REQUIREMENTS OF OUR ASSOCIATION CONTRACTS, THE COLOMBIAN GOVERNMENT MAY TERMINATE ALL OR PART OF THE CONTRACTS.


     Our Colombian association contracts have certain work requirements. For more information on the specific contract terms and obligations, see
"Property -- Colombian Properties" on page 42. We may not be able to satisfy our contractual obligations. If we do not comply with the work requirements of the association contracts, or successfully renegotiate the terms, Empresa Colombiana de Petroleos, which is generally referred to as Ecopetrol, may terminate all or part of one or more of our contracts.


OUR PLANS AND STRATEGY WILL CHANGE AS CONDITIONS DICTATE.


     We are still a development stage company. Our ability to make plans and forecasts is affected by numerous factors, many of which are beyond our control. As an example, we did not meet our announced schedule for 1998 or 1999. See "Business -- Our Current Strategy" on page 37 and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- 1999 in Review" starting on page 69.


THE U.S. HAS IMPOSED IN THE PAST, AND MAY IMPOSE IN THE FUTURE, ECONOMIC AND TRADE SANCTIONS AGAINST COLOMBIA.

     The United States has imposed economic and trade sanctions against Colombia in the past, and may impose sanctions against Colombia in the future. Every year, the President of the United States reviews designated foreign countries for certification, including Colombia, and decides whether those countries have cooperated with the United States to prevent drug trafficking. In 1995, 1996, 1997 and 1998, the President found that Colombia had not taken sufficient steps to prevent drug trafficking and denied certification. As a result of Colombia's failure to receive U.S. certification, the U.S. imposed the following sanctions:

     - withholding all bilateral economic assistance;

     - blocking loans from the Export-Import Bank of the United States and the Overseas Private Investment Corporation; and

     - voting against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

     Although Colombia received certification in February 1999 and in March 2000, if the United States imposes sanctions against Colombia again, we may not be able to get the financing we need to develop our Colombian properties. Sanctions by the United States could also cause Colombia to retaliate against us by nationalizing our Colombian assets.

OUR OPERATIONS ARE CONCENTRATED IN COLOMBIA.


     Our oil and gas properties are concentrated in Colombia. All of our proved reserves are located in the capital state of Cundinamarca. As of December 31, 1999, all of our proved reserves were attributable to the Guaduas field. Due to our concentration in and reliance on such operations for our future cash flow, if our operations in Colombia were adversely affected, we would experience a material adverse effect.

                       MARKET PRICE OF OUR COMMON SHARES

     Our common shares have been listed on the American Stock Exchange under the symbol "SEV" since January 9, 1998. They have been listed on The Toronto Stock Exchange in Toronto, Ontario, Canada under the symbol "SVS.U" since February 10, 1997. From June 30, 1995 through February 7, 1997, our common shares traded on the Canadian Dealing Network under the symbol "SVSE.U."

     The following table summarizes the high and low sales prices for each full quarterly period within the two most recent fiscal as reported on The Toronto Stock Exchange. The prices listed below are stated in U.S. dollars, which is the currency in which they were quoted:


                                                               HIGH     LOW
                                                              ------   ------
1998
First Quarter...............................................  $31.40   $15.75
Second Quarter..............................................   26.75    17.75
Third Quarter...............................................   21.10     8.60
Fourth Quarter..............................................    9.75     4.75
1999
First Quarter...............................................  $ 9.10   $ 3.60
Second Quarter..............................................    5.05     2.65
Third Quarter...............................................    4.05     2.36
Fourth Quarter..............................................    3.15     1.51
2000
First Quarter...............................................  $ 3.00   $ 1.50
Second Quarter..............................................    2.25     0.80


     The following table summarizes the high and low sales prices as reported on the American Stock Exchange for the periods listed below.


                                                               HIGH     LOW
                                                              ------   ------
1998
First Quarter (since January 9, 1998).......................  $31.25   $16.44
Second Quarter..............................................   26.63    17.13
Third Quarter...............................................   21.63     8.50
Fourth Quarter..............................................   10.00     4.63
1999
First Quarter...............................................  $ 9.25   $ 3.56
Second Quarter..............................................    5.13     2.50
Third Quarter...............................................    4.19     2.50
Fourth Quarter..............................................    3.19     1.50
2000
First Quarter...............................................    3.19     1.75
Second Quarter..............................................    2.06     0.94



     The American Stock Exchange and The Toronto Stock Exchange reported the closing sale price of the common shares on July 10, 2000, as $1.25 per share and $1.25 per share, respectively. The number of shareholders of record on March 22, 2000, was approximately 568. Approximately 90% of our shares are held by U.S. residents. We have never declared or paid cash dividends on our common shares. We expect to retain all earnings in the foreseeable future for the development of our business.

                               THE ANNUAL MEETING

TIME, PLACE AND DATE


     The annual meeting of the Seven Seas-Yukon shareholders will be held in the auditorium at the Marathon Oil Tower Conference Center, 5555 San Felipe,
Houston, Texas 77056 at 9:00 a.m. Central Daylight Time, on          , 2000.
This information circular constitutes notice of the annual meeting as is required by Yukon law and our by-laws.


PROPOSALS

     At the annual meeting, shareholders will be asked to vote on the following proposals:

     - re-election of the members of the board of directors for one-year terms, until the next annual meeting of shareholders or until their successors are duly elected and qualified;

     - ratification of Arthur Andersen LLP as our independent public accountants for the 2000 fiscal year;

     - approval of the continuation; and

     - any other matters that may properly come before the meeting.

The proposed Memorandum of Association and Articles of Incorporation are attached as Annexes A and B. A vote approving the continuation will also count as a vote approving the amendment of our governing documents. We know of no other matters that are likely to be brought before the annual meeting.

QUORUM

     The presence, in person or by proxy, of two shareholders holding at least 5% of our outstanding common shares entitled to vote at the annual meeting will constitute a quorum. Abstentions and "broker non-votes" will be counted as present for purposes of determining whether there is a quorum at the annual meeting.

RECORD DATE


     Only shareholders of record at the close of business on          , 2000, as
shown in Seven Seas-Yukon's records, will be entitled to notice of, and to vote, or to grant proxies to vote, at the annual meeting.


VOTES REQUIRED

     Shareholders holding common shares are entitled to one vote at the annual meeting for each common share held. Approval of the continuation requires the affirmative vote of shareholders holding at least two-thirds of our outstanding shares that are represented at the annual meeting. Election of directors is by plurality. Approval of independent public accountants requires approval of a majority of the shareholders represented at the meeting. Under the rules of the American Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on many routine proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters like the continuation. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to the approval and adoption of the continuation, i.e., "broker non-votes".

     As of the record date for the annual meeting, we had      common shares
outstanding and entitled to vote at the meeting. As of the record date, our directors and executive officers and their affiliates owned, in the aggregate,
approximately      common shares, which represent approximately   % of our
outstanding common shares. These people have told us that they intend to vote their shares in favor of the continuation.

RIGHTS OF DISSENTING SHAREHOLDERS

     To exercise dissenter's rights in respect of the resolution to approve the continuation, a shareholder must make written demand for the appraisal of his common shares prior to the meeting, as provided in Section 193 of the Yukon Business Corporations Act. A shareholder who elects to exercise dissenter's rights should mail or deliver its written demand to Seven Seas Petroleum Inc. at 5555 San Felipe, Suite 1700, Houston, Texas 77056, Attn: Director of Investor Relations. The demand should specify the shareholder's name and mailing address, the number of common shares of Seven Seas-Yukon owned and that the shareholder is demanding payment of the fair value of its shares.

     Section 193 of the Yukon Business Corporations Act applies after a shareholder holding Seven Seas-Yukon common shares has given notice of dissent. Voting against the continuation is not sufficient to satisfy the notice requirements. If a shareholder exercises his rights in connection with the continuation under Section 193, any common shares of Seven Seas-Yukon affected by those rights will be converted into the right to receive the fair value of the shares determined in accordance with Section 193.

     The dissent procedure provided by Section 193 of the Yukon Business Corporations Act is summarized in Annex C and shareholders who may wish to dissent are referred to that Annex. A dissenting shareholder may only exercise the right to dissent under Section 193 of the Yukon Business Corporations Act in respect of shares which are registered in that shareholder's name. Failure by a dissenting shareholder to adhere strictly to the requirements of Section 193 of the Yukon Business Corporations Act may result in the loss of such dissenting shareholder's rights under that section. A dissenting shareholder may be subject to tax under the Income Tax Act (Canada) as described under "Material Tax Consequences -- Canadian Federal Income Tax Consequences." A dissenting shareholder who is a U.S. shareholder (as defined under "Material Tax Consequences -- U.S. Federal Income Tax Consequences") may also be subject to U.S. tax.

     If any dissenting shareholder withdraws or loses his right to appraisal, his shares will become ordinary shares of Seven Seas-Cayman in the continuation. A shareholder will lose his right to dissent if the shareholder votes in favor of the continuation or fails to vote against the continuation.

PROXIES

     A proxy card was sent to each shareholder of record of Seven Seas-Yukon as of the record date. If you properly received a proxy card, you may grant a proxy to vote on the proposals to be considered at the meeting by marking your proxy card appropriately, executing it in the space provided, and returning it to Seven Seas-Yukon. If you hold your Seven Seas-Yukon shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

     If you have timely submitted a properly executed proxy card and clearly indicated your votes, your shares will be voted as indicated. IF YOU HAVE TIMELY SUBMITTED A PROPERLY EXECUTED PROXY CARD AND HAVE NOT CLEARLY INDICATED YOUR VOTES, YOUR SHARES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE CONTINUATION, FOR THE RE-ELECTION OF THE NOMINEES SET FORTH ABOVE TO SERVE AS DIRECTORS AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN.


     THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE DIRECTORS AND OFFICERS OF SEVEN SEAS-YUKON. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER), OTHER THAN THE PERSONS NAMED, AS THE PROXY. THE SHAREHOLDER MAY EXERCISE THIS RIGHT EITHER BY INSERTING THAT PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE ACCOMPANYING FORM OF PROXY AND STRIKING OUT THE OTHER NAMES OR BY COMPLETING ANOTHER PROPER FORM OF PROXY. To be effective,
proxies must be received before 5:00 p.m. (Eastern Daylight Time) on          ,
2000, by Montreal Trust Company of Canada, Proxy Department, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1.


     IF AMENDMENTS OR VARIATIONS ARE MADE TO THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING, OR IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING FOR CONSIDERATION, THE PERSONS NAMED IN THE PROXY CARD WILL HAVE THE DISCRETION TO VOTE ON THESE MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

At the date of this document, management knows of no such amendments or variations or other matters that may properly come before the annual meeting. Proxies voted against the proposal to approve the continuation will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional proxies.

REVOCATION OF PROXY

     You may revoke your proxy card at any time prior to its exercise by:

     - giving written notice of the revocation to (i) the Secretary of Seven Seas-Yukon at the registered or principal office of Seven Seas, on or before the close of business on the last business day prior to the date of the meeting or any adjourned meeting, or (ii) the Chairman of the meeting on the day of the meeting or any adjourned meeting;

     - appearing and voting in person at the annual meeting;

     - properly completing and executing a later-dated proxy and delivering it to the Secretary of Seven Seas-Yukon or the Chairman of the meeting at or before the annual meeting; or

     - any other manner permitted by law.

     Your presence without voting at the annual meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your Seven Seas-Yukon shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

VALIDITY

     Representatives of Montreal Trust Company of Canada, the registrar and transfer agent of Seven Seas-Yukon, will act as scrutineers at the meeting and will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of proxy cards. Their determination will be final and binding. The board of directors of Seven Seas-Yukon has the right to waive any irregularities or conditions as to the manner of voting. Seven Seas-Yukon may accept your proxy by any form of communication permitted by Yukon law so long as Seven Seas-Yukon is reasonably assured that the communication is authorized by you.

SOLICITATION OF PROXIES

     THE ACCOMPANYING PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SEVEN SEAS-YUKON. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by Seven Seas-Yukon.

     Proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Seven Seas-Yukon, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Seven Seas-Yukon shares held by those persons, and Seven Seas-Yukon will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

POSTPONEMENT OR ABANDONMENT OF THE CONTINUATION

     Our board of directors may postpone or abandon the continuation for any reason. We may abandon the continuation even after shareholder approval at any time, until the continuation becomes effective.

SHAREHOLDER PROPOSALS


     Proposals of shareholders intended to be presented at our 2001 Annual Meeting of Shareholders must be received by us at our principal executive office
by          , 2000 in order for the proposals to be included in our management information circular and form of proxy for the 2001 meeting. Any notice of shareholder proposal received after that date will be considered untimely. Shareholders submitting proposals for future annual meetings should address them to the Secretary, Seven Seas Petroleum Inc., Suite 1700, 5555 San Felipe, Houston, Texas 77056.


                                THE CONTINUATION

     The board of directors has unanimously approved and recommends that you approve a proposed corporate continuation. Seven Seas-Yukon will become a Cayman Islands company pursuant to a continuation procedure under Yukon and Cayman Islands law. This procedure allows the Yukon corporation to become a Cayman Islands company while continuing its existence uninterrupted.

     After the continuation, you will continue to own an interest in a company which, together with its subsidiaries, will be engaged in the same businesses that Seven Seas-Yukon and its subsidiaries were engaged in before the continuation. Your proportionate ownership and relative voting rights will not change as a result of the continuation.

REASONS FOR THE CONTINUATION

     Although we are a Yukon corporation, most of our shareholders are not Canadian. All of our oil and gas revenues are from non-Canadian and non-U.S. operations. We maintain offices and other facilities outside the U.S. in Bogota and Guaduas, Colombia. We have decided that now is an opportune time to change our domicile because the related tax cost is likely to be minimal. See "Material Tax Consequences."

     We believe that continuing Seven Seas as a Cayman Islands company will give us advantages not currently available to us. In particular, we believe the continuation:

     - will give us greater flexibility in seeking to lower our future worldwide effective corporate tax rate because the Cayman Islands imposes no corporate income tax;

     - may increase our access to international capital markets and cause our securities to become more attractive to non-Canadian and non-U.S. investors, thus broadening our investor base. The process of implementing the continuation could enhance our recognition by the international investment investors, investment banks and financial media, which may translate into an increased level of investment by non-Canadian and non-U.S. investors. In addition, more favorable tax treatment for non-U.S. shareholders following the continuation could further our ability to attract foreign investors;

     - may result in a more favorable corporate structure for expansion of our current business through creation of foreign joint ventures and future acquisition opportunities;

     - will reduce costs by eliminating preparation of Canadian GAAP financial statements, Canadian GAAP reconciliation of our financial statements and completion of separate Canadian continuous disclosure forms.

     Additionally, Canada's withholding taxes impose an extra cost on some types of financial arrangements. For example, there is generally a 10% to 15% Canadian withholding tax payable on interest and dividend payments made by Seven Seas-Yukon to U.S. investors. This withholding tax discourages us from issuing convertible debt with a term to maturity of less than five years or convertible preferred stock.

HOW THE CONTINUATION WILL TAKE PLACE

     Prior to the meeting date, we will apply to the Registrar appointed under the Yukon Business Corporations Act for a letter of satisfaction that authorizes us to continue as a Cayman Islands company. If shareholders approve the continuation at the meeting, we will then file the Articles of Association and Memorandum of Association for Seven Seas-Cayman with the Registrar of Companies in the Cayman Islands. The continuation of Seven Seas-Yukon as Seven Seas-Cayman will become effective once these documents and other supporting information are accepted by the Registrar of Companies. A certificate of discontinuance will be issued concurrently by the Registrar appointed under the Yukon Business Corporations Act to confirm that Yukon law no longer governs the company.

     Our board of directors will have the discretion to abandon the application for continuation of Seven Seas-Yukon as a Cayman Islands company at any time after shareholder approval is obtained until the continuation becomes effective without obtaining any further approval from shareholders. Our board of directors may make this determination for any reason.

     In the continuation, each outstanding Seven Seas-Yukon share will become one Seven Seas-Cayman share. As a result of the continuation, Seven Seas-Yukon will continue its existence without interruption as a Cayman Islands company rather than a Yukon Territory corporation. Seven Seas-Cayman's Memorandum and Articles of Association will be the governing organization documents.

AFTER THE CONTINUATION

Stock Certificates

     Stock certificates representing Seven Seas-Yukon shares will, at the effective time of the continuation, represent the same number of Seven Seas-Cayman shares. You will not be required to exchange your stock certificates as a result of the continuation. Should you desire to sell some or all of your Seven Seas-Cayman shares after the continuation becomes effective, delivery to the new registered office of Seven Seas-Cayman of the stock certificate or certificates which previously represented Seven Seas-Yukon shares will be sufficient.

     Following the continuation, certificates bearing the name of Seven Seas-Cayman will be issued in the normal course upon surrender of outstanding Seven Seas-Yukon certificates for transfer or exchange. If you surrender a certificate representing Seven Seas-Yukon shares for exchange or transfer and new certificates are to be issued in a name other than that appearing on the surrendered certificate, the surrendered certificate must be accompanied by (1) all documents required to evidence and effect the transfer and (2) evidence that any applicable stock transfer taxes have been paid.

Dividends

     Seven Seas-Yukon has not declared or paid any cash dividends on its capital stock since its inception and we do not expect Seven Seas-Cayman to pay any cash dividends in the foreseeable future. We currently intend for Seven Seas-Cayman to retain future earnings, if any, to service debt and finance the expansion of our business.

STOCK EXCHANGE LISTING

     Our common shares are currently listed on the American Stock Exchange and The Toronto Stock Exchange. There is currently no established public trading market for the ordinary shares of Seven Seas-Cayman. We have made application so that, immediately following the continuation, the ordinary shares of Seven Seas-Cayman will be listed on the American Stock Exchange under the symbol "SEV," the same symbol under which the Seven Seas-Yukon common shares are currently listed.

     We intend to delist our shares from The Toronto Stock Exchange upon the continuation becoming effective because of the light trading in our shares on that exchange and the cost and other burdens of maintaining that listing. We plan to request that The Toronto Stock Exchange approve the delisting of our shares. We expect that the exchange will provide its conditional approval of the delisting prior to the date of our annual meeting.

                           MATERIAL TAX CONSEQUENCES

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of McAfee & Taft A Professional Corporation, our United States counsel, the following are the material U.S. federal income tax consequences of the continuation applicable to Seven Seas-Yukon and any U.S. shareholder of Seven Seas-Yukon that is:

     - a citizen or resident of the United States;

     - a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     A non-U.S. shareholder is any shareholder other than a U.S. shareholder.

     We are providing a summary of material income tax consequences. However, this summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the continuation. This summary assumes that the Seven Seas-Yukon shares converted in the continuation are held as a capital asset. Shares will generally be held as a capital asset unless such shares are held by a dealer in securities. You should consult your own tax advisor about whether you hold your Seven Seas-Yukon shares as a capital asset.

     The summary is based on current provisions of the U.S. Internal Revenue Code, current and proposed Treasury regulations and administrative and judicial rulings and decisions as of the date of this information circular, all of which are subject to change, possibly on a retroactive basis. We have neither sought nor obtained an advance income tax ruling from the U.S. Internal Revenue Service.

     This summary does not address the tax treatment of the continuation under applicable state, local, foreign or other tax laws and generally does not take account of rules that may apply to shareholders that are subject to special treatment, including, without limitation:

     - insurance companies, dealers in securities, some retirement plans, financial institutions, tax exempt organizations, holders of securities held as part of a "straddle," "hedge" or "conversion transaction" with other investments and taxpayers whose functional currency is not the U.S. dollar;

     - shareholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

     - some expatriates or former long-term residents of the United States.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO SEVEN SEAS-YUKON

     The continuation of Seven Seas-Yukon as Seven Seas-Cayman, will be characterized for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code. Pursuant to Section 367(b) of the Code, and related Treasury regulations, Seven Seas-Yukon will be treated as transferring all of its assets to Seven Seas-Cayman in exchange for the assumption by Seven Seas-Cayman of all liabilities of Seven Seas-Yukon. We will not, as a result of the continuation, recognize gain or loss for U.S. income tax purposes.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF SEVEN SEAS-YUKON

Receipt of Seven Seas-Cayman shares by shareholders owning less than 5% of Seven Seas-Cayman

     Under Section 367 of the U.S. Internal Revenue Code, and related Treasury regulations, U.S. shareholders who own, directly and by attribution, less than 5% of the shares of Seven Seas-Cayman immediately after the continuation will generally recognize no gain or loss on the transaction. U.S. shareholders with a loss on their Seven Seas-Yukon shares will, however, be able to carry over their basis to their Seven Seas-Cayman shares, thus preserving the loss.

     The basis of the Seven Seas-Cayman shares received in exchange for Seven Seas-Yukon shares will be equal to the basis of Seven Seas-Yukon shares exchanged. The holding period of the Seven Seas-Cayman shares will include the period those shareholders held their Seven Seas-Yukon shares.

Receipt of Seven Seas-Cayman shares by shareholders owning 5% or more of Seven Seas-Cayman

     Under Section 367 of the U.S. Internal Revenue Code, and related Treasury regulations, U.S. shareholders who own, directly and by attribution, 5% or more of the shares of Seven Seas-Cayman immediately after the continuation may be required to file with the U.S. Internal Revenue Service a "gain recognition agreement" in order to defer their gain, if any, on their Seven Seas-Yukon shares. Although we believe that such shareholders should not be required to file such an agreement in order to defer their gain, Treasury Regulations with respect to this issue are unclear. Therefore, such shareholders should consult their own tax advisor to determine whether to file such an agreement.

     Five percent U.S. shareholders with a tax loss on their Seven Seas-Yukon shares will not be able to recognize the loss as a result of the continuation. Such shareholders, however, will be able to carry over their basis to their Seven Seas-Cayman shares, thus preserving the tax loss.

     The basis of the Seven Seas-Cayman shares received in exchange for Seven Seas-Yukon shares will be equal to the basis of Seven Seas-Yukon shares exchanged. The holding period of the Seven Seas-Cayman shares will include the period for which those shareholders held their Seven Seas-Yukon shares.


Recognition of Gain by PFIC Shareholders under Certain Circumstances



     Sections 1291 through 1298 of the U.S. Internal Revenue Code contain special rules applicable to shareholders of foreign corporations that are "passive foreign investment companies". A corporation is a passive foreign investment company ("PFIC") if 75% or more of its gross income in a taxable year is passive income. Gross income for that calculation includes the pro rata share of the gross income of any company in which the corporation is considered to own 25% or more of the shares by value.



     Alternatively, a corporation is considered to be a PFIC if at least 50% of its assets averaged over the year in any taxable year are held for the production of, or produce, passive income. Assets for that calculation include the pro rata share of the assets of any company in which the corporation is considered to own 25% or more of the shares by value.



     We believe that Seven Seas Yukon was a PFIC during 1998. Special rules apply to U.S. shareholders who owned shares of Seven Seas Yukon during this year ("PFIC Shareholders").



     In general, PFIC Shareholders are potentially subject to tax liability upon any disposition of their shares. Under proposed IRS regulations, the continuation will not result in a taxable disposition of shares by PFIC Shareholders, provided that the continuation qualifies as an "F" reorganization under the Internal Revenue Code.



     We believe the continuation will qualify as an F reorganization, unless shareholders owning 1% or more of the shares of Seven Seas Yukon exercise their dissenter's rights as outlined above. Although the law is unclear, the IRS may take the position that the continuation does not qualify as an F reorganization if shareholders owning 1% or more of the shares exercise dissenter's rights.

     We do not anticipate that a significant number of Seven Seas Yukon shares will be the subject of the dissent procedure outlined above. However, if shareholders holding 1% or more of the Seven Seas Yukon shares elect to exercise their dissenter's rights, PFIC Shareholders may be required to pay tax at the highest rate applicable to ordinary income on some or all of their gain, if any, plus interest on the tax.



     Because the application of these rules is dependant upon a shareholder's individual circumstances, PFIC Shareholders who have a gain on their shares should consult with their own tax advisors to determine the tax consequences applicable to them if the continuation does not qualify as an F reorganization.


Reporting requirements

     In addition to the return and reporting requirements imposed on taxpayers generally, the U.S. Internal Revenue Code and regulations prescribe additional requirements that may be applicable to shareholders of Seven Seas-Yukon. Under
Section 6038B of the U.S. Internal Revenue Code, a U.S. shareholder will be subject to penalties if that shareholder fails to report in the transaction on that shareholder's federal income tax return for the taxable year of the transaction.

     If a U.S. shareholder recognizes less than all of its gain on its shares, the U.S. shareholder must file a notice under Section 367(b) with the IRS on or before the due date, including extensions, of the shareholder's return for the taxable year containing the date of the exchange. If the filing requirements are not met, the U.S. shareholder generally may be required to recognize all of its gain on its Seven Seas-Yukon shares exchanged for Seven Seas-Cayman shares, if not otherwise required to be recognized by reason of the transaction.

United States federal income taxation of dividends

     A U.S. shareholder will be required to include in gross income as ordinary income the amount of any distribution paid on Seven Seas-Cayman shares on the date the distribution is received, to the extent the distribution is paid out of Seven Seas-Cayman's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. These dividends generally will not be eligible for the dividends received deduction allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. Distributions in excess of those earnings and profits will be applied first to reduce the U.S. shareholder's tax basis in its shares. To the extent the distribution exceeds that U.S. shareholder's tax basis, the excess will constitute gain from a deemed sale or exchange of the shares.

     For U.S. foreign tax credit purposes, dividends on the shares will generally constitute "passive income" or, in the case of some U.S. shareholders, "financial services income."

Classification of Seven Seas-Cayman as a controlled foreign corporation

     A U.S. shareholder who owns, directly and by attribution, 10% or more of the shares of Seven Seas-Cayman will be subject to special treatment if Seven Seas-Cayman is a controlled foreign corporation. Seven Seas-Cayman will be a controlled foreign corporation if 10% U.S. shareholders own, collectively, more than 50% of the voting power or value of Seven Seas-Cayman. A 10% U.S. shareholder of a controlled foreign corporation must include in its gross income some types of income earned by the controlled foreign corporation, regardless of whether any amounts were actually distributed to that shareholder. In addition, if the controlled foreign corporation has earnings invested in U.S. property, those earnings may also be taxed to a 10% U.S. shareholder prior to an actual distribution. Further, gain on the sale of stock in a controlled foreign corporation realized by a current 10% U.S. shareholder, or, in some cases, a former 10% U.S. shareholder, is treated as ordinary dividend income to the extent of its pro rata share of the controlled foreign corporation's accumulated undistributed earnings and profits.

     Under these rules, we do not expect Seven Seas-Cayman to be a controlled foreign corporation. While it is possible that Seven Seas-Cayman could, in the future, be treated as a controlled foreign corporation, so long as a shareholder of Seven Seas-Cayman is not a 10% U.S. shareholder, Seven Seas-Cayman's status as a controlled foreign corporation should have no adverse effect on the shareholder.

Passive foreign investment companies


     Sections 1291 through 1298 of the U.S. Internal Revenue Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies". In any particular year, we will be a passive foreign investment company if 75% or more of our gross income in the taxable year is passive income. Our gross income for that calculation includes the pro rata share of the gross income of any company in which we are considered to own 25% or more of the shares by value.


     Alternatively, we will be considered to be a passive foreign investment company if at least 50% of our assets averaged over the year in any taxable year are held for the production of, or produce, passive income. Our assets for that calculation include the pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value.


     The test for determining passive foreign investment company status are applied annually. Therefore it is possible to alternate between being a passive foreign investment company and not being a passive foreign investment company. U.S. shareholders who hold our shares during a period when we are a passive foreign investment company generally will be subject to the following rules even if we are not a passive foreign investment company in another period.



     We believe that we will not be a passive foreign investment company immediately after the continuation. However we believe that Seven Seas Yukon was a passive foreign investment company during 1998. Special rules apply to U.S. shareholders who owned shares of Seven Seas Yukon during 1998 and to any U.S. Shareholder who owns shares of Seven Seas Cayman during any future year in which the company is a passive foreign investment company ("PFIC Shareholder").



     Generally, a PFIC shareholder is subject to additional tax liability upon some distributions we make and upon disposition of the Seven Seas-Cayman shares at a gain. If those events occur, a PFIC shareholder would be liable to pay tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax. That tax calculation would be made as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the Seven Seas-Yukon or Seven Seas-Cayman shares. Additionally, U.S. shareholders who acquire our shares from a deceased PFIC Shareholder will be denied the normally available step-up of the income tax basis for the Seven Seas-Cayman shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent's basis, if lower.



     However, if a PFIC shareholder elects to treat Seven Seas-Yukon and Seven Seas-Cayman as a "qualified electing fund" for all taxable years during which the shareholder held shares and during which either Seven Seas Yukon or Seven Seas-Cayman was a passive foreign investment company, the tax effects described in the preceding paragraph would not apply. Instead, gain on the sale of Seven Seas-Cayman shares by that U.S. shareholder would be characterized as capital gain, and the denial of basis step-up at death would not apply. A shareholder of a qualified electing fund is required, for each taxable year, to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain. However, that shareholder could make a separate election to defer payment of taxes, but that deferral is subject to an interest charge. Seven Seas-Cayman, at the request of a shareholder electing to have Seven Seas-Cayman treated as a qualified electing fund, will comply with the applicable information reporting requirements.



     In some cases, a U.S. shareholder of publicly traded passive foreign investment company shares may elect to recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the shareholder's fair market value of the passive foreign investment company stock and the adjusted basis in the passive foreign investment company stock. Losses would be allowed only to the extent of net gain previously included by the U.S. shareholder under the election for prior taxable years. If the election were made, then the gain and loss rules described above would not apply for periods covered by the election.


     Additionally, if a passive foreign investment company ceases to be a passive foreign investment company, a shareholder can elect to avoid the continuing application of the passive foreign investment company rules by filing an election to recognize gain on the last day in which the corporation was a passive foreign investment company. A shareholder making such an election recognizes gain on the shareholders stock as though the stock had been sold on the last day of the last taxable year during which the corporation was a passive foreign investment company. The shareholder, however, is not allowed to recognize any loss as a result of making such an election. In general, PFIC Shareholders may make such an election within three years of the due date for the shareholders tax return for the shareholder's tax year that includes the last day of the last year for which the corporation was a passive foreign investment company. Shareholders desiring to make such an election are urged to consult with their own tax advisor.



     It is difficult to predict accurately future income and assets, which are relevant to determining whether we are a passive foreign investment company. Accordingly, we cannot assure you that we will not become a passive foreign investment company. U.S. shareholders who hold our shares during a period when we are a passive foreign investment company generally will be subject to the foregoing rules, even if we subsequently cease to be a passive foreign investment company.


     We cannot assure you that we will have timely knowledge of any future status as a passive foreign investment company. In this regard, Seven Seas does not assume any obligation to make timely disclosure with respect to passive foreign investment company status. If you are a U.S. shareholder, we urge you to consult your tax advisors about the passive foreign investment company rules, including qualified electing fund elections.

United States taxation of non-U.S. shareholders

     Except as described in "-- Information reporting and backup withholding" below, a non-U.S. shareholder generally will not be subject to U.S. federal income tax or withholding tax on gain realized, if any, on the exchange of Seven Seas-Yukon shares for Seven Seas-Cayman shares, unless:

     - the gain is effectively connected with the conduct of a trade or business and, in the case of a resident of a country which has a treaty with the U.S., the item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the U.S.; or

     - in the case of a non-U.S. shareholder that is an individual who holds the Seven Seas-Yukon shares as a capital asset, the shareholder is present in the U.S. for 183 or more days in the taxable year of the continuation and other required conditions exist.

     Except as described in "-- Information reporting and backup withholding" below, a non-U.S. shareholder will not be subject to U.S. federal income tax or withholding tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Seven Seas-Cayman shares, unless:

     - the dividends or gains are effectively connected with the conduct of a trade or business and, in the case of a resident of a country which has a treaty with the U.S., the item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, within the U.S.; or

     - subject to some exceptions, the non-U.S. shareholder is an individual who is present in the U.S. for 183 days or more during the taxable year of the sale and other required conditions exist.

Information reporting and backup withholding

     The exchange of Seven Seas-Yukon shares for Seven Seas-Cayman shares should not be subject to information reporting or backup withholding.

     U.S. shareholders generally are subject to information reporting requirements and may be subject to backup withholding with respect to dividends paid on the Seven Seas-Cayman shares. Those reporting requirements and backup withholding also may apply to the cash proceeds of a sale or an exchange of Seven Seas-Cayman shares.

     A non-U.S. shareholder generally is not subject to information reporting or backup withholding with respect to dividends paid on, or cash proceeds of a sale or exchange of, the Seven Seas-Cayman shares.

     The amount of any backup withholding from a payment to a shareholder is allowed as a credit against the shareholder's federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of McMillan Binch, Canadian counsel to Seven Seas-Yukon, the following is a summary of the principal Canadian federal income tax consequences of the continuation for Seven Seas-Yukon and holders of Seven Seas-Yukon shares. This summary is applicable to you if, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), you hold your Seven Seas shares as capital property at all relevant times and deal at arm's length with Seven Seas. This summary does not apply to you if you are or will be a foreign affiliate, within the meaning of the Canadian Tax Act, of any person resident in Canada, or a person of whom Seven Seas will be a foreign affiliate following the continuation. This summary is also not applicable to a corporation that is a "financial institution" for the purposes of the "mark-to-market" provisions of the Canadian Tax Act.

     Shares will generally be considered to be capital property to you unless such shares are held in the course of carrying on a business or are acquired in a transaction considered to be an adventure in the nature of trade. You should consult your tax advisor regarding whether you hold your Seven Seas-Yukon shares, and will hold you Seven Seas-Cayman shares, as a capital property.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency ("CCRA"). This summary takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date of this information circular. This summary does not otherwise take into account or anticipate any changes in the law, nor does it take into account provincial, territorial or foreign income tax legislation or consequences, which may differ from the Canadian federal income tax consequences described herein. No ruling has been obtained from the CCRA to confirm the tax consequences of any of the transactions contemplated in this information circular.

     This summary is based on the assumptions that shares of Seven Seas will continue to be listed on the American Stock Exchange and that, following the continuation, the central management and control of Seven Seas-Cayman will rest outside Canada.

     This summary may not address all of the Canadian federal income tax consequences of the continuation that may be relevant to you. You should consult your tax advisor to determine how the transactions contemplated by this information circular affect your particular situation.

Taxation of Seven Seas

     The continuation of Seven Seas-Yukon as Seven Seas-Cayman will result in Seven Seas ceasing to be resident in Canada for the purposes of the Canadian Tax Act. As a result, Seven Seas-Yukon's current taxation year will be deemed to have ended immediately before the continuation. In addition, Seven Seas-Yukon will be deemed to have disposed of all of its property immediately before the continuation for proceeds equal to the fair market value of such property. Accordingly, Seven Seas will be subject to Canadian federal income tax on any income and net taxable capital gains that result from such deemed disposition. Seven Seas will also be subject to an additional tax of 25% of the amount by which the fair market value of Seven Seas' assets, net of certain liabilities, exceeds the paid-up capital of the outstanding Seven Seas-Yukon shares immediately before the continuation.

     Management of Seven Seas believes that, based on the preliminary appraisal of the value of its assets, the current tax cost of its assets, the amount of its existing liabilities and the paid-up capital of its shares outstanding on the date of this information circular, no Canadian federal taxes will be payable by it as a result of the continuation. Counsel has not undertaken an analysis of Seven Seas' tax attributes and therefore expresses no opinion as to the validity of this view.


     The continuation of a Canadian corporation to a jurisdiction outside Canada is a taxable event for Canadian purposes. However, any conclusion about whether there will be any tax due or the amount thereof will depend on the facts and is not a legal determination. Several factual determinations must be made at the time of the continuance including (1) the value of Seven Seas' assets, (2) the tax attributes of its assets, (3) the amount of its liabilities, and (4) the "paid-up capital" of its outstanding shares. Accordingly, it is not possible to give a "legal" opinion on these tax liabilities. It is only possible to state what Seven Seas expects given the information that is currently available to it. Seven Seas has received preliminary advice as to the expected value of its assets that indicate no tax will be payable. At the time of the continuation, Seven Seas will receive final advice from an independent appraiser as to the value of its assets and from its accountants as to its tax base in its assets in order to make the final tax determination. It is possible that the facts underlying Seven Seas' view on this matter may change prior to the effective date of continuation or that CCRA may challenge Seven Seas' computation of taxes payable. Accordingly, there can be no assurance that Seven Seas will not be liable to pay Canadian federal taxes as a result of the continuation.


Taxation of shareholders resident in Canada

     The following portion of this summary applies to you if you are resident in Canada for the purposes of the Canadian Tax Act.

     You will not be considered to have disposed of your Seven Seas-Yukon shares or to have realized a taxable capital gain or loss solely as a result of the continuation. The continuation will have no effect on the adjusted cost base of your Seven Seas shares.

     Following the continuation, dividends received on Seven Seas-Cayman shares will be included in your income and will generally not be deductible if you are a corporation. If you are an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

     Following the continuation, Seven Seas-Cayman shares will be qualified investments for trusts governed by deferred profit sharing plans, registered retirement saving plans, registered retirement income funds and registered education savings plans (collectively "deferred income plans"), provided such shares continue to be listed on the American Stock Exchange. However, the Seven Seas-Cayman shares will be "foreign property" for the purpose of Part XI of the Canadian Tax Act which imposes a penalty tax on deferred income plans (other than registered education savings plans) and other tax exempt investors. The penalty tax generally applies when the cost of "foreign property" held by the plan exceeds 25% (30% after 2000) of the total cost of all property held by the plan or other investor. The penalty tax is computed monthly and is generally equal to 1% of the amount by which the cost of foreign property in the plan exceeds this limit. Where property owned by a deferred income plan or other investor as non-foreign property becomes foreign property, the plan is entitled, for a period of 24 months commencing the date of the change, to deduct the cost of such property from the total cost of foreign property held by the plan or other investor for the purpose of determining the amount of penalty tax payable.

     If you dissent from the continuation, the amount received by you for your Seven Seas-Yukon shares will be deemed to be a dividend to you to the extent that such amount exceeds the paid-up capital of your Seven Seas-Yukon shares. The remainder of the amount paid to you (i.e., the amount received less the amount of the deemed dividend) will be treated as proceeds of disposition of the shares for the purposes of computing capital gains or losses. As a result, you will realize a capital gain (or a capital loss) to the extent that the amount received for your Seven Seas-Yukon shares, less any deemed dividend, exceeds (or is exceeded by) the adjusted cost base of your shares. If you are a corporation, any capital loss realized on the disposition of your Seven Seas-Yukon shares may be reduced by the amount of dividends received or deemed to have been received on your Seven Seas-Yukon shares to the extent and in the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is directly or indirectly a member or beneficiary of a partnership or trust that holds Seven Seas-Yukon shares.

     On a disposition (or deemed disposition) of your Seven Seas-Cayman shares, you will realize a capital gain (or capital loss) to the extent that your proceeds of disposition, net of reasonable disposition costs, exceed (or are exceeded by) the adjusted cost base of your Seven Seas-Cayman shares.

     Under proposed amendments to the Canadian Tax Act, two-thirds of any capital gain (a "taxable capital gain") will be included in your income in the taxation year in which the disposition (or deemed disposition) occurs and two-thirds of any capital losses may be deducted against taxable capital gains in accordance with the rules in the Canadian Tax Act and the proposed amendments.

     Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax under the Canadian Tax Act. A shareholder that is a Canadian controlled private corporation may be liable for an additional refundable tax of 6 2/3% on taxable capital gains.

Taxation of shareholders not resident in Canada

     The following portion of this summary applies to you if, for purposes of the Canadian Tax Act, you are not resident or deemed to be resident in Canada and have not been resident or deemed to be resident in Canada at any time when you held your Seven Seas-Yukon shares and do not use or hold, and are not deemed to use or hold, your Seven Seas-Yukon shares in the course of carrying on a business in Canada.

     You will not be considered to have disposed of your Seven Seas-Yukon shares or to have realized a taxable capital gain or loss as a result of the continuation. The continuation will also have no effect on the adjusted cost base of your Seven Seas-Yukon shares.

     If you dissent from the continuation, the amount received by you for your Seven Seas-Yukon shares will be deemed to be a dividend to you to the extent such amount exceeds the paid-up capital of your Seven Seas-Yukon shares. The amount of such deemed dividend will be subject to Canadian withholding tax at the rate of 25%, subject to reduction under any applicable international tax agreement. Under the Canada-United State Income Tax Convention, the withholding tax rate is reduced to 15% or 5% where the shareholder holds at least 10% of the voting shares of Seven Seas-Yukon. The remainder of the amount paid to you (i.e., the amount received less the amount of the deemed dividend) will be treated as proceeds of disposition of the shares for the purpose of computing capital gains or losses. Provided that your Seven Seas-Yukon shares are not "taxable Canadian property" (as defined in the Canadian Tax Act), you will not be subject to Canadian tax on any capital gain realized on such disposition. In general, your Seven Seas-Yukon shares will not be "taxable Canadian property" unless at any time in the five-year period immediately preceding the disposition you, persons not at arm's length with you or you and such non-arm's length persons, owned 25% or more of the issued shares of any class of shares of Seven Seas-Yukon.

     After the effective date of the continuation, dividends on Seven Seas-Cayman shares will not be subject to Canadian withholding tax.

     Provided that your Seven Seas-Cayman shares are not "taxable Canadian property" at the time you dispose of such shares, you will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such shares. Your Seven Seas-Cayman shares will not be "taxable Canadian property" unless your Seven Seas-Yukon shares were "taxable Canadian property" at the time of the continuation.

CAYMAN ISLANDS TAX CONSEQUENCES

     In the opinion of Walkers, special Cayman Islands counsel to Seven Seas, the following are the material Cayman Islands tax consequences arising from the continuation.

     At the present time, there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands corporation or its shareholders. In addition, after the continuation, Seven Seas-Cayman will apply for and expects to receive an undertaking from the Governor in Council of the Cayman Islands under Section 6 of the Tax Concessions Law (1999 Revision) that generally provides that no new Cayman Islands taxes will be applied to Seven Seas-Cayman for 20 years from the date of the undertaking. Seven Seas-Cayman expects this undertaking to provide that, for that 20-year period, no law enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Seven Seas-Cayman or its operations; and no withholding or other tax to be levied on profits, income, gains or appreciations or any estate duty or inheritance tax shall be payable by Seven Seas-Cayman or its shareholders. Therefore, there will be no Cayman Islands tax consequences with respect to the continuation or with respect to ownership by shareholders of or subsequent distributions in respect of the Seven Seas-Cayman shares.

                           DESCRIPTION OF SECURITIES
                                      AND
                           COMPARISON OF YOUR RIGHTS
                           UNDER YUKON AND CAYMAN LAW

     Your rights as a shareholder of Seven Seas-Yukon are governed by Yukon law and the governing documents of Seven Seas-Yukon. After the continuation, you will be a shareholder of Seven Seas-Cayman, and your rights will be governed by Cayman Islands law and the Memorandum of Association and Articles of Association of Seven Seas-Cayman.

     Although many aspects of Seven Seas and your rights as a shareholder will not be affected by the continuation to the Cayman Islands, some differences do exist. The following chart compares important aspects of Yukon and Cayman law and identifies the material changes in your rights resulting from the continuation.

                                  AUTHORIZED CAPITAL STOCK
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Our current Articles allow us to issue an   Under our Cayman Memorandum of Associa-
 unlimited number of common shares, without    tion, we are authorized to issue 200,000,000
 par value. We can also issue an unlimited     shares, par value $0.001 per share, of which
 number of Class A preferred shares, without   150,000,000 have been designated as ordinary
 par value.                                    shares.
   As of March 22, 2000, 37,833,389 common
 shares were issued and outstanding and no
 preferred shares were outstanding. On that
 date, we had 568 shareholders of record.
                                       COMMON SHARES
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   No one who holds common shares has any      Our Cayman ordinary shares are identical in
 preemptive right under Yukon law to           these respects to our Yukon common shares.
 subscribe for any of our securities.
                                               Under Cayman law, we may, from time to time,
   All of our outstanding shares are fully     with the agreement of a shareholder,
 paid and nonassessable.                       purchase all or part of the shareholder's
                                               ordinary shares whether or not we have made
   Shareholders holding our common shares      a similar offer to all or any other of the
 share pro rata in dividends that are          shareholders holding ordinary shares.
 declared by the board of directors. However,
 the common shareholders' rights to receive    Although this provision is similar to
 dividends would be subject to the prior       corporate law generally in the U.S., we have
 rights of preferred shareholders.             no present intention of repurchasing shares.
                                               Further, in some instances, U.S. securities
   If we liquidate Seven Seas, all of our      laws could prohibit selective repurchases.
 assets that are available to be distributed
 after satisfying prior rights of the
 preferred shareholders, if any, may be
 distributed among the shareholders holding
 our common shares.
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
                           PREFERRED SHARES; ANTI-TAKEOVER EFFECT
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Our current Articles provide that the       Our Cayman Articles of Association provide
 board of directors can issue preferred        that the board of directors can issue
 shares in series. The board can then,         preferred shares in series or in classes.
 without obtaining shareholder approval, fix   The shareholders would have to approve by
 the designation, powers (including voting     special resolution the amendment and
 powers, if any), preferences and relative,    restatement of the Articles of Association
 participating, optional, conversion and       to include such class rights in the
 other special rights, and the                 Articles. The board, without shareholder
 qualifications, limitations, and              approval, can then fix the designation,
 restrictions of each series it issues.        powers (including voting powers, if any),
                                               preferences and relative, participating,
   The board of directors could authorize the  optional, conversion and other special
 issuance of preferred shares with terms and   rights, and the qualifications, limitations,
 conditions that could discourage a takeover   and restrictions of each series it issues.
 or other transaction that some shareholders
 may think is in their best interests.         Each series can be made to rank equally with
                                               any other series of preferred shares if
   The board has designated one series of      dividends are paid or if our assets are
 Class A Preferred Shares as Series 1. The     distributed upon liquidation. Once the
 Series 1 Preferred Shares are not entitled    specific class rights have been determined,
 to receive dividends or to participate in     any amendment to the rights require only the
 the distribution of assets in the event of    approval of the specific class which is
 liquidation, dissolution or winding up of     affected by the amendment.
 the corporation. However, Series 1
 shareholders are entitled to get one vote     The board of directors could authorize the
 for each share they hold with respect to      issuance of preferred shares with terms and
 matters that are required by law to be        conditions that could discourage a takeover
 submitted to shareholders, including          or other transaction that some shareholders
 electing directors. There are no Class A      may think are in their best interests.
 Preferred Shares outstanding.
                                               Seven Seas-Cayman will not have a series of
                                               Class A Preferred Shares. The board of
                                               directors does not have a present intention
                                               to establish a class or series of preferred
                                               shares.
                                           VOTING
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Shareholders holding our common shares and  Shareholders holding our Cayman ordinary our Class A preferred shares are entitled to  shares will be entitled to one vote per
 one vote per share.                           share.
   The current provisions of our Articles do   Our Cayman Articles do not provide for cumu-
 not provide for cumulative voting.            lative voting.
   The rights attached to a separate class or  The rights attached to any separate class or series of shares may be varied only with the  series of shares, unless otherwise provided
 written consent of all of the shareholders    by the terms of the shares of that class or
 holding that class of shares or by a special  series, may be varied only with the consent
 resolution passed by at least two-thirds of   in writing of the shareholders holding all
 the shareholders holding those shares         of the issued shares of that class or series
 present at the meeting.                       or by a special resolution passed at a
                                               separate general meeting of the shareholders
                                               holding the shares of that class or series.
                                               The necessary quorum for that meeting is the
                                               presence of shareholders holding at least a
                                               majority of the shares of that class or
                                               series.
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
                                               Under Cayman Islands law, some matters, like
                                               altering the memorandum of association or
                                               the articles of association, changing our
                                               name, voluntarily winding up the company or
                                               resolving to be registered by way of
                                               continuation in a jurisdiction outside the
                                               Cayman Islands, require approval of
                                               shareholders by a special resolution.
                                               A special resolution is a resolution that is
                                               passed by the shareholders holding
                                               two-thirds of the shares voted at a general
                                               meeting or is approved in writing by all
                                               shareholders of a company entitled to vote
                                               at a general meeting of the company.
                                  RESTRICTIONS ON TRANSFER
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Our Articles and Yukon law do not           Subject to the rules of any stock exchange
 currently restrict transfers of our shares.   on which the ordinary shares may be listed,
                                               the board of directors of Seven Seas-Cayman
                                               may decline to register any transfer of
                                               shares for any reason or no reason.
                                               The directors may also suspend the
                                               registration as they determine, provided the
                                               suspension does not exceed 30 days in one
                                               year.
              SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS; APPRAISAL RIGHTS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law, certain corporate          Cayman Islands law does not include a
 reorganizations, such as an amalgamation,     statutory merger procedure. Cayman law does,
 continuance to another jurisdiction or        however, provide for a procedure known as a
 voluntary winding up, require the approval    "scheme of arrangement."
 of the shareholders by a special resolution.
                                               A scheme of arrangement is made by
   A special resolution is a resolution that   obtaining:
 is either consented to in writing by all of
 the shareholders or is passed at a meeting    - the consent of the Cayman Islands company;
 of shareholders by at least two-thirds of
 the votes represented at the meeting either   - the consent of relevant classes of
 personally or by proxy. Shareholders who do   creditors;
 not agree to the corporate reorganization in
 question can exercise their right to dissent  - the consent of the court; and
 and be paid the fair value of their shares.
                                               - approval by shareholders holding ordinary
                                                 shares (a) representing a majority in
                                                 number of the shareholders present at the
                                                 meeting held to consider the arrangement
                                                 and (b) holding at least 75% of all the
                                                 issued ordinary shares other than those
                                                 held by the acquiring party, if any.
                                               If a scheme of arrangement receives all of
                                               the necessary consents, all shareholders
                                               holding ordinary shares of a company would
                                               be compelled to sell their shares under the
                                               terms of the scheme of arrangement.
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
                                   COMPULSORY ACQUISITION
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law, if 90% of the              Cayman law provides that when an offer is
 shareholders of any class, excluding shares   made for ordinary shares of a Cayman Islands
 held by or on behalf of the offeror, accept   company and, within four months of the
 the take-over bid of an offeror, the offeror  offer, the shareholders holding not less
 is entitled to acquire the shares of that     than 90% of those shares accept, the offeror
 class held by the dissenting shareholders.    may, for two months after that four-month
 In this event, the dissenting shareholder     period, require the remaining ordinary
 must choose to transfer his shares to the     shareholders to transfer their ordinary
 offeror on the terms of the take-over bid or  shares on the same terms as the original
 demand payment of the fair value of his       offer.
 shares.
                                               In connection with the compulsory transfer
                                               of shares to a 90% shareholder of a Cayman
                                               company, a minority shareholder may apply to
                                               the court within one month of receiving
                                               notice of the compulsory transfer objecting
                                               to that transfer. In these circumstances,
                                               the burden is on the minority shareholder to
                                               show that the court should exercise its
                                               discretion to prevent the compulsory
                                               transfer.
                       SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Yukon law and our current by-laws provide   Our Cayman Articles provide that a
 that a resolution in writing signed by all    resolution in writing signed by all of the
 the shareholders entitled to vote on that     shareholders entitled to vote is as valid as
 resolution at a meeting of shareholders is    if it had been passed at a meeting of the
 as valid as if it had been passed at a        shareholders.
 meeting of shareholders.
                              SPECIAL MEETINGS OF SHAREHOLDERS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Our by-laws provide that the board of       Subject to the terms of any other class of
 directors, the chairman of the board, the     shares in issue, any action required or
 managing director or the president have the   permitted to be taken by the shareholders
 power to call a special meeting of            holding our ordinary shares must be taken at
 shareholders at any time.                     a duly called annual or special general
                                               meeting of shareholders unless taken by
   Yukon law provides that the shareholders    written consent of all shareholders hold-
 holding not less than 5% of the issued        ing ordinary shares.
 shares of a corporation that have a right to
 vote may requisition the directors to call a  Our Articles provide that the board, the
 meeting of shareholders for the purposes      chairman of the board or the president have
 stated in the requisition.                    the power to call a special meeting of
                                               shareholders at any time. Shareholder
   Our Articles provide that shareholders      meetings of Seven Seas-Cayman may be held in
 meetings may only be held in the Yukon        any jurisdiction.
 Territory; Vancouver, British Columbia;
 Calgary, Alberta; Toronto, Ontario or
 Houston, Texas.
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
                  DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law, a corporation shall not    Under Cayman law, the board of directors of
 declare or pay a dividend if there are        Seven Seas-Cayman may pay dividends in cash
 reasonable grounds for believing that:        or in kind to the ordinary shareholders out
                                               of Seven Seas-Cayman's:
   - the corporation is, or would, after the
     payment, be, unable to pay its            - profits; or
     liabilities as they become due; or
                                               - "share premium account," which represents
   - the realizable value of the                 the excess of the price paid to Seven
     corporation's assets would then be less     Seas-Cayman for its shares over the par
     than the aggregate of its liabilities       or "nominal" value of those shares,
     and stated capital of all classes.          which is similar to the U.S. concept of
                                                 additional paid in capital.
   A corporation may pay a dividend by
 issuing fully paid shares of the              No dividends may be paid if, after payment,
 corporation. A corporation may pay a          Seven Seas-Cayman would not be able to pay
 dividend in money or property.                its debts as they come due in the ordinary
                                               course of business.
   Our current by-laws provide that the board
 may from time to time declare dividends       Under Cayman law, shares of a Cayman Islands
 payable to the shareholders according to      company may be redeemed or repurchased out
 their respective rights and interests in the  of profits of the company, out of the
 corporation.                                  proceeds of a fresh issue of shares made for
                                               that purpose or out of capital, provided the
   Subject to a corporation's articles, a      company has the ability to pay its debts as
 Yukon corporation may purchase or redeem any  they fall due in the ordinary course of redeemable shares issued by it at prices not  business. Shares may only be redeemed if exceeding the redemption price of the shares  they are issued as redeemable shares.
 stated in the articles or calculated
 according to a formula stated in the
 articles.
   A corporation shall not make any payment
 to purchase or redeem any redeemable shares
 issued by it if there are reasonable grounds
 for believing that:
   - the corporation is, or would, after the
     payment, be, unable to pay its
     liabilities as they become due; or
   - the realizable value of the
     corporation's assets would, after the
     payment, be less than the aggregate of
     (i) its liabilities and (ii) the amount
     that it would be required to pay the
     shareholders that have a right to be
     paid, on a redemption or in a
     liquidation, rateably with or prior to
     the shareholders holding the shares to
     be purchased or redeemed.
            VACANCIES ON BOARD OF DIRECTORS; APPOINTMENT OF ADDITIONAL DIRECTORS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Yukon law provides that a quorum of the     Seven Seas-Cayman addresses issues regarding
 board may fill a vacancy in the board of      vacancies on the board and appointing
 directors. However, Yukon law also provides   additional directors in the same manner that
 that a vacancy created by the removal of a    those issues are addressed by Seven
 director may be filled at the meeting of the  Seas-Yukon.
 shareholders at which the director is
 removed.
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
   Our Articles provide that the directors
 may, between annual general meetings,
 appoint one or more additional directors to
 serve until the next annual general meeting,
 provided that the number of additional
 directors shall not at any time exceed
 one-third of the number of directors who
 held office at the expiration of the last
 annual general meeting.
                     REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law and our by-laws, it is not  The members of the board of directors of
 necessary that all directors elected at a     Seven Seas-Cayman do not serve staggered
 meeting of shareholders hold office for the   terms.
 same term.
                                               Cayman Islands law is identical to Yukon law
   Seven Seas-Yukon does not currently have a  with regard to removal of directors.
 staggered board.
   Yukon law provides that the shareholders
 of a corporation may, by ordinary resolution
 at a special meeting, remove any director or
 directors from office and the vacancy
 created by such removal may be filled at the
 same meeting, otherwise it may be filled by
 the directors.
                              INSPECTION OF BOOKS AND RECORDS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law, the directors and          Shareholders of a Cayman Islands company
 shareholders of a corporation and their       have no general rights to inspect or obtain
 agents and legal representatives may examine  copies of the list of shareholders or
 all of the records of a corporation during    corporate records of a company (other than
 the usual business hours of the corporation   the memorandum and articles of association
 free of charge.                               and the register of mortgages and charges).
   A shareholder of Seven Seas-Yukon is        Seven Seas-Cayman's Articles provide that
 entitled, on request and without charge, to   the board of directors may, from time to
 one copy of the articles and by-laws and of   time, may determine whether and to what
 any unanimous shareholder agreement, and      extent and at what time and place and under
 amendments to them.                           what circumstances Seven Seas-Cayman's books
                                               and records will be open to inspection of
   Creditors of Seven Seas-Yukon and their     shareholders.
 agents and legal representatives may examine
 specified records of Seven Seas-Yukon, other  No shareholder has any right to inspect any than a unanimous shareholder agreement or an  books and records except as authorized by
 amendment to a unanimous shareholder          the board of directors or by a resolution of
 agreement, during the usual business hours    the shareholders.
 of Seven Seas-Yukon upon payment of a
 reasonable fee, and may make copies of those
 records.
   Any person may examine the specified,
 limited records of Seven Seas-Yukon and,
 during the usual business hours of Seven
 Seas-Yukon and upon payment of a reasonable
 fee, may make copies of those records.
   Because Seven Seas-Yukon is a
 "distributing corporation" (publicly owned
 by more than one
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
 person), any person, upon payment of a
 reasonable fee and upon sending to Seven
 Seas-Yukon or its agent an affidavit stating
 the name and address of the applicant and
 stating that the list and any supplemental
 lists obtained will not be used other than
 in connection with an effort to influence
 shareholder voting, an offer to acquire
 shares of Seven Seas-Yukon, or any other
 matter relating to the affairs of Seven
 Seas-Yukon, may, upon application, require
 Seven Seas-Yukon or its agent to furnish a
 list (made up to a date not more than ten
 days before the date of the receipt of the
 affidavit) setting out the names of the
 shareholders of Seven Seas-Yukon, the number
 of shares owned by each shareholder and the
 address of each shareholder, as shown on the
 records of Seven Seas-Yukon.
                              AMENDMENT OF GOVERNING DOCUMENTS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Seven Seas-Yukon is governed by its         Seven Seas-Cayman is governed by its Memo-
 Articles of Continuance, its by-laws and the  randum of Association and its Articles of
 corporate laws of the Yukon.                  Association.
   Yukon law provides that the amendment of a  Under Cayman law, our Memorandum and corporation's articles requires the approval  Articles may only be amended by a special of the shareholders by a special resolution.  resolution passed by a majority of not less than two-thirds of the shareholders present
   Shareholders who do not agree to certain    in person or by proxy and entitled to vote
 types of amendment of the articles can        at a general meeting of which notice
 exercise their right to dissent and be paid   specifying the intention to propose the
 the fair value of their shares.               resolution as a special resolution has been
                                               duly given, or in writing by all of the
   No proposed amendment to a corporation's    shareholders entitled to vote at a general
 articles can become effective until it has    meeting of Seven Seas-Cayman.
 received shareholder approval and articles
 of amendment have been filed with Yukon       The board of directors may not amend the
 governmental authorities.                     Cayman Articles of Association.
   Under Yukon law, the directors may, by
 resolution, make, amend or repeal any bylaw
 that regulates the business or affairs of
 Seven Seas-Yukon. The directors must submit
 any bylaw, or amendment or repeal of a
 bylaw, to the shareholders at the next
 meeting of shareholders, and the
 shareholders may, by ordinary resolution,
 confirm, reject or amend the bylaw,
 amendment or repeal.
   Any bylaw, or amendment or a repeal of a
 bylaw, is effective from the date of the
 resolution of the directors until it is
 confirmed, confirmed as amended or rejected
 by the shareholders, or until it otherwise
 ceases to be effective. If the bylaw is
 confirmed or confirmed as amended, it
 continues in effect in the form in which it
 was confirmed.
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
   If a bylaw, or an amendment or repeal of a
 bylaw, is rejected by the shareholders, or
 if the directors do not submit a bylaw, or
 an amendment or a repeal of a bylaw, to the
 shareholders as required, the bylaw,
 amendment or repeal ceases to be effective
 and no subsequent resolution of the
 directors to make, amend or repeal a bylaw
 having substantially the same purpose or
 effect is effective until it is confirmed or
 confirmed as amended by the shareholders.
   A shareholder entitled to vote at an
 annual meeting of shareholders may make a
 proposal to make, amend or repeal a bylaw.
                         INDEMNIFICATION OF DIRECTORS AND OFFICERS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law, Seven Seas-Yukon may       Cayman Islands law does not limit the extent
 indemnify a director or officer, a former     to which a company's articles of association
 director or officer or a person who acts or   may provide for the indemnification of its
 acted at Seven Seas-Yukon's request as a      directors, officers, employees and agents,
 director or officer of a body corporate of    except to the extent that such provision may
 which Seven Seas-Yukon is or was a            be held by the Cayman Islands courts to be
 shareholder or creditor, and his or her       contrary to public policy.
 heirs and legal representatives, against all
 costs, charges and expenses, including any    A provision purporting to provide
 amount paid to settle an action or satisfy a  indemnification against the consequences of
 judgment, reasonably incurred by him in       committing a crime may be deemed contrary to
 respect of any civil, criminal or             public policy. In addition, an officer or
 administrative action or proceeding to which  director may not be indemnified for his own
 he is made a party by reason of being or      fraud or willful default.
 having been a director or officer of Seven
 Seas-Yukon or such body corporate, if:        Seven Seas-Cayman's Articles provide that
                                               Seven Seas-Cayman will indemnify any
   - he acted honestly and in good faith with  director or officer to the same extent set
     a view to the best interests of Seven     forth in our Yukon by-laws.
     Seas-Yukon; and
   - in the case of a criminal or
     administrative action or proceeding that
     is enforced by a monetary penalty, he
     had reasonable grounds for believing
     that his conduct was lawful.
   A person described above is entitled to
 indemnity from Seven Seas-Yukon if he was
 substantially successful on the merits in
 his defense of the action or proceeding and
 fulfilled the conditions set out above.
   Seven Seas-Yukon may, with the approval of
 a court, also indemnify an indemnifiable
 person in respect of an action by or on
 behalf of Seven Seas-Yukon to procure a
 judgment in its favor, to which such person
 is made a party by reason of being or having
 been a director or an officer of Seven Seas-
 Yukon, if he fulfills the conditions set out
 above.
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
   Our by-laws provide that Seven Seas-Yukon
 will indemnify any director or officer
 against all costs, charges and expenses,
 including any amount paid to settle an
 action or satisfy a judgment, reasonably
 incurred in connection with any civil,
 criminal or administrative action or
 proceeding to which the director or officer
 is made a party as a result of being or
 having been a director or officer of Seven
 Seas-Yukon, if the director or officer acted
 honestly and in good faith in the best
 interests of Seven Seas-Yukon and, in the
 event of a criminal or administrative action
 or proceeding that is enforced by a monetary
 penalty, he had reasonable grounds for
 believing his conduct was lawful.
                               LIMITED LIABILITY OF DIRECTORS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Directors of corporations governed by       Directors of a company governed by Cayman
 Yukon law have fiduciary duties to the        law have fiduciary duties to act in the best
 corporation.                                  interest of the company. Cayman law will not
                                               allow the limitation of a director's
   Under Yukon law, the duty of loyalty        liability for his own fraud, or willful
 requires directors of Seven Seas-Yukon to     default.
 act honestly and in good faith with a view
 to the best interests of the corporation,     Seven Seas-Cayman's Articles provide that
 and the duty of care requires that the        the directors shall have no personal
 directors exercise the care, diligence and    liability to Seven Seas-Cayman or its
 skill that a reasonably prudent person would  shareholders for monetary damages for breach
 exercise in comparable circumstances.         of fiduciary duty as a director, except in
                                               the same circumstances as described for
   Our by-laws provide that no director or     Yukon corporations.
 officer will be liable for any loss, damage
 or misfortune that occurs in the course of
 the director or officer performing the
 duties of, or in relation to, his respective
 office.
   No director or officer is protected from
 liability in the event of failure to fulfill
 his fiduciary duties to Seven Seas.
                                    SHAREHOLDERS' SUITS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Under Yukon law, a complainant may apply    The Cayman Islands courts have recognized
 to the court for leave to bring an action in  derivative suits by shareholders; however,
 the name of and on behalf of Seven            the consideration of those suits has been
 Seas-Yukon or any subsidiary, or to           limited.
 intervene in an existing action to which any
 such body corporate is a party, for the       The Cayman Islands courts ordinarily would
 purpose of prosecuting, defending or          be expected to follow English precedent,
 discontinuing the action on behalf of the     which would permit a minority shareholder to
 body corporate.                               commence an action against or a derivative
                                               action in the name of the company only:
   No action may be brought and no
 intervention in an action may be made unless  - where the act complained of is alleged to
 the complainant has given reasonable notice     be beyond the corporate power of the company
 to the directors of Seven Seas-Yukon or its     or illegal;
 subsidiary of the complainant's intention to
 apply to the court and the court is           - where the act requires approval by a
 satisfied that:                                 greater percentage of the company's
                                                 shareholders than actually approved it.
   - the complainant is acting in good faith;
     and
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
   - it appears to be in the interests of      - where the act complained of is alleged to
     Seven Seas-Yukon or its subsidiary that     constitute a fraud against the minority
   the action be brought, prosecuted,            perpetrated by those in control of the
   defended or discontinued.                     company; or
   Under Yukon law, the court in a derivative  A shareholder may only in very special
 action may at any time make any order it      circumstances have a personal cause of
 thinks fit including:                         action for breach of duty against the
                                               directors or other shareholders or third
   - an order authorizing the complainant or   parties, where he can establish that he has
     any other person to control the conduct   suffered loss distinct from the loss
     of the action;                            suffered by the company and that the
                                               defendants were in a sufficiently proximate
   - an order giving directions for the        relationship to him that they owed him the
     conduct of the action;                    duty which they are alleged to have broken.
   - an order directing that any amount
     adjudged payable by a defendant in the
     action shall be paid, in whole or in
     part, directly to former and present
     security holders of Seven Seas-Yukon or
     its subsidiary instead of Seven Seas-
     Yukon or its subsidiary; and
   - an order requiring Seven Seas-Yukon or
     its subsidiary to pay reasonable legal
     fees incurred by the complainant in
     connection with the action.
   Yukon law provides an oppression remedy
 that enables the court to make any order,
 both interim and final, to rectify the
 matters complained of where it is satisfied
 upon application by a complainant that:
   - any act or omission of Seven Seas-Yukon
     or an affiliate effects a result;
   - the business or affairs of Seven
     Seas-Yukon or an affiliate are or have
     been carried on or conducted in a
     manner; or
   - the powers of the directors of Seven
     Seas-Yukon or an affiliate are or have
     been exercised in a manner.
 that is oppressive or unfairly prejudicial
 to or that unfairly disregards the interest
 of any security holder, creditor, director
 or officer of Seven Seas-Yukon.
   A "complainant" includes: (a) a present or
 former registered holder or beneficial owner
 of securities of Seven Seas-Yukon or any of
 its affiliates; (b) a present or former
 officer or director of Seven Seas-Yukon or
 any of its affiliates; and (c) any other
 person who, in the discretion of the court,
 is a proper person to make such application.
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
              ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS
               SEVEN SEAS-YUKON                             SEVEN SEAS-CAYMAN
   Yukon law provides that a shareholder       Cayman law does not require members to
 entitled to vote at an annual meeting of      provide advance notice of proposals to be
 shareholders may submit notice to Seven       raised at meetings of the members.
 Seas-Yukon of any matter that he proposes to
 raise at the meeting, and may discuss at the
 meeting any matter in respect of which he
 would have been entitled to submit a
 proposal.
   Upon request by the shareholder, Seven
 Seas-Yukon must include in its management
 proxy circular a statement by the
 shareholder of not more than 200 words in
 support of the proposal, and the
 shareholder's name and address.
   A proposal may include nominations for the
 election of directors if the proposal is
 signed by one or more shareholders holding
 shares representing an aggregate of not less
 than 5% of the shares entitled to vote at
 the meeting at which the proposal is being
 presented.
   Seven Seas-Yukon is not required to
 include the shareholder proposal in its
 proxy circular if:
   - the proposal is submitted to Seven Seas-
     Yukon less than 90 days before the
     anniversary date of the last annual
     meeting of shareholders;
   - it clearly appears that the proposal has
     been submitted to enforce a personal
     claim or redress a personal grievance
     against Seven Seas-Yukon, its directors,
     officers or security holders, or
     primarily for the purpose of promoting
     general economic, political, racial,
     religious, social or similar causes;
   - Seven Seas-Yukon included the
     shareholder's proposal in a proxy
     circular within the last two years, upon
     the shareholder's request, and the
     shareholder failed to present the
     proposal, in person or by proxy, at the
     meeting;
   - a substantially similar proposal was
     submitted to the shareholders within the
     last two years and the proposal was
     defeated; or
   - the right to present shareholder
     proposals is being abused to secure
     publicity.
   If Seven Seas-Yukon refuses to include a
 shareholder's proposal in its proxy
 circular, it must notify the submitting
 shareholder, within ten days of receiving
 the proposal, that it does not intend to
 include the proposal in its circular. Seven
 Seas-Yukon must also state its reasons for
 refusal.

                                    BUSINESS

OVERVIEW AND HISTORY


     We are a development stage company under the SEC's accounting rules because we are devoting substantially all of our efforts to establishing a new business and have produced no significant revenue from the business. See "Risk
Factors -- Risks Related to our Business -- We have a limited operating history" and "-- We have historical operating losses." Seven Seas Petroleum Inc. was incorporated under British Colombia law on February 3, 1995. On June 29, 1995, Seven Seas amalgamated with Rusty Lake Resources Inc. Rusty Lake was formed January 31, 1993, under Ontario law, when Lithium Corporation of Canada, Limited amalgamated with Stockgold Resources Inc. We continued Seven Seas as a Yukon Territory, Canada corporation in August 1996.


     We currently have a working interest in five association contracts in Colombia. Working interest means the operating interest that gives the owner the right to share in production or revenues from the producing venture, subject to all royalties and other burdens and to all costs of exploration, development and operations and all associated risks. The five association contracts in which we have a working interest are: (1) Dindal, (2) Rio Seco, (3) Montecristo, (4) Rosablanca and (5) Tapir.


     An association contract gives the associates (the parties to the contract) the right and the obligation to explore for oil and gas in the subsurface of specified Colombian properties. Association contracts acquired from Ecopetrol (the Colombian national oil company, Empresa Colombiana de Petroleos), after receipt of the necessary approval by Colombian governmental authorities as well as the approval of the board of Ecopetrol, are executed by the parties and subsequently recorded as a public deed in Colombia. Therefore, ownership of an association contract is protected by Colombian law.


     We acquired our initial 15% interest in two association contracts in Colombia in 1995. We acquired the interests in the Dindal and Rio Seco association contracts from GHK Company Colombia. Upon acquiring our Dindal and Rio Seco interests, we participated in drilling the El Segundo well, resulting in the Guaduas field discovery.

     In 1996, we acquired an additional 36.7% interest in both association contracts for $153.1 million of our securities, based on the closing stock price on the date of the acquisition. We acquired the interest when we acquired 100% of GHK Company Colombia and Esmeralda LLC, and 63% of Cimarrona LLC.


     On March 5, 1997, we acquired 100% of the outstanding voting stock held in Petrolinson, S.A., a company with which Seven Seas had no prior affiliation, for $18.6 million of our securities, based on the weighted average of the closing prices for 30 day periods before and after the letter of intent was signed. The principal asset owned by Petrolinson, S.A. is a 6% participating interest in the association contracts. As consideration for the 6% participating interest in the association contracts, we issued to the sole shareholder of Petrolinson, S.A. 1,000,000 common shares of Seven Seas. The common shares issued to the Petrolinson, S.A. shareholder were subject to an escrow agreement, the terms of which provided for a 120-day escrow of shares commencing from March 5, 1997 with an option by us to extend the escrow period for an additional 30 days. The 1,000,000 common shares issued to the Petrolinson, S.A. shareholder were released from escrow on July 3, 1997, in accordance with the escrow agreement. This 6% interest will be carried through exploration by the other 94% participating interest parties.


     For a more complete discussion of our association contracts, see "Property -- Colombian Property -- General Overview," "-- Dindal and Rio Seco association contracts," "-- Montecristo and Rosablanca association contracts" and "-- Tapir association contract."

CORPORATE STRUCTURE

     Following is a diagram of our corporate structure. We own 100% of all of our subsidiaries.

                                  [FLOW CHART]

(1) Operator of the Montecristo and Rosablanca association contracts

(2) Operator of the Dindal and Rio Seco association contracts

OUR ORIGINAL STRATEGY


     In our December 31, 1998 Form 10-K, we outlined our plan for the future development of the Guaduas field. We originally planned to begin the first two increments, trucking production in late 1999 or early 2000, and early pipeline production in 2000. Increments three through five would then depend upon the successful completion of the first two increments.



     In order for us to have met our original schedule to begin the trucking and pipeline production of the first two increments in 2000, we needed (1) to receive a global operating license and an environmental pipeline permit and (2) to get approval of commerciality by Ecopetrol. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- 1999 in Review." When we filed our 1999 Form 10-K, we still had not received decisions on these items.



     Ecopetrol is a contractually required partner in all of our transactions in the country. When we say that we needed Ecopetrol's decision on commerciality, we mean that we needed Ecopetrol to begin paying 50% of the development costs or allow the associates to proceed on a sole-risk basis. In late May 2000, Ecopetrol advised us that it opted not to participate in the Guaduas field development at this time, and authorized us to proceed with the development of the field on a sole-risk basis.


CHANGES IN OUR ORIGINAL STRATEGY


     We spent most of 1999 negotiating an agreement with Ecopetrol that would lead to a final decision on commerciality. In the agreement, we agreed to a schedule for further long term production tests, the drilling of an additional well, and other important issues leading to commercial production from the Guaduas field. The principal points of the agreement with Ecopetrol included:


     - Seven Seas and our associates agreed to continue extensive production tests on four wells and drill the El Segundo 4 well, an up-structure well to test a possible gas cap for the field. The El Segundo 4 well has been drilled and tested. See "Property -- Colombian Property -- Table of Guaduas field wells." Total cost to drill the well was approximately $6.2 million gross ($3.4 million net). The gross cost indicates the total cost of drilling the well. The net cost only includes costs incurred by Seven Seas.


     - Ecopetrol agreed to dedicate both the 20% royalty share and its share of oil from the Guaduas field to a proposed pipeline. If Ecopetrol participated in the development of the field, but did not participate in the pipeline, it would agree to a pipeline tariff (a charge to transport the oil) for the transportation of its oil on or before the final decision concerning commerciality of the field.



     - The six year exploration period under the Dindal association contract was extended until Ecopetrol responded to the commerciality request and was further extended, to September 23, 2000, as a result of Seven Seas' and our associates' agreeing to expend an additional $2.0 million for exploration work by re-drilling the El Segundo 3-E well in mid-2000. In September 2000, we may have to relinquish the smaller of 50% of the contract area or all lands that fall outside a five kilometer buffer zone around the area designated to be the commercial field or negotiate another one-year extension by committing to additional exploratory work, if applicable.



     In fulfilling the commitments we made in the Ecopetrol agreement, we were able to obtain the data required by Ecopetrol's technical personnel for its decision on commerciality. On December 30, 1999, we made a formal application to Ecopetrol for the commercial development of the Guaduas field. On February 23, 2000, we filed an addendum to the application. By letter dated March 6, 2000, Ecopetrol advised us that we had completed contractual requirements that require Ecopetrol to advise us within 90 days from February 23, 2000 (May 23, 2000) if it would participate and begin paying its 50% share of future development costs or would allow Seven Seas and our associates to proceed with the development of the Guaduas field on a sole-risk basis. As we stated, Ecopetrol chose not to participate in the field's development at this time, but authorized us to proceed on a sole-risk basis.


OUR CURRENT STRATEGY


     As part of satisfying our commitments under the Ecopetrol agreement, we conducted a long-term production test, which resulted in production rates similar to our prior Increment I trucking plan. After the long-term production test, we shut-in the field for pressure buildup testing, and began preparations to resume trucking production as soon as we received a decision from Ecopetrol.



     In our 1999 Form 10-K, we discussed three different scenarios under which we were prepared to proceed, depending on the outcome of Ecopetrol's decision regarding commerciality. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Go Forward Strategy" for more information about the three potential scenarios. Now that Ecopetrol has informed us that we are authorized to proceed with developing the field on a sole-risk basis, and that Ecopetrol will not be participating at this time, our next step is to meet with our partners, Sipetrol and Cimarrona to finalize our development plans.



     Proceeding with development of the field on a sole-risk basis will mean that Seven Seas, Sipetrol and Cimarrona will pay 100% of the development costs. We will also retain all revenues from production after the 20% Colombian royalty deduction. If we proceed on a sole-risk basis, Ecopetrol can still participate in development at any time, but that right is subject to our right to 200% reimbursement of any costs we incur after Ecopetrol's original decision not to participate in the field's development. A decision to proceed on a sole-risk basis could require capital expenditures by the contract partners as a group of approximately $61.6 million over a period of one year or more and by Seven Seas, individually, of approximately $35.6 million. Of the $61.6 million, approximately $29.7 million would be for additional development wells, $10.5 million for production facilities, and $21.4 million for a pipeline.



     For more details about our strategy and the three scenarios described above, please read "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Go Forward Strategy."


FINANCING OUR DEVELOPMENT


     Under the terms of our $110 million senior notes, we are allowed to incur an additional $25 million of indebtedness that could be secured and senior to the senior notes. We could, for example, secure the additional indebtedness with our reserves. We are also allowed to borrow an additional $10 million for project financing, e.g., pipeline and production facilities. The cost to Seven Seas of proceeding on a sole-risk basis will be approximately $50 million over two to three years and we cannot be certain that additional sources of financing will be available when needed or will be available on acceptable terms. For more information about our financing plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financing the Go Forward Strategy" and "-- Liquidity and Capital Resources."


MARKETING


     During 1999 and through March 2000, we sold all of the oil we produced from the Dindal and Rio Seco association contract areas to Refinerie del Nare. This oil was produced during long-term production tests. All previous contracts to sell oil expired December 31, 1999. We are in the process of finalizing a sales contract with Refinerie del Nare for the future sale of trucked oil.

REGULATION

General

     Our operations are affected by political developments and laws and regulations in the areas where we operate. In particular, oil and gas production operations and economics are affected by:

     - price controls;

     - tax laws and other laws related to the petroleum industry, and changes in those laws;

     - changing administrative regulations; and

     - the interpretation and application of existing regulations.

     Legislative and administrative regulations regarding the oil and gas industry change periodically. These changes occur for a variety of political, economic, environmental and other reasons. Many different governmental departments and agencies issue rules and regulations that are binding on the oil and gas industry. Some of these rules and regulations carry substantial penalties for any violation. The regulatory burden on the oil and gas industry increases our cost of doing business.


     All of our operations are affected by extensive environmental laws and regulations in Colombia. These laws and regulations set standards regulating health and environmental quality. They also establish penalties and other liabilities for any violations. Some of the laws and regulations require the violating party to remediate current and former facilities and off-site locations. Additionally, special provisions may be appropriate or required in environmentally sensitive areas of operation, such as where our Colombian interests are located and where other independent producers of oil and gas have faced significant liability resulting from environmental claims. Specifically, our Colombian operations are governed by a number of ministries and agencies. Our operations are governed by Ecopetrol, the Ministry of Mines and Energy, the Ministry of Public Works and the Ministry of Environment, among others.


     Among other things, these regulations govern currency, imports and exports, taxation and environmental controls. The regulations also specify:

     - the extent to which properties may be acquired or relinquished;

     - permits required for drilling wells and for the spacing of those wells;

     - permits for developing and operating the field and pipeline transportation systems;

     - measures required for preventing the waste of oil and gas resources; and

     - rates of production and sales prices to be charged to purchasers.

Environmental matters

     Our Colombian operations are subject to a variety of environmental laws and regulations. These environmental laws and regulations govern the discharge of certain materials into the environment and the disposal of oil and gas waste. They also are designed to protect human health and environmental quality. On the federal level, the Ministry of Environment regulates all activities that could adversely impact Colombia's environment and natural resources. The Ministry of Environment requires specific environmental licenses for various oil and gas exploration and production activities. Individual licenses are issued only upon completion of a detailed environmental impact study. In the past, we have experienced delays in obtaining our federal environmental licenses. We have also experienced delays in getting other local environmental permits that are required for expanding our Colombian operations. We may continue to experience these kinds of delays in the future.


     In early July 2000, we received the necessary environmental licenses for the pipeline.


     Despite these delays, we have obtained timely environmental licenses for our exploration activities in the Dindal and Rio Seco association contract areas. We have applied for the licenses we need for production and development drilling activities. Although we have experienced some delays in acquiring these licenses, we expect to receive them in July 2000. See "Property -- Colombian Properties -- Production facilities, gathering and pipeline systems for the Guaduas field."


     We have obtained the environmental approvals to conduct our 2-D seismic operations on the Rosablanca and Montecristo association contracts. Seismic testing is the use of shock waves generated by controlled explosions of dynamite to determine the nature and contour of underground geological structures. 2-D seismic means seismic that is run, acquired and processed to give a two-dimensional picture of the subsurface.

     Environmental laws and regulations could result in substantial costs and liabilities in the future. Significant liability could be imposed on us for damages, clean-up costs and/or penalties for discharges into the environment. We could also be liable for environmental damage caused by the previous owners of our property or for non-compliance with environmental laws or regulations. This kind of liability could have a material adverse effect on our operations. During 1999, total environmental costs were $1.0 million gross ($0.6 million net to Seven Seas).

     We cannot predict what environmental legislation or regulations will be enacted in the future. We also cannot predict how existing or future laws or regulations will be administered or enforced. Compliance with stricter laws and regulations, or the more vigorous enforcement of environmental policies, could require us to make material expenditures for the installation and operation of systems and equipment for remedial measures. Any of these scenarios could have a material adverse effect on Seven Seas.

COLOMBIAN FOREST RESERVE

     The Guaduas municipality has, independently of the Colombian Ministry of Environment, declared a forest reserve in an area that includes a portion of the Guaduas field. This reserve would prohibit drilling. Colombian counsel has advised us that the right to declare forest reserves is the exclusive right of the Ministry of Environment.


     Seven Seas has proposed to the municipality and the environmental authorities that the Land Use Plan be used to resolve the illegality and inconveniences created by the municipality declaration. The Land Use Plan, which is proposed by the Mayor of Guaduas and approved by the City Counsel, defines, in the medium and long term, a municipal and district land use model, indicating its basic structure and the territorial actions necessary for its proper organization. The plan is still being prepared and will define the land use preferences for the next nine years. Once complete, the Land Use Plan will be conducted from both a land planning and a soil management perspective.



     In order to eliminate the difficulties posed by the municipality's declared forest reserve, under the Land Use Plan the municipality forest reserve must be dismissed and the Plan itself must be limited to mandating compliance with the prior reserve declaration made by Inderena, the predecessor to the current Ministry of Environment. The prior reserve declaration by Inderena includes an area that encompasses a portion of the Dindal and Rio Seco association contracts, but it does not preclude oil and gas activity.



     We have been discussing this matter with representatives of the municipal council and the mayor. In the event we do not obtain satisfactory results, we have also engaged Colombian counsel to proceed before an appropriate tribunal to have the municipal declaration ruled invalid. We are advised that the resolution using the Land Use Plan could take from three to five months and the judicial resolution could take from 18 months to two years after the date we file the suit.



     The forest reserve includes approximately 6,250 acres of our 109,000 total acreage under the Rio Seco and Dindal association contracts. However, none of our proved oil and gas reserves or our initial test wells of the deeper subthrust structure should be affected by the forest reserve. Further, the existence of the forest reserve should not impede our development of the shallow Cimarrona reservoir of the Guaduas field.

Environmental penalties


     On June 8, 1998, the Ministry of Environment required our subsidiary, GHK Company Colombia, to perform some remedial work on the El Segundo 6-E location and access road. GHK Company Colombia performed the work and thereafter reported to the Ministry of Environment that all the work had been completed. In various site visits, ministry officials have confirmed that the alleged violations have been properly remedied. On July 8, 1999, GHK Company Colombia filed all the documentation which confirmed total compliance to the requirements.



     On August 30, 1999, the Ministry of Environment issued a resolution against GHK Company Colombia, declaring it in violation of a 1997 decree in connection with the construction of the El Segundo 7-E well location. The resolution imposed a fine of approximately $217,000 which we paid in March 2000. We have filed an appeal for a reversal of the resolution. We believe that we have corrected the environmental violations claimed by the Ministry of Environment; however, the appeal process can take up to two years. The El Segundo 7 location has been restored and we currently have no drilling activities planned at this location.


COMPETITION

     We encounter competition from other oil and gas companies in all areas of our operations, including the acquisition of producing properties. Our competitors in Colombia include major multi-national integrated oil and gas companies and both local and multi-national independent oil and gas companies. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than we have and which, in many instances, have been engaged in the oil and gas business for a longer time. Such companies may be able to offer more attractive terms in obtaining contracts for exploratory prospects and secondary operations and to pay more for productive properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment, as well as our ability to obtain adequate capital.

EMPLOYEES

     As of February 29, 2000, we employed 81 full-time employees, including geologists, geophysicists, engineers and other employees. Seven Seas is not subject to any collective bargaining agreement and we believe that our relationship with our employees is good.

LEGAL PROCEEDINGS

Heirs of Nicolas Beltran France

     Two of our subsidiaries, Petrolinson, S.A. and GHK Colombia, along with the former owner of Petrolinson, S.A., Norman Rowlinson and the heirs of Howard Thomas Corrigan, are defendants in a lawsuit that was filed in Santa Fe de Bogota, Colombia in 1998. The plaintiffs are the heirs of Nicolas Beltran Franco. The plaintiffs have two claims. First, they claim that a de facto company existed between Nicolas Beltran Franco and the defendants concerning the Dindal and Rio Seco association contract areas. Second, they claim that before the Dindal and Rio Seco association contracts were executed, the de facto company conducted exploration works in the Dindal and Rio Seco association contract areas. The plaintiffs claim they have the right to participate in income earned from the Dindal and Rio Seco association contract areas. None of the plaintiffs are party to the association contracts. However, they are seeking 50% of the income generated by the de facto company they claim existed. It is not clear what percentage of the Dindal and Rio Seco association contract areas are covered by the plaintiffs' claims. Our Colombian counsel, Raisbeck, Lara, Rodriguez and Rueda, members of the law firm of Baker and McKenzie, believe that if this claim is litigated the chances of the plaintiffs succeeding are remote.

Surface location


     A lawsuit has been filed by the landowners of the El Segundo 1 surface location to cancel our surface lease. Our Colombian legal counsel, Gamba, Barrera, Arriaga y Asociados, has advised us that, on the basis of the claims asserted, we should win the lawsuit. We responded to this claim on November 4, 1999, and plan to vigorously defend this claim.


Noteholder claim


     A claim has been brought against Seven Seas by one of the noteholders in connection with the Special Notes issued on August 7, 1997. The claim, which is against Seven Seas and Yorkton Securities Inc., alleges that the noteholder was not initially advised of the right of Seven Seas to convert the debentures into units of common shares and warrants. The claim also alleges that there were errors in the methodology of effecting conversion pursuant to the indenture between Seven Seas and Montreal Trust Company of Canada dated August 7, 1997 such that the conversion was not effective. The plaintiff in the claim is seeking damages against Seven Seas in the amount of $340,000 for negligent misrepresentation and breach of contract or alternatively, for an order directing Seven Seas to exchange the units currently held by the plaintiff into a note in the amount of $340,000 payable on July 24, 2002 with interest payable thereon at a rate of 6% per annum or directing Seven Seas to reimburse the plaintiff in the amount of $340,000 for the purchase price of the Special Notes. The litigation is at an early stage and Seven Seas will be filing its statement of defense shortly. Seven Seas believes it has meritorious defenses and intends to take appropriate steps to defend the action vigorously.


Other

     Other than the cases mentioned above, and the penalty imposed by the Ministry of Environment described in "-- Regulation -- Environmental penalties" above, we are not a party to any material proceedings and our property is not the subject of a material proceeding.

                                    PROPERTY

GENERAL OVERVIEW


     Our Colombian operations are focused on the Guaduas field. The Guaduas field discovery is within two adjoining association contracts located in the capital state of Cundinamarca in central Colombia, approximately 60 miles northwest of Bogota. The contract areas, which collectively cover approximately 109,000 acres, are defined by the Rio Seco and Dindal association contracts. The village of Guaduas lies within the Dindal and Rio Seco association contract blocks and provides infrastructure for the local economy, which is primarily agrarian in nature. The area is accessible by the main road between Bogota and Medellin and the Colombian Caribbean coast. We are the operator and own a 57.7% working interest in the Guaduas field before Colombian government participation. As the operator of the field, we exercise direct supervision over the drilling or completion of, or production from, the field. The other interest owners are Cimarrona (9.4%) and Sociedad International Petrolera S.A., known as Sipetrol, the international exploration and production subsidiary of the Chilean national oil company (32.9%). As of December 31, 1999, we estimated Seven Seas' net proved reserves attributable to the delineation of 12,640 acres of the Guaduas field were 34.9 MMBbls with a present value (discounted continually over the expected life of the production at 10% per annum) of $311.4 million.


     We are also the operator and own a 75% working interest, before Colombian government participation, in the contiguous Montecristo and Rosablanca association contract areas, which cover approximately 692,000 gross acres in the northern Middle Magdalena Basin. The number of gross acres indicates the total number of acres in which we have an interest without regard for the size of that interest. The remaining interest owner is Potomac Energy (Bermuda) Ltd. (25%). As of December 31, 1999, we estimated no proved reserves attributable to these contract areas.

     In the Central Llanos basin, 40 miles east of the Cusiana field, we own an 11.875% initial working interest in the 116,795 acre Tapir association contract area operated by Mohave Colombia Corporation. Mohave is production testing various zones in the Mateguafa 2 well, which reached a total depth of 8,701 feet on March 13, 2000. We have signed a purchase and sale agreement to sell our 11.875% interest in the Tapir association contract to Solana Petroleum Exploration Colombia Limited for 3,000,000 common shares of Solana Colombia's parent corporation, Solana Petroleum Corp. We are currently waiting for the Canadian Venture Exchange to approve the transfer of our interests to Solana. Upon receiving these approvals, Solana will reimburse us for our costs attributable to the Tapir block since August 1, 1999, including our share of the Mateguafa 2 well costs. As of December 31, 1999, we estimated no proved reserves attributable to this contract area.


COLOMBIAN PROPERTIES

Dindal and Rio Seco association contracts

     Association contracts acquired from Ecopetrol, after receipt of the necessary approval by Colombian governmental authorities as well as the approval of the board of Ecopetrol, are executed by the parties and subsequently recorded as a public deed in Colombia. Therefore, ownership of an association contract is protected by Colombian law.


     Ecopetrol issued the Dindal association contract in March 1993 and the Rio Seco association contract in August 1995. The association contracts generally provide for a maximum six-year exploration period followed by a maximum 22-year production period, with partial relinquishments of acreage, excluding commercial fields, required commencing at the end of the sixth year of each contract. The exploration period under the Rio Seco association contract ends in August 2001. We are obligated to drill one more exploratory well before the exploration period of the Rio Seco association contract ends. The exploration period under the Dindal association contract has been extended to September 23, 2000 as a result of the associates committing to an additional $2.0 million of exploration work to re-drill the El Segundo 3-E in mid-2000. In September 2000, we may have to relinquish the lesser of 50% of the contract area or all lands that fall outside a five kilometer buffer zone around the area designated to be the commercial field or negotiate another one year extension by committing to additional exploration work, if applicable.


     Under the terms of the association contracts, the associates pay 100% of all exploratory costs. Ecopetrol will receive a royalty equal to 20% of production on behalf of the Colombian government. A royalty interest is an interest in an oil and gas property that entitles the royalty owner to a share of the oil and gas without paying any of the costs of production. After the field is declared commercial by Ecopetrol, it will acquire a 50% interest in the remaining production, bear 50% of the development costs, and reimburse the associates, from Ecopetrol's share of future production, for 50% of the associates' costs of certain direct exploration activities. After Ecopetrol acquires a 50% interest, the interests of the other parties to the contract will be reduced by 50%. All decisions regarding the development of a commercial field will be made by an executive committee consisting of a representative of the associated parties to the contract and Ecopetrol. The members of the executive committee will vote in proportion to their respective interests in the contract. Decisions of the executive committee will be made by the affirmative vote of the holders of over 50% of the interests in the contract.

     Under the terms of the Dindal association contract, Ecopetrol's interest in production and costs would increase on a sliding scale after a commercial contract area produces in excess of 60 MMBbls. Such increases occur in 5% increments from 50% to 70% as accumulated production from all fields producing from the Dindal contract area increase in 30 million barrel increments from 60 MMBbls to 150 MMBbls. Recovery of Ecopetrol's 50% share of direct exploration costs is limited to production from successfully producible exploration wells.

     Under the terms of the Rio Seco association contract, after a commercial contract area produces in excess of 60 MMBbls and the associates have recovered 100% of their investment, Ecopetrol's interest in production and costs would increase from 50% to 75% as the ratio of the accumulated income attributable to the associated parties to the contract other than Ecopetrol to the accumulated development, exploration and operating costs of such parties (less any expenses reimbursed by Ecopetrol) increases from a one-to-one ratio to a two-to-one ratio. Upon declaration of commerciality, Ecopetrol will be required to reimburse us from production for our 50% share of all seismic and exploratory wells costs from all production under the Rio Seco contract.

     In the event a discovery is made and is not deemed to be commercially feasible by Ecopetrol, the associates may expend up to $2 million per contract over a one-year period to further delineate the field, 50% of which will be reimbursed if Ecopetrol subsequently accepts the commercial feasibility of the property. The associates have the right to develop fields they believe are commercial on a sole risk basis. In such event, Ecopetrol will have the right to acquire a 50% interest therein upon payment of a penalty of 200% of the amounts expended by the associates from the point at which Ecopetrol rejected the initial commerciality application. Once the associates have recovered the 200% penalty and Ecopetrol begins to participate in the project, Ecopetrol must pay its proportionate share of all future costs on a pay-as-you-go basis. Seven Seas and the other associates have paid all costs of the exploration program under the association contracts to date. See "Business -- Changes in Our Original Strategy" concerning our recent agreement with Ecopetrol.

     GHK Company Colombia serves as the operator of the Guaduas field, pursuant to the terms of operating agreements between Seven Seas, our subsidiaries and the other associates. GHK Company Colombia has exclusive responsibility for operations within the budgets and work programs approved by the executive committee and may demand payment in advance from each party of its respective shares of estimated subsequent monthly expenditures.


     Under the terms of a letter agreement dated September 11, 1992, as amended, between GHK Company Colombia and Dr. Jay Namson, the holders of interests in the association contracts, except for Petrolinson S.A., will be required to assign a proportionately reduced 2% working interest in the Dindal association contract and the Rio Seco association contracts to Dr. Namson after those interest holders recover from production of 100% of all costs incurred in connection with the exploration and development of the Dindal and Rio Seco association contract areas since the completion of the first-year work obligations under the Dindal association contract. Accordingly, when such costs have been recovered, we will be required to assign to Dr. Namson 2% of 55% from our 57.7% interests.


Drilling activity on the Guaduas field

     To date, we have drilled thirteen wells on the Dindal and Rio Seco association contract areas. Six of those wells have been production tested and have achieved maximum actual oil production rates ranging from 3,415 to 13,123 Bbls/d. Four of the twelve wells did not produce commercial amounts of oil and gas during testing. The remaining three wells remain to be tested.

     The first well, the Escuela 1, which was drilled in 1994 prior to the time we acquired an interest in the association contracts, did not encounter the Cimarrona formation. It was plugged and abandoned as non-commercial.

     The discovery well on the Guaduas field was the second well drilled on the Dindal block, the El Segundo 1-E. The El Segundo 1-E commenced drilling in December 1995 and reached total depth in mid-January 1996. The well encountered the Cimarrona formation, the oil and gas reservoir of the Guaduas field, at a measured depth of 5,718 feet. Due to the circulation problems encountered while drilling, we stopped drilling after penetrating only 88 feet of the Cimarrona. The well was then completed open hole in February 1996. Open hole means that the well did not have casing, which is heavy steel pipe used to seal off fluids from the hole or to keep the hole from caving in. The El Segundo 1-E tested oil at an actual maximum rate of 3,415 Bbls/d.

     A third well, El Segundo 1-N, reached total measured depth of 6,820 feet in November 1996. This well was intentionally deviated from the surface location of El Segundo 1-E to a bottom hole location approximately 2,000 feet north. The well encountered approximately 352 feet of oil saturated and highly fractured Cimarrona reservoir rocks. During production testing, El Segundo 1-N produced oil at an actual maximum rate of 8,948 Bbls/d.


     A fourth well, El Segundo 1-S, was drilled and completed in September 1997 to a total measured depth of 6,920 feet. It is located approximately 360 feet west and 2,460 feet south of the El Segundo 1-E. The results of the last daily production test (December 11, 1999) indicated 2,634 Bbls/d of oil, 479 mcf/d of gas and zero Bbls/d of water. Production on this well is constrained. The bottom hole location of this well is approximately 2,000 feet south of the surface location of the El Segundo 1-E well. In October 1997, the El Segundo 1-S was production tested at an actual maximum rate of 4,528 Bbls/d. As of March 2, 2000, cumulative production from this well for oil, gas and water were 239,000 Bbls, 42,900 Mcf and less than 100 Bbls, respectively.



     In October 1997, a fifth well, the Tres Pasos 1-E was drilled at a location approximately 8,500 feet northwest of the El Segundo 1-E. The Tres Pasos 1-E was the first well on the Rio Seco contract. The Tres Pasos 1-E well was completed at a measured depth of 6,150 feet. Production testing of the Tres Pasos 1-E well was conducted in late 1997 and oil was produced at an actual maximum rate of 13,123 Bbls/d. Analysis of reservoir pressure data during production testing indicated pressure communication with all three El Segundo 1 wells. We believe this pressure communication over a 8,500 feet distance supports core studies showing an intensive degree of inter-connected fractures. The pressure communication also supports core studies showing the large calculated permeability within the area of the Cimarrona formation investigated during production testing.



     In November 1997, the sixth well, El Segundo 2-E was drilled to a measured depth of 6,292 feet on the Dindal association contract. It was located approximately 19,532 feet north of the surface location of the El Segundo 1-E discovery well. Production testing of El Segundo 2-E was completed in January 1998 and resulted in a maximum actual production rate of 5,381 Bbls/d. Analysis of pressure data during production testing indicated pressure communication with the El Segundo 1-S well, with a bottom hole location approximately 20,100 feet to the south. This data further confirmed the presence of a pervasive fracture system supporting the evidence for extensive permeability within the Cimarrona formation over the area investigated during the production testing.



     In December 1997, the seventh well, Tres Pasos 2-E, was drilled to a measured depth of 6,054 feet on the Rio Seco block approximately 29,600 feet northwest of the surface location of El Segundo 1-E. The well encountered 290 feet of Cimarrona reservoir. Due to an operational problem that resulted from a failure to properly cement liner casing through the Cimarrona formation, we drilled a new side-tracked well bore. The Tres Pasos 2-E side-track reached a total measured depth of 5,880 feet with a bottom hole location approximately 900 feet southeast of the surface location. We plan to complete and test the side-track bore hole in 2000.



     In November 1997, drilling commenced on the eighth well, El Segundo 3-E, located approximately 14,800 feet south of the surface location of the El Segundo 1-E well on the Dindal block. The drilling of El Segundo 3-E was completed at a measured depth of 8,021 feet in February 1998. The well encountered 292 feet of Cimarrona formation. Customary log analysis indicated similar characteristics of lithology and fracturing similar to that observed in previous wells; however, unlike the other wells, there were no oil shows, only natural gas shows. This well was not cored. After the completion of drilling operations on El Segundo 3-E, we experienced significant mechanical problems while attempting to complete the well for production testing. We have temporarily abandoned the El Segundo 3-E well. We currently plan to sidetrack and horizontally redrill the well in 2000 in satisfaction of our $2.0 million exploration obligation with Ecopetrol.



     The ninth well, El Segundo 6-E, is located on the Dindal block approximately 28,000 feet south of the surface location of the El Segundo 1-E well. In June 1998, the El Segundo 6-E well reached a total measured depth from the surface of 8,669 feet. Our preliminary analyses while drilling indicated highly fractured core samples and over 300 feet of Cimarrona reservoir rocks with no apparent indication of oil-water contact and shows of oil and gas. During production, there was only a small show of oil and gas along with large quantities of water. Attempts to eliminate water migrating from behind the pipe were unsuccessful. Due to the magnitude of oil and gas shows encountered during drilling operations, management believes this well may be a candidate for a horizontal re-drill.


     In July 1998, we completed drilling operations on the tenth well, Tres Pasos 4-E. This well is located on the Rio Seco association contract area, approximately 16,400 feet northwest from the surface location of the El Segundo 1-E discovery well. The well reached a total measured depth of approximately 6,300 feet. The Tres Pasos 4-E well encountered 303 feet of Cimarrona formation with oil and gas shows. However, the well bore did not appear to intersect the larger fracture system due to a rotation in reservoir fracture system orientation at the well's bottom hole location. Consequently, the well may not be commercially productive. We are still evaluating and analyzing the well, using bottom hole pressure recording to determine whether a side-track lateral/horizontal well bore is warranted.



     In September 1998, we drilled the eleventh well, Tres Pasos 3-E, located on the Rio Seco block approximately 10,000 feet south of the Tres Pasos 1-E well. The Tres Pasos 3-E well encountered 282 feet of Cimarrona with oil and gas shows. Drilling was then extended to a total measured depth of 10,187 feet in the deeper Villeta formation where shows of oil and gas were encountered. In February 1999, we perforated the deeper Villeta formation, the secondary zone of interest, which resulted in natural gas shows but not in commercial quantities of oil and gas. The shallower Cimarrona formation objective has not yet been tested. Perforating and testing of the Cimarrona formation is scheduled in 2000.



     In December 1998, we completed drilling the twelfth well. This well, Tres Pasos 1-WH, was our first horizontal/lateral well. It is approximately 6,500 feet west and 2,300 feet north of the El Segundo 1-E. It was drilled to a measured depth of 7,180 feet on the Rio Seco block. The horizontal bore hole penetrated 1,160 feet of the Cimarrona reservoir. Significant rates of oil flow were encountered while drilling the reservoir and no indications of an oil-water contact were encountered. The well was production tested from January 7, 1999 until May 18, 1999 at various rates. The maximum controlled testing rate achieved was around 4,360 Bbls/d and cumulative oil produced during testing of this well was approximately 82,250 barrels of oil. This well produced 15,249 barrels of oil while testing in December 1999. As of March 2, 2000, cumulative production from the Tres Pasos 1-W for oil, gas and water were 98,100 Bbls, 19,100 Mcf and 2,350 Bbls, respectively. The results of the last daily production test (December 28, 1999) indicated 1,422 Bbls/d of oil, 382 Mcf/d of gas and 107 Bbls/d of water. Production on this well is constrained.



     In December 1999, we drilled the thirteenth well, El Segundo 4-E, on the Dindal block located approximately 8,200 feet southeast of the El Segundo 1-N Guaduas field discovery well. The well reached a measured depth of 6,200 ft. The well was production tested in February and March 2000. According to preliminary analysis, the well did not encounter the Cimarrona reservoir. The El Segundo 4-E has been shut in for pressure build up after testing gas from the open hole at rates of approximately 200 Mcf/d. We will determine the future disposition of the well based on further evaluation of this data.

Table of Guaduas field wells


     The table below sets out maximum production testing rates for the Guaduas field wells as of March 31, 2000. Maximum testing rates of oil production are not indicative of production rates that may be realized during sustained commercial production. Production tests are conducted to obtain an indication of the production capacity of individual wells and to give an indication of reservoir quality and extent. Actual producing rates from individual wells will depend on the results of an integrated reservoir management strategy and an engineering production plan, which will incorporate data from all wells in the field to maximize the economic recovery of oil from the reservoir.


                                             MAXIMUM    MAXIMUM
                                              ACTUAL     ACTUAL
                                  MEASURED   OIL TEST   GAS TEST
                                   DEPTH       RATE       RATE
WELL NAME               BLOCK      (FEET)    (BBLS/D)   (MCF/D)                   STATUS
---------               -----     --------   --------   --------                  ------
Escuela 1............  Dindal       7,802         --        --     Plugged and abandoned
El Segundo 1-E.......  Dindal       5,718      3,415     1,350     Discovery well
El Segundo 1-N.......  Dindal       6,820      8,948     3,500     Oil and gas well
El Segundo 1-S.......  Dindal       6,920      4,528       451     Oil and gas well
Tres Pasos 1-E.......  Rio Seco     6,150     13,123     6,000     Oil and gas well
El Segundo 2-E.......  Dindal       6,292      5,381       826     Oil and gas well
El Segundo 3-E.......  Dindal       8,021         --        --     Non-commercial test; may side-track
Tres Pasos 2-E.......  Rio Seco     5,880         --        --     Side-tracked and waiting on
                                                                   completion
El Segundo 6-E.......  Dindal       8,669         --        --     Non-commercial test; may side-track
Tres Pasos 3E........  Rio Seco    10,187         --        --     Waiting on Cimarrona completion
Tres Pasos 4E........  Rio Seco     6,300         --        --     Non-commercial test; may side-track
Tres Pasos 1-WH......  Rio Seco     7,180      4,594       337     Oil and gas well
El Segundo 4-E.......  Dindal       6,200         --        --     Evaluating test results


About the production tests



     As described above, six of the thirteen wells we have drilled on the Dindal and Rio Seco association contract areas have been production tested. Typically, the time period for initial completion testing of a production well lasts 30 days or more. The time periods for the tests are established in our initial permit applications. If we need a renewal or want to extend a testing period beyond the time approved in the initial permit application, we must resubmit to the Colombian regulatory authorities a technical program and justification accompanied by the necessary permits.



     The objective of the initial completion tests is to determine initial productivity and to determine the productivity and reservoir characteristics of the wells. Oil is typically produced from the wellbore using electric submersible pumps. The associated gas is removed at the surface in a 2-phase separator, metered and disposed of with a surface combustion unit. The produced oil is separately metered, stored and sold. Cumulative oil produced as of March 31, 2000 is 793,000 barrels. Cumulative gas produced to date totals 226.5 MMcf.


Geology and reservoir characteristics of the Guaduas field

     The Guaduas field geological structure is a large anticlinal structure. An anticlinal structure is a sub-surface, geological structure that rises to a rounded peak. The primary oil reservoir is the Upper Cretacous Cimarrona formation, which is located on the west flank of the Villeta anticline with an average dip of 14 degrees at a depth of between approximately 6,000 and 8,000 vertical feet. The reservoir comprises both limestone and sandstone and is under-pressured. The oil is characterized by low sulfur content of approximately 0.5%, low paraffin content, a medium gravity of between 18 degrees to 20 degrees API, and a pour point of minus 34 degrees Fahrenheit.

     The reservoir is generally intensely fractured and has indicated high permeability in the wells that successfully produced oil and gas. Pressure test analysis indicates the reservoir to be connected in most directions by large fractures that allow hydrocarbons to flow readily through the reservoir. We believe that these highly permeable fractures, in conjunction with the angle of the formation dip, will allow the oil to be produced by a combination of efficient oil recovery mechanisms, including gravity drainage, gravity segregation and pressure maintenance.

Production facilities, gathering and pipeline systems for the Guaduas field


     We have completed the engineering specifications for the construction of pipeline and production facilities. Approximately 80% of the engineering for a pump station and a metering station is complete. The remaining work on these two items will be done as soon as practicable after we grant equipment awards, something which was not possible until Ecopetrol made a decision on commerciality.



     The construction of the pipeline and the production facilities is subject to a number of conditions, including letting construction contracts and obtaining required environmental and construction permits, easements and rights of way. All of the landowners along the pipeline route have been identified, but we have decided not to begin negotiations to purchase rights of way from the landowners until the Ministry of Environment grants the required pipeline permit and we get closer to the actual construction dates.



     We received the required environmental pipeline permit in July 2000.



     We are waiting on the global operating license that is required for the construction of the production facilities. The Assistant Director of Environmental Licenses has informed us that the technical review of the global operating license was completed around June 9, 2000. The legal department would then review the technical report and, subsequently, draft a resolution granting us the license. We expect to receive the global operating license in July 2000.



     In January 2000, we completed the construction of the production facility, which will be used for trucking 4000 -- 6000 Bbls/d per day.



     We have not finalized our negotiations with the operator of the Oleoducto Alto Magdalena pipeline for the transportation of oil. Because there are certain economic incentives to build the pipeline as a separate project outside the association contracts, we have held discussions with the other associates and several outside parties that have expressed an interest in forming a separate company to execute the pipeline project. If a separate and independent company is formed, we may or may not own an equity interest in the pipeline company.



     The Oleoducto Alto Magdelena pipeline is a regional pipeline that transports oil production from the Upper and Middle Magdalena river basins to the oil refining and terminal city of Vasconia. In Vasconia, the pipeline connects with the Oleoducto de Colombia regional pipeline that transports oil to the export terminal facilities at the port of Covenas, on the Caribbean coast. As a result of current and forecasted continuing excess capacity in the Oleoducto Alto Magdelena and Oleoducto de Colombia lines, we plan to build our pipeline from the Guaduas field to La Dorada, a town located 36 miles northwest of Guaduas. In La Dorada, our pipeline will connect with the Oleoducto Alto Magdelena pipeline so that Guaduas field oil production can be transported via the Oleoducto de Colombia pipeline to the port of Covenas. The possibility also exists for our oil to be transported from Vasconia to Covenas through the Oleoducto Central S.A.


Montecristo and Rosablanca association contracts


     Effective February 28, 1998, we acquired a 75% interest in the contiguous Montecristo and Rosablanca association contract areas. These areas cover a total of approximately 692,000 gross acres in the northern Middle Magdalena Basin. The Montecristo and Rosablanca association contracts are similar to the Rio Seco association contract, but with two major beneficial changes. First, in the Montecristo and Rosablanca association contracts, after a declaration of commerciality, Ecopetrol's interest in production and costs would be on an individual-field basis rather than being applicable to the entire contract. Second, the Montecristo and Rosablanca association contracts provide for an additional term of four years in the event a gas field is discovered.


     We have evaluated the 950 miles of re-processed 2-D seismic data on the Montecristo and Rosablanca association contract areas. Our second year work obligation is to acquire 62.1 miles (100 kilometers) of new seismic on each block. We are currently evaluating the 62.1 miles of newly acquired 2-D seismic for the Rosablanca contract area and have to make a decision by July 14 on whether to continue the contract into year three by committing to drill a well before February 28, 2001. We are discussing with Ecopetrol the possibility of substituting other work, such as the same dollar amount of exploratory work on another agreed upon area, for the current obligation to acquire 62.1 miles (100 kilometers) of new 2-D seismic on the Montecristo contract. Seven Seas and Ecopetrol have agreed that additional seismic is an unnecessary expenditure. We estimate the net cost to conduct seismic operations on the Montecristo association contract area would be $1.0 million. We may assign part of our interest to a third party who would pay these costs, which would result in a reduction of our interest.


Tapir association contract


     In the Central Llanos basin, 40 miles east of the Cusiana field, we own an 11.875% initial working interest in the 116,795 acre Tapir association contract area, which is operated by Mohave Colombia Corporation (Mohave). Mohave is production testing various zones in the Mateguafa 2 well, which reached a total depth of 8,701 feet on March 13, 2000. We have signed a purchase and sale agreement to sell our 11.875% interest in the Tapir association contract to Solana Petroleum Exploration Colombia Limited for 3,000,000 common shares of Solana Colombia's parent corporation, Solana Petroleum Corp. Upon the completion of the sale of our interest, we will own 14% of the outstanding common shares of Solana Petroleum Corp.



     We are currently waiting for the Canadian Venture Exchange to approve the transfer of our interests to Solana. Upon receiving this approval, Solana will reimburse us for our costs attributable to the Tapir block since August 1, 1999, including our share of the Mateguafa 2 well costs.



Modification of the terms of association contracts



     In July 1999, the Colombian government announced new terms for all new association contracts. Associates of new association contracts will have an initial 70% interest instead of a 50% interest. Like previous contracts, depending on production volumes and capital expenditure, the associates' interest in the contract will ultimately decrease to 35% percent. None of our association contracts will be affected by these changes.


OTHER PROPERTIES

Australia

     In June 1999, we paid $0.2 million to the operator for the right to withdraw from our 20% interest in the Bass Basin in offshore southeast Australia. The withdrawal resulted in a $0.7 million loss. The operator assumed all obligations related to the property in the future.

     In 1998, we completed the sale of our 11.77% working interest in the Perth Basin in Western Australia for approximately $0.9 million in cash and the reimbursement of approximately $0.3 million for certain capital expenditures.

Papua New Guinea

     In February 1999, we entered into an agreement with ARCO Papua New Guinea Inc. whereby ARCO funded our obligation for the twelve-month period ended July 1998 for an 80% interest in the subject exploration permit. Subsequently, we relinquished our rights in the property to ARCO, retaining a small production payment, with no remaining required capital expenditures. In November 1999, ARCO surrendered its rights to the property; thus, terminating our production payment.

OIL AND GAS RESERVES

     The following table sets forth our estimated net proved oil and gas reserves, the estimated future net revenues before income taxes, the present value of estimated future net revenues before income taxes related to proved reserves and the standardized measure of discounted future net cash flows related to proved reserves, in each case as of December 31, 1998 and December 31, 1999. All information relating to estimated net proved oil and gas reserves and the estimated future net revenues and cash flows attributable thereto is based upon a report from Ryder Scott Company Petroleum Consultants. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the United States Securities and Exchange Commission.


                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
Total net proved reserves:
  Oil (MBbls)...............................................      34,880         38,719
  Gas (MMcf)................................................          --             --
  Total (MBOE)..............................................      34,880         38,719
Net proved developed reserves:
  Oil (MBbls)...............................................      11,001         20,238
  Gas (MMcf)................................................          --             --
  Total (MBOE)..............................................      11,001         20,238
Estimated future net revenues before income taxes
  (in thousands)(1).........................................    $605,603       $226,175
Present value of estimated future net revenues before income
  taxes (in thousands)(1)...................................    $311,374       $115,878
Standardized measure of discounted future net cash flows (in
  thousands)(1)(2)..........................................    $230,967       $ 89,850


---------------

(1) The present value of estimated future net revenues was prepared using constant prices as of December 31, 1999 and 1998, discounted at 10% per annum on a pre-tax basis. The net price for 1999 was calculated using the December 31, 1999 price of $25.60 per barrel, less $4.50 per barrel for gravity adjustment and transportation and marketing costs, yielding a net price of $21.10 per barrel. The net price for 1998 was calculated using the December 31, 1998 price of $12.05 per barrel, less $4.50 per barrel for gravity adjustment and transportation and marketing costs, yielding a net price of $7.55 per barrel.

(2) The standardized measure of discounted future net cash flows represents the present value of estimated future net revenues from proved reserves after income tax, discounted at 10% per annum.

     Reservoir engineering is a subjective process that involves estimating underground accumulations of gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, and on engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimates. These revisions may be material. Accordingly, reserve estimates are generally different from the quantities of gas and oil that are ultimately recovered.

     Approximately 68% of our total estimated proved reserves at December 31, 1999 were undeveloped. Recovery of these reserves will require significant spending and successful drilling and completion operations. Although estimates of our reserves and related costs have been prepared in accordance with industry standards, we cannot be certain that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

Productive wells

     The following table sets forth the gross, or total, number of productive oil and gas wells in which we have an interest as of December 31, 1999 and also sets forth the net number as of the same date. The net number of productive wells is determined by multiplying the number of gross wells by our working interests in those wells.

                                                                      WELLS(1)
                                                             --------------------------
                                                                 OIL            GAS
                                                             -----------    -----------
                                                             GROSS   NET    GROSS   NET
                                                             -----   ---    -----   ---
Colombia...................................................    8     3.7(2)   1     0.6
                                                              --     ---     --     ---
          Total............................................    8     3.7      1     0.6

---------------

(1) One or more completions in the same well bore are counted as one well.

(2) Before Ecopetrol's 50% acquisition rights have been exercised.

Acreage

     The following table sets forth estimates of our gross and net developed and undeveloped acreage for which oil and gas leases or association contracts were held as of December 31, 1999. The gross acres number reflects the total number of acres in which we have an interest, without regard for the size of that interest. Net acres are determined in the same way that net wells are determined, by multiplying the gross acres by our interest in those acres. Undeveloped acreage means acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether the acreage contains proved reserves.

                                                DEVELOPED                   UNDEVELOPED
                                        --------------------------   --------------------------
                                        GROSS ACRES   NET ACRES(1)   GROSS ACRES   NET ACRES(1)
                                        -----------   ------------   -----------   ------------
Colombia..............................    12,160         7,293         905,369       588,625
          Total.......................    12,160         7,293         905,369       588,625

---------------

(1) Net acres are based on our respective working interests, and, in Colombia, are before Ecopetrol's participation.

Drilling activity

     The following table sets forth the number of wells drilled by us from inception through December 31, 1999:

                                                    EXPLORATORY                 DEVELOPMENT
                                             -------------------------   -------------------------
                                             PRODUCTIVE        DRY       PRODUCTIVE        DRY
                                             -----------   -----------   -----------   -----------
                                             GROSS   NET   GROSS   NET   GROSS   NET   GROSS   NET
                                             -----   ---   -----   ---   -----   ---   -----   ---
Year Ended December 31, 1999:
  Colombia.................................    3     0.8     1     0.1     0     0.0     0     0.0
Year Ended December 31, 1998:
  Colombia.................................    1     0.6     5(1)  2.8(2)   0    0.0     0     0.0
                                               ==    ===     ==    ===     ==    ===     ==    ===
Year Ended December 31, 1997:
  Colombia.................................    3     1.7     0     0.0     0     0.0     0     0.0
                                               ==    ===     ==    ===     ==    ===     ==    ===
Year Ended December 31, 1996:
  Colombia.................................    2     1.2     0     0.0     0     0.0     0     0.0
  Argentina................................    0     0.0     1     0.3     0     0.0     0     0.0
                                               --    ---     --    ---     --    ---     --    ---
                                               2     1.2     1     0.3     0     0.0     0     0.0
                                               ==    ===     ==    ===     ==    ===     ==    ===
Year Ended December 31, 1995:
  Australia................................    0     0.0     1     0.1     0     0.0     0     0.0
                                               ==    ===     ==    ===     ==    ===     ==    ===

---------------

(1) Two of the exploratory wells listed as dry during 1998 are being evaluated as horizontal/lateral side-track candidates and two have not been tested.

(2) Before Ecopetrol's 50% acquisition rights have been exercised.

Other Information

     We have included additional information regarding our oil and gas operations in the notes to our 1999 consolidated financial statements. This information addresses:

     - our capitalized costs related to our oil and gas activities incurred in 1999, 1998 and 1997;

     - our development, property acquisition and exploration costs incurred in 1999, 1998 and 1997;

     - our proved reserves in 1999, 1998 and 1997;

     - the standardized measure of discounted future net cash flows attributable to our proved oil reserves for 1999, 1998 and 1997; and

     - the principal sources of changes in our standardized measure of discounted future net cash flows in 1999 and 1998.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risk, including adverse changes in commodity prices, interest rates and foreign currency exchange rates as discussed below.

Commodity risk

     We have faced minimal risk from commodity pricing because of the small amounts of oil and gas produced to date. Realized commodity prices received for such production are primarily driven by the prevailing worldwide price for crude oil and spot prices applicable to natural gas. The effects of such pricing are expected to be minor until such time as we produce commercial quantities of oil and gas.

Interest rate risk

     We consider our interest rate risk exposure to be minimal as a result of a fixed interest rate on our $110 million 12 1/2% senior notes due 2005. We currently have no open interest rate swap agreements.

Foreign currency exchange rate risk

     We conduct business in several foreign currencies and are subject to foreign currency exchange rate risk on cash flows related to sales, expenses and capital expenditures. However, because predominately all transactions in our existing foreign operations are denominated in U.S. dollars, the U.S. dollar is the functional currency for all operations. Exposure from transactions in currencies other than the U.S. dollars is not material.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following information, which was provided to us by the individuals, shows each director and executive officer's (i) name, country of residence and age; (ii) principal positions with Seven Seas; (iii) principal occupation or employment during the last five years; (iv) other public directorships and (v) starting date as a director. No family relationship exists among any of the Seven Seas executive officers and directors.

DIRECTOR NAME AND                     PRESENT POSITION      PRINCIPAL OCCUPATION DURING THE LAST   DIRECTOR
COUNTRY OF RESIDENCE         AGE      WITH SEVEN SEAS         FIVE YEARS; OTHER DIRECTORSHIPS       SINCE
--------------------         ---      ----------------      ------------------------------------   --------
Robert A. Hefner III(1)....  65    Chairman, Chief          Managing Member of The GHK Company     11/96
  United States                      Executive Officer,       L.L.C., a private oil and gas
                                     Managing Director        exploration company
                                     and Director
Sir Mark Thomson             60    President and Director   Managing Director of B&N Investments   5/97
  Bt(1)(2).................                                   Limited, an investment management
  United Kingdom                                              company
Larry A. Ray(1)............  52    Executive Vice           Executive Vice President and Chief     6/97
  United States                      President, Chief         Operating Officer of Seven Seas
                                     Operating Officer,       since September 1997 and Chief
                                     Chief Financial          Financial Officer since April
                                     Officer, Corporate       1999; Executive Vice President --
                                     Secretary and            Operations from June 1997 to
                                     Director                 September 1997
Brian F. Egolf(3)(4).......  51    Director                 President of Petroleum Properties      11/96
  United States                                               Management Corporation, a private
                                                              oil and gas exploration company
Gary F. Fuller(3)(4).......  64    Director                 Director and Shareholder of McAfee &   5/97
  United States                                               Taft A Professional Corporation
Robert B. Panero(3)........  71    Director                 President of Robert Panero             5/97
  United States                                               Associates, international
                                                              strategic policy and project
                                                              studies advisors
Dr. James R. Schlesinger...  70    Director                 Senior Advisor to the investment       9/99
  United States                                               banking firm Lehman Brothers;
                                                              Chairman of the Board of Trustees
                                                              of the MITRE Corporation

---------------

(1) Member of the Executive Committee

(2) Interim President for a period ending October 31, 2000

(3) Member of the Audit Committee

(4) Member of the Compensation Committee

     Each of our directors has held the principal occupation identified above for not less than five years, except for Mr. Hefner, who became an officer of Seven Seas in May 1997 and Mr. Ray, who was appointed Chief Financial Officer of Seven Seas on an interim basis effective April 5, 1999, and who was Seven Seas' Executive Vice President of Operations from June 1997 to September 1997 and has served in a management capacity for The GHK Company L.L.C. since 1990.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The following of Seven Seas' directors, officers and 10% beneficial owners filed untimely reports required by Section 16(a) of the Securities Exchange Act of 1934, in respect of their ownership of Seven Seas' common shares, during the 1999 fiscal year: William W. Daily filed an untimely Form 4 reporting one transaction and Breene M. Kerr filed two untimely Form 4s reporting three transactions. Further, each of Sir Mark Thomson Bt, Dr. James R. Schlesinger and Robert M.D. Cross each failed to file one required Form 3.

CORPORATE GOVERNANCE POLICIES OF BOARD OF DIRECTORS

     In accordance with requirements of The Toronto Stock Exchange, companies listed on that exchange are required to disclose their corporate governance practices with reference to the Guidelines for Improved Corporate Governance in Canada set out in The Toronto Stock Exchange Company Manual, copies of which are available from The Toronto Stock Exchange or Seven Seas.

Mandate and responsibilities

     The fundamental objective of the board of directors is to ensure that Seven Seas operates in a fashion which maximizes shareholder value over the long term. The board of directors carries out all of its duties and responsibilities in a manner consistent with that fundamental objective. The principal duty and responsibility of the board of directors is to oversee the management and operations of Seven Seas, with the day-to-day management of the business and affairs of Seven Seas delegated by the board of directors to the Chief Executive Officer and other executive officers.

     Responsibilities of the board of directors also include overseeing the conduct of our business, providing leadership and direction to our management and setting policies. Our strategic direction is developed through the board of directors; planning process. Through this process, the board of directors adopts the operating plan for the coming year, and monitors management's progress relating to that plan through a regular reporting and review process. To date, no formal position descriptions for the board of directors and the Chief Executive Officer have been developed as recommended by the Guidelines for Improved Corporate Governance.

     The board of directors met three times during 1999, excluding periodic telephone conference calls of directors. Each of the directors holding office during 1999 attended all of the meetings of the board of directors and any committee on which he served, except that Robert M.D. Cross, a former director, did not attend one of the board meetings.

Composition and size


     The seven-member board of directors is elected by our shareholders. Three directors, Robert A. Hefner, III, Sir Mark Thomson, Bt and Larry A. Ray, are not "unrelated" directors and are therefore "related" to Seven Seas within the meaning of the Guidelines for Improved Corporate Governance. According to the Guidelines for Improved Corporate Governance, a director is "unrelated" if he or she is independent of management and free from any interest, business or other relationships that could, or could reasonably be perceived to, materially interfere with his or her ability to act with a view to the best interests of Seven Seas, other than interests and relationships arising from shareholding. In addition to serving as a director, Mr. Hefner is the Chairman and Chief Executive Officer, Sir Mark Thomson is the President and Mr. Ray is the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary. In view of the current developmental state of our business and the fact that a majority of the directors are regularly involved in the business and affairs of Seven Seas, the board of directors has concluded that the functions of Chairman and Chief Executive Officer of Seven Seas do not need to be separated at this time. Messrs. Egolf, Fuller, Panero and Schlesinger are "unrelated" directors. We do not have a "significant shareholder," that is, he or she is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

Committees


                                                                         NUMBER OF MEETINGS
 COMMITTEE AND MEMBERS               FUNCTIONS OF COMMITTEE                   IN 1999
 EXECUTIVE               The Executive Committee is delegated, during             0
   Robert A. Hefner,     the intervals between the meetings of the
   III                   board of directors, all the powers of the
   Sir Mark Thomson, Bt  board of directors in respect of the
   Larry A. Ray          management and direction of the business and
                         affairs of Seven Seas (except only those
                         specified in subsection 116(2) of the Yukon
                         Business Corporations Act in all cases in
                         which specified direction in writing shall not
                         have been given by the board of directors).
 AUDIT                   The Audit Committee consults with our auditors           1
   Brian F. Egolf        and such other persons as the members deem
   Gary F. Fuller        appropriate, reviews the preparations for and
   Robert B. Panero      scope of the audit of our annual financial
                         statements, makes recommendations concerning
                         the engagement and fees of the independent
                         auditors, and performs such other duties
                         relating to the financial statements of Seven
                         Seas as the board of directors may assign from
                         time to time.
 COMPENSATION            The Compensation Committee has all the powers            7
   Brian F. Egolf        of the board of directors, including the
   Gary F. Fuller        authority to issue shares or other securities
                         of Seven Seas, in respect of any matters
                         relating to the administration of our stock
                         option plans and compensation of officers,
                         directors, employees and other persons
                         performing substantial services for Seven
                         Seas.



     The Guidelines for Improved Corporate Governance contemplate that committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors. Seven Seas complies with the requirements of the Yukon Business Corporations Act in that the majority of the members of the Audit Committee are not officers or employees of Seven Seas or its affiliates. In addition, a majority of the members of the Compensation Committee are unrelated directors. The board of directors feels it is appropriate to have Messrs. Hefner, Thomson and Ray serve on the Executive Committee, as they possess particular expertise as to the operations of the Corporation. Seven Seas does not have a standing nominating committee.


Board approval and management's expectations

     The board of directors has delegated to the Chief Executive Officer and senior management responsibility for the day-to-day management of Seven Seas' business. Matters of policy and issues outside the normal course of business are brought before the board of directors for its review and approval, along with all matters requiring the review and approval of the board of directors under applicable legislation. The Chief Executive Officer and senior management review Seven Seas' progress in relation to the current operation plan at board of directors meetings, which are held at regular intervals during the year (usually quarterly). Financial, operational and strategic issues facing Seven Seas are reviewed, monitored and approved at the board of directors meetings.

Recruiting new directors and assessing board performance

     The board of directors has not established a committee of non-management directors with the responsibility for proposing new nominees to serve on the board of directors and for assessing directors on an ongoing basis. Instead, any director may propose new nominees to the board of directors for consideration by the board of directors as a whole. In addition, although no formal orientation and education program for new directors has been established, all recent appointees to the board of directors have had extensive industry, legal or corporate governance experience as a result of prior employment or service as a director.

     The Guidelines for Improved Corporate Governance also contemplate that a corporate board should implement a process to be carried out by an appropriate committee for assessing the effectiveness of the board as a whole, the committee of the board of directors and the contribution of individual directors. Due to the size and composition of the board of directors, the board of directors is of the view that a formal process of assessment is unnecessary and instead, the effectiveness of committees and individual directors is assessed on an informal basis.

Shareholder feedback

     Shareholder concerns of a significant nature are directed to the Chief Executive Officer for information and resolution. Management reports to the board of directors on these matters and other major shareholder and investor matters.

Directors' Compensation

     Directors who are not officers or employees are paid such remuneration as the board determines and are eligible to participate in our 1996 and 1997 stock option plans. They are also reimbursed for their out-of-pocket expenses incurred in connection with their services as directors, including travel expenses. We also maintain directors' and officers' insurance.

     In July 1996, each non-employee director received a five-year option to purchase 10,000 common shares at an exercise price of $7.125 per share. In November 1996, upon their election as directors, Messrs. Hefner and Egolf each received a five-year option to purchase 50,000 common shares at an exercise price of $18.75 per share. In May 1997, each director who is not an officer received an option for 15,000 shares of common stock at $10.90. Messrs. Hefner and Egolf declined to accept such options.

     In June 1997, we granted Mr. Ray an option to purchase 200,000 common shares at a price of $10.70 per share. Such options vested one-third immediately, with the remaining vesting 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. On September 9, 1997, we granted Mr. Ray options to purchase an additional 200,000 common shares at a price of $13.23 per share. Such options vest one-third on each of the third, fourth and fifth anniversaries of the date of grant. In November 1999, Mr. Ray exchanged all of the options previously granted to him for new options granted to him on November 19, 1999, with an exercise price of $9.00 per share. As a condition to the grant of new options, Mr. Ray surrendered his existing options to us. The terms of the new options are identical to the options originally granted except for the exercise price.

     We granted options to the other directors holding office on July 17, 1997 at an exercise price of $10.70 per share as follows: Mr. Hefner -- 300,000; Mr. Egolf -- 75,000; Mr. Kerr -- 75,000; Mr. Fuller -- 75,000; Mr. Panero -- 50,000;
Mr. Scarlett -- 75,000; and Sir Mark Thomson Bt -- 75,000. One-third of the options vested immediately, with the remaining vesting 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. Mr. Panero's options will vest 50% at the end of one year from the date of grant and the remaining 50% at the end of the second year from the date of grant. Mr. Panero also received a payment of $37,500 in lieu of 25,000 options which would have vested immediately. All unexercised vested and unvested options held by Mr. Scarlett were surrendered effective April 5, 1999. All unexercised unvested options held by Mr. Kerr were cancelled in January 2000.

     In September 1997, we granted Mr. Williamson an option to purchase 500,000 common shares at an exercise price of $13.23 per share, of which options to purchase 150,000 common shares vested immediately, options to purchase 150,000 common shares vested on September 9, 1998 and options to purchase 50,000 common shares vest on each of September 9, 1999, 2000, 2001 and 2002, respectively. All unexercised vested and unvested options held by Mr. Williamson were surrendered effective April 5, 1999.

     On November 25, 1997, we granted options at an exercise price of $18.55 per share to the directors then holding office as follows: Mr. Hefner -150,000; Mr. Williamson -- 150,000; Mr. Egolf -- 100,000; Mr. Kerr -- 75,000; Mr.
Fuller -- 75,000; Mr. Panero -- 25,000; Mr. Scarlett -- 25,000; Sir Mark Thomson Bt -- 25,000; and Mr. Ray -- 150,000. Such options vest one-third on each of the first, second and third anniversaries of the date of grant. All unexercised vested and unvested options held by Messrs. Williamson and Scarlett, respectively, were surrendered effective April 5, 1999. All unexercised unvested options held by Mr. Kerr were cancelled in January 2000.

     On August 21, 1998, we granted Mr. Egolf an option to purchase 18,000 common shares at an exercise price of $11.09 per share, vesting monthly in installments of 1,500 shares beginning October 1, 1998.

     On September 14, 1998, we granted Mr. Daily an option to purchase 237,500 common shares at an exercise price of $9.00 per share, vesting one-third on each of the first, second, and third anniversaries of the date of grant. All of the options held by Mr. Daily vested immediately on January 28, 2000, pursuant to his severance agreement.

     On April 5, 1999, we granted Mr. Cross an option to purchase 75,000 common shares at an exercise price of $4.81 per share, of which options to purchase 25,000 common shares vested immediately and options to purchase 25,000 common shares vested on each of April 5, 2000 and 2001. In February 2000, all unexercised unvested options held by Mr. Cross were cancelled.

     In each case, we granted the options described above at the approximate prevailing market price on the date of grant.

     On August 6, 1999, our Compensation Committee granted options under our 1997 Stock Option Plan to Mr. Hefner, our non-employee directors and Sir Mark Thomson, Bt. As of that date, an option to purchase one common share was valued at $2.0352.

     Mr. Hefner was awarded options to purchase 221,108 common shares in lieu of cash compensation of $450,000 for services provided and to be provided from August 1, 1999 through July 31, 2000. On August 13, 1999, Mr. Hefner began receiving, in lieu of cash compensation, options to purchase 9,213 common shares semi-monthly, on our payroll days, through July 31, 2000. Such options vest upon receipt and are priced at the average of the high and low on each respective payroll day.

     Sir Mark Thomson Bt was awarded options to purchase 350,000 common shares vesting on October 31, 2000 at an exercise price of $4.21875 per share, an amount greater than the fair market value of the stock on the date awarded.

     Non-employee directors who had been directors for more than one year at the end of 1998 were awarded options to purchase 17,197 common shares in lieu of cash compensation of $35,000 for services provided during 1999. Independent directors serving on the Audit Committee for 1999 were awarded options to purchase 18,426 common shares; those serving on the Compensation Committee were awarded options to purchase 20,882 common shares; and independent directors serving on both the Compensation Committee and the Audit Committee for 1999 were awarded options to purchase 22,111 common shares in lieu of compensation. Accordingly, Mr. Egolf was awarded 20,882 options; Mr. Fuller and Mr. Kerr were each awarded 22,111 options; and Mr. Panero was awarded 17,197 options. One-half of the options awarded to each independent director were granted on August 6, 1999. The remainder of the options awarded were granted equally, with half being granted on September 30, 1999 and the remainder to be granted on December 31, 1999. All unexercised unvested options granted to Mr. Kerr were cancelled in January 2000.

     The option exercise price with respect to each grant in lieu of cash compensation to Mr. Hefner and the non-employee directors for more than one year at the end of 1998 is the average of the high and low trading price of our stock on the American Stock Exchange on each grant date. None of the options granted, including those granted to Mr. Hefner, may be exercised unless the closing price of our stock exceeds $10.90 per share on the last trading day before the day on which the options are exercised. All of the options expire on July 30, 2004.

     On September 23, 1999, Dr. Schlesinger was awarded options to purchase 75,000 common shares at an exercise price of $3.0625 per share, of which options to purchase 25,000 common shares vested immediately and options to purchase 25,000 common shares vest on each of September 23, 2000 and 2001.

EXECUTIVE COMPENSATION

Summary compensation table


     The following table sets forth certain summary information regarding the compensation Seven Seas paid to our Chief Executive Officer and our other three most highly compensated officers who were serving at December 31, 1999, and whose total salary and bonus during the fiscal year ended December 31, 1999 exceeded C$100,000, approximately $70,000.


                                                                                LONG TERM COMPENSATION
                                                                          ----------------------------------
                                             ANNUAL COMPENSATION                  AWARDS
                                      ---------------------------------   -----------------------    PAYOUTS
                                                                          RESTRICTED   SECURITIES    -------
                                                           OTHER ANNUAL     STOCK      UNDERLYING     LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)    BONUS   COMPENSATION     AWARD       OPTIONS      PAYOUTS   COMPENSATION
---------------------------    ----   ---------    -----   ------------   ----------   ----------    -------   ------------
Robert A. Hefner, III,.......  1999   $281,250      --          --            --         92,130        --             --
  Chairman, Chief              1998    450,000      --          --            --             --        --             --
  Executive Officer            1997         --      --          --            --        450,000        --             --
  and Managing Director
Sir Mark Thomson, Bt,........  1999   $295,160      --          --            --        350,000        --             --
  President and Director       1998
                               1997         --      --          --            --        100,000(2)     --             --
Larry A. Ray,................  1999   $300,000      --          --            --        550,000(4)     --             --
  Executive Vice               1998    262,500      --          --            --             --        --             --
  President, Chief             1997    139,062(3)   --          --            --        550,000        --         33,330(5)
  Operating Officer, Chief
  Financial Officer,
  Corporate Secretary and
  Director
William W. Daily,............  1999   $330,000      --          --            --             --        --             --
  Executive Vice President,    1998    120,000(6)   --          --            --        237,500        --             --
  President of GHK Company
  Colombia and Director

---------------

(1) Except as otherwise indicated, the dollar value of perquisites and other personal benefits for each of the named executive officers was less than established reporting thresholds and did not exceed the lesser of C$50,000 and 10% of combined salary and bonus in each year covered.

(2) Sir Mark Thomson Bt was granted options exercisable for 75,000 common shares at $10.70 per share and 25,000 common shares at $18.55 for his participation as a member of the board of directors.

(3) Represents salary received from commencement of employment through December 31, 1997 for Seven Seas, which amount does not reflect an annual rate of compensation.

(4) In November 1999, Mr. Ray surrendered all of the options previously granted to him in exchange for an equal number of options with an exercise price of $9.00.

(5) Consists solely of amounts contributed by Seven Seas to the named executive officer's account in our 401(k) plan.

(6) Represents salary received from commencement of employment through December 31, 1998 from Seven Seas, which amount does not reflect an annual rate of compensation.

Option/SAR grants during 1999

     The following table sets forth information regarding individual grants of options by Seven Seas during the fiscal year ended December 31, 1999 to the named executive officers and their potential realizable values.

                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------                 POTENTIAL REALIZABLE
                                            % OF TOTAL                    MARKET                      VALUE AT ASSUMED
                             NUMBER OF     OPTION/SARS                     VALUE                    ANNUAL RATES OF SHARE
                               SHARES       GRANTED TO     EXERCISE      PER SHARE                 PRICE APPRECIATION FOR
                             UNDERLYING     EMPLOYEES       OR BASE       ON THE                       OPTION TERM(1)
                            OPTIONS/SARS    IN FISCAL      PRICE PER      DATE OF     EXPIRATION   -----------------------
NAME                          GRANTED          YEAR          SHARE         GRANT         DATE          5%          10%
----                        ------------   -----------     ---------     ---------    ----------   ----------   ----------
Robert A. Hefner, III.....      9,213           0.7%         2.53          2.53        07/30/04       14,666       37,167
Robert A. Hefner, III.....      9,213           0.7%         2.84          2.84        07/30/04       16,477       41,755
Robert A. Hefner, III.....      9,213           0.7%         3.03          3.03        07/30/04       17,563       44,508
Robert A. Hefner, III.....      9,213           0.7%         3.13          3.13        07/30/04       18,106       45,885
Robert A. Hefner, III.....      9,213           0.7%         2.63          2.63        07/30/04       15,209       38,543
Robert A. Hefner, III.....      9,213           0.7%         2.53          2.53        07/30/04       14,666       37,167
Robert A. Hefner, III.....      9,213           0.7%         2.41          2.41        07/30/04       13,942       35,331
Robert A. Hefner, III.....      9,213           0.7%         2.63          2.63        07/30/04       15,209       38,543
Robert A. Hefner, III.....      9,213           0.7%         1.78          1.78        07/30/04       10,321       26,154
Robert A. Hefner, III.....      9,213           0.7%         1.75          1.75        07/30/04       10,140       25,696

Sir Mark Thomson, Bt. ....    350,000          28.5%         4.22          4.22        06/05/09      928,602    2,353,260

Larry R. Ray..............    200,000          16.3%         9.00          2.94        06/12/07    1,345,835    3,410,605
Larry R. Ray..............    200,000          16.2%         9.00          2.94        09/09/07    1,664,055    4,217,042
Larry R. Ray..............    150,000          12.2%         9.00          2.94        11/25/07    1,749,899    4,434,588

---------------

(1) The assumed rates of annual appreciation are calculated from the date of grant through the assumed expiration date. Actual gains, if any, on option exercises and common share holdings are dependent on the future performance of the common shares and overall stock market conditions. There can be no assurance that the value reflected in the table will be achieved.

(2) In January 2000, all of the unexercised unvested options granted to Mr. Kerr were cancelled.

     We have not granted any stock appreciation rights to the named executive officers or to our other employees or directors.

Aggregated option exercises during 1999 and fiscal year-end option values

     The following table provides information relating to options exercised by the named executive officers during 1999 and the number and value of unexercised options held by the named executive officers at year-end. Seven Seas does not have any outstanding stock appreciation rights:

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING               VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS,          IN-THE-MONEY OPTIONS,
                               SHARES                      WARRANTS/SARS                 WARRANTS/SARS
                              ACQUIRED    VALUE        AT FISCAL YEAR-END(2)         AT FISCAL YEAR-END(2)
                                 ON      REALIZED   ---------------------------   ---------------------------
NAME                          EXERCISE     (1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          --------   --------   -----------   -------------   -----------   -------------
Robert A. Hefner, III.......   --         --          --             582,130        --               --
Sir Mark Thomson, Bt. ......     --         --          --           450,000        --               --
Larry A. Ray................     --         --          --           550,000        --               --
William W. Daily(3).........     --         --          --           237,500        --               --

---------------

(1) Represents the difference between the exercise price of the option and the closing price on the date of exercise.

(2) Based on a closing price on December 31, 1999 of $1.75 per share. Options are "in-the-money" at the fiscal year-end if the market value of the underlying securities on that date exceeds the exercise price of the option.

(3) The options granted to Mr. Daily vested immediately on January 20, 2000, pursuant to his severance agreement.

Report on repricing of options

     The following table provides information relating to options held by named executive officers that were repriced during 1999. See "Management -- Directors' Compensation" for a description of the options previously granted to Mr. Ray.

                                   SECURITIES                                                         LENGTH OF
                                   UNDERLYING                                                      ORIGINAL OPTION
                                   NUMBER OF     MARKET PRICE OF                                   TERM REMAINING
                                  OPTIONS/SARS    STOCK AT TIME    EXERCISE PRICE AT      NEW        AT DATE OF
                                  REPRICED OR    OF REPRICING OR   TIME OF REPRICING    EXERCISE    REPRICING OR
NAME                     DATE      AMENDED(#)     AMENDMENT($)      OR AMENDMENT($)     PRICE($)      AMENDMENT
----                   --------   ------------   ---------------   ------------------   --------   ---------------
Larry R. Ray.........  11/19/99     200,000           $2.94              $10.70          $9.00     7 yrs. 7 mos.
Larry R. Ray.........  11/19/99     200,000           $2.94              $13.23          $9.00     7 yrs. 10 mos.
Larry R. Ray.........  11/19/99     150,000           $2.94              $18.55          $9.00         8 yrs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     Below, we have listed information as of July 5, 2000, about the beneficial ownership of the common shares. This table shows ownership by (i) each person who we know beneficially owns more than 5% of the issued and outstanding common shares, (ii) each director and each of the named officers and (iii) all of our executive officers and directors as a group.



                                                                 NUMBER OF         PERCENT
BENEFICIAL OWNER                                              COMMON SHARES(1)     OF CLASS
----------------                                              ----------------     --------
Robert A. Hefner, III.......................................     5,923,363(2)        15.7%
  c/o Seven Seas Petroleum, Inc.
  Suite 1700, 5555 San Felipe
  Houston, Texas 77056
Breene M. Kerr..............................................     2,733,031(3)         7.2
  c/o Brookside Company
  115 Bay Street
  Easton, Maryland 21601
State Street Research & Management Company..................     2,213,600(4)         5.9
  One Financial Centre, 30th Floor
  Boston, Massachusetts 02111
Robert W. Moore.............................................     2,542,000            6.8
  MTV Limited Partnership
  3600 West Main Street, Suite 150
  Norman, Oklahoma 73072
Sir Mark Thomson, Bt. ......................................       419,232(5)         1.1
Larry A. Ray................................................       407,220(6)         1.1
Brian F. Egolf..............................................       282,240(7)           *
Gary F. Fuller..............................................       177,566(8)           *
Robert B. Panero............................................        97,283(9)           *
Dr. James R. Schlesinger....................................        25,000(10)          *
All executive officers and directors as a group (7
  persons)..................................................     7,331,904(11)       26.9


---------------

  *  Less than 1%


 (1) Unless we indicated otherwise, each of the parties listed has sole voting and investment power over the shares owned. The number of shares listed includes the number of common shares that would be issued if certain stock options that are currently exercisable were exercised subject to our Amended 1996 Stock Option Plan and our 1997 Stock Option Plan. For purposes of this table, options are deemed to be currently exercisable if they may be exercised within 60 days following July 5, 2000.



 (2) Includes 671,112 common shares currently issuable upon exercise of options and 15,000 common shares held by an entity in which Mr. Hefner has a substantial interest.


 (3) Includes 172,112 common shares currently issuable upon exercise of options and 2,560,919 common shares beneficially owned by a limited partnership in which Mr. Kerr serves as a general partner.


 (4) Based on a Schedule 13G for the year ended December 31, 2000, State Street has sole power to vote 2,106,600 shares and sole power to dispose of 2,213,600 shares.



 (5) Includes 91,666 common shares currently issuable upon exercise of options.



 (6) Includes 300,000 common shares currently issuable upon exercise of options and an additional 104,500 owned by Mr. Ray's wife.



 (7) Includes 220,504 common shares currently issuable upon exercise of options and 25,000 common shares owned by a trust for the benefit of members of Mr. Egolf's family.



 (8) Includes 162,666 common shares currently issuable upon exercise of options. Also includes 4,000 common shares owned by a limited liability company, of which Mr. Fuller and his wife each own a 50% interest and share voting and investment powers, and 10,000 common shares owned by a limited partnership of which Mr. Fuller has the voting and investment power as a trustee of a trust which is the sole general partner. Mr. Fuller has a 35.65% interest in the partnership as a limited partner. Also includes 3,500 common shares owned by Mr. Fuller's wife as to which he disclaims beneficial ownership.


(9) Includes 96,504 common shares currently issuable upon exercise of options and 779 common shares held by Mr. Panero's wife.



(10) Includes 25,000 common shares currently issuable upon exercise of options.



(11) Includes 1,566,852 common shares currently issuable upon exercise of options.


EMPLOYMENT AGREEMENTS

     We entered into a five-year employment agreement with Larry A. Ray dated June 12, 1997 that provides for an annual base salary of $262,500 and also provides that, in the sole discretion of the Compensation Committee of the board, Mr. Ray may receive annual merit increases, annual bonuses and stock option awards. As part of his employment agreement, Mr. Ray was granted options to purchase 200,000 common shares at an exercise price of $10.70 per share. One-third of the options vested immediately and the remainder vest one-half each on the first and second anniversaries of the date of grant. On September 9, 1997, we granted Mr. Ray options to purchase an additional 200,000 common shares at a price of $13.23 per share. Of the latter options granted to Mr. Ray, 95,000 are under the Amended 1996 Stock Option Plan and 105,000 are under the 1997 Stock Option Plan. Such options vest one-third each on the third, fourth and fifth anniversaries of the date of grant. The employment agreement may be terminated for cause, which includes death or serious incapacity. Under the terms of the employment agreement, Mr. Ray will receive payments equal to the amounts remaining to be paid under the agreement in the event of a change in control or if his employment terminates for any reason. For purposes of this agreement, the term "change in control" means:

     - any merger, consolidation or reorganization in which Seven Seas is not the surviving entity (or survives only as a subsidiary of an entity);

     - any sale, lease, exchange or other transfer of (or agreement to sell, lease, exchange or otherwise transfer) all or substantially all of our assets to any other person or entity (in one transaction or a series of related transactions);

     - dissolution or liquidation of Seven Seas;

     - any person or entity, including a group as contemplated by Section 13(d) of the Exchange Act, acquires or gains ownership or control (including without limitation, power to vote) of more than 45% of the outstanding shares of our voting stock (based upon voting power); or

     - as a result of or in connection with a contested election of directors, the persons who were directors of Seven Seas before the election cease to constitute a majority of the board of directors; provided, however, that the term "change in control" does not include any reorganization, merger, consolidation, sale, lease, exchange or similar transaction involving solely Seven Seas and one or more previously wholly-owned subsidiaries of Seven Seas.

     We entered into a three-year employment agreement with William W. Daily dated September 1, 1998 that provides for an annual base salary of $330,000. Mr. Daily was also entitled to receive annual merit increases, annual bonuses and stock option awards, at the sole discretion of the Compensation Committee. As a part of his employment agreement, Mr. Daily was granted options to purchase 237,500 common shares at an exercise price of $9.00 per share. The remaining terms of his employment agreement were substantially similar to Mr. Ray's employment agreement. Mr. Daily resigned his employment with Seven Seas effective January 28, 2000. Under the terms of a severance agreement with Mr. Daily dated January 28, 2000, we agreed to pay a termination payment of $330,000 to Mr. Daily and all options granted to him vested immediately.

     We entered into a fifteen-month employment agreement with Sir Mark Thomson, Bt dated August 1, 1999 that provides for an annual base salary of $450,000. Upon signing, Sir Mark Thomson Bt received a signing bonus of $107,660 for services provided to Seven Seas prior to the date of his employment agreement. The employment agreement also provides that other such bonuses, if any, may be awarded at the sole discretion of the Compensation Committee. As a part of his employment agreement, Sir Mark Thomson Bt was granted options to purchase 350,000 common shares at an exercise price of $4.21875 per share, such options to vest October 31, 2000 or upon the occurrence of a change in control. Sir Mark Thomson Bt.'s is also eligible to receive other stock option grants at our discretion. The remaining terms of the employment agreement are substantially similar to Mr. Ray's employment agreement.

     We entered into a five-year employment agreement with Mr. Herbert C. Williamson, III dated September 9, 1997 that provided for an annual base salary of $100,000 and, in the sole discretion of the Compensation Committee, Mr. Williamson was entitled to receive annual merit increases, annual bonuses and stock option awards. As part of his employment agreement, Mr. Williamson was granted options to purchase 500,000 common shares at an exercise price of $13.23 per share. Options to purchase 150,000 common shares vested on September 9, 1998, and options to purchase 50,000 common shares each were to vest on September 9, 1999, 2000, 2001 and 2002, respectively. Of the options granted to Mr. Williamson, 150,000 were under the Amended 1996 Stock Option Plan and 350,000 were under the 1997 Stock Option Plan. The remaining terms and conditions of Mr. Williamson's employment agreement were substantially similar to Mr. Ray's employment agreement. Mr. Williamson resigned his employment with Seven Seas effective April 5, 1999. Under the terms of a severance agreement with Mr. Williamson dated April 5, 1999, we agreed to pay a termination payment of $175,000 to Mr. Williamson and to maintain his medical benefits for one year. Mr. Williamson also agreed to surrender all rights in respect of options granted to him under our stock incentive plans.

STOCK BASED COMPENSATION PLANS

     Officers, directors and employees have been granted stock options under our Amended 1996 Stock Option Plan and the 1997 Stock Option Plan. Pursuant to the 1996 and 1997 plans, 6,000,000 shares were authorized for issuance, of which 3,444,601 were outstanding as of December 31, 1999. Options granted under the 1997 Stock Option Plan have been granted with either no vesting requirement or vesting cumulatively on the anniversary of the grant date over a period of two to five years and expire ten years from the date of grant. Option agreements between Seven Seas and optionees under the 1997 Stock Option Plan may include stock appreciation rights; however, no such rights are currently outstanding. Under each plan, the option price equals the stock's market price on the date of grant.

     The Compensation Committee is responsible for administering the plans, determining the terms upon which options may be granted, prescribing, amending and rescinding such interpretations and determinations and granting options to employees, directors, and officers.

     The following table presents a summary of stock option transactions for the three years ended December 31, 1999:


                                                                        WEIGHTED AVERAGE
                                                             COMMON       OPTION PRICE
                                                             SHARES        PER SHARE
                                                           ----------   ----------------
December 31, 1996........................................   1,164,667          9.07
  Granted................................................   3,197,500         13.56
  Exercised..............................................    (478,667)         3.05
  Revoked................................................      (5,000)        12.25
December 31, 1997........................................   3,878,500         13.51
  Granted................................................     820,500         13.97
  Exercised..............................................    (514,000)         8.02
  Revoked................................................    (703,833)        17.13
                                                           ----------        ------
December 31, 1998........................................   3,481,167        $13.69
                                                           ==========        ======
  Granted................................................   1,553,434          6.06
  Revoked................................................  (1,590,000)        14.03
                                                           ----------
December 31, 1999........................................   3,444,601        $10.10
                                                           ==========        ======


     Exercisable stock options amounted to 2,091,935; 1,718,829; and 1,697,665 at December 31, 1999, 1998, and 1997, respectively. The weighted average fair value of options granted during 1999, 1998, and 1997 were $3.16; $8.77; and $7.68, respectively. The following table summarizes stock options outstanding and exercisable at December 31, 1999:


                                                            WEIGHTED                     WEIGHTED
EXERCISE PRICE                                 AVERAGE      AVERAGE                      AVERAGE
RANGE                               SHARES      LIFE     EXERCISE PRICE    SHARES     EXERCISE PRICE
--------------                     ---------   -------   --------------   ---------   --------------
$.75.............................      3,000     0.4         $  .75           3,000       $  .75
1.69-1.78........................     39,002     4.6           1.71          39,002         1.71
2.41-2.97........................     96,430     4.6           2.73          96,430         2.73
3.00-3.94........................    282,002    10.7           3.04          83,668         3.07
4.22-4.81........................    425,000     9.4           4.32              --           --
6.16-7.13........................     10,000     5.3           6.64           5,000         7.13
8.06-8.63........................    150,000     8.8           8.44          50,001         8.44
9.00.............................    983,500     7.7           9.00         509,168         9.00
10.70-10.90......................    729,000     6.5          10.70         729,000        10.70
14.09............................     18,000     8.6          14.09          18,000        14.09
18.22-18.75......................    642,000     5.9          18.58         491,999        18.59
23.88............................     66,667     0.2          23.88          66,667        23.88
                                   ---------                              ---------
                                   3,444,601                              2,091,935
                                   ---------                              ---------


     As part of the arrangements surrounding the resignations of four former officers, the exercise period of the options granted during their employment was extended from ninety days to eighteen months. This action gave rise to a new measurement date and Seven Seas was required to record compensation expense of $2.1 million during 1997, representing the market value of the common shares on the new measurement date less the exercise price of the options granted. Only the exercisable options granted to the former Chairman, former President, former Chief Financial Officer, and former Vice President of Exploration were considered in the computation.


     During 1999, the Company re-priced options granted to certain employees by cancelling options and granting new options with an exercise price above market prices on the dates of grant.


     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we apply APB Opinion 25 in accounting for our stock option plan, and accordingly do not recognize compensation cost at fair value as it relates to SFAS 123.

     If we had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123, net loss and net loss per share would have increased to the proforma amounts shown below:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Pro Forma Net Loss (In thousands)....................  $(11,695)  $(97,393)  $(32,427)
Pro Forma Net Loss Per Share.........................  $  (0.31)  $  (2.69)  $  (1.00)

     The effects of applying SFAS 123 in this proforma are not indicative of future amounts.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the year ended December 31, 1999: weighted average risk free interest rate of 6.20 percent; no dividend yield; volatility of .8180; and expected life of ten years. Seven Seas granted options prior to public trading on the Canadian Dealing Network on June 30, 1995. Consequently, the underlying common shares had no historic volatility prior to June 30, 1995. The fair values of the options granted prior to June 30, 1995 were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common shares.

REPORT ON EXECUTIVE COMPENSATION

     Our policy with respect to executive compensation and the amount of compensation is determined by the Compensation Committee. In establishing and implementing the compensation policy, the Compensation Committee considers the recommendations of the Chief Executive Officer and considers comparative industry data. Issues relating to compensation are considered by the Compensation Committee periodically throughout the year as needed on a case-by-case basis, and in the early part of each year based upon individual and corporate performance during the preceding year.

     The guiding philosophy of the Compensation Committee in determining executive compensation is to attract and retain qualified and experienced executives and provide reasonable base salaries and incentives for performance geared to Seven Seas' success. Since we do not presently have any significant revenue, the Compensation Committee's focus has been not to award cash bonuses, but rather, has been to provide incentives through stock option awards. The Compensation Committee believes that stock options are the best way to link the interests of management with those of the shareholders.

     Robert A. Hefner III was appointed Chief Executive Officer of Seven Seas in May 1996. His compensation for 1999 consisted of a salary of $281,250 in cash and options having a value of $168,750 based on the Black-Scholes Warrant Pricing Model (see "-- Directors' Compensation"), based on an assessment of his individual performance and significance to the development of our business. No additional options were granted to Mr. Hefner during the year.

                                  SUBMITTED BY THE COMPENSATION COMMITTEE:

                                  Breene M. Kerr
                                  Brian F. Egolf
                                  Gary F. Fuller

PERFORMANCE GRAPH

     The following graph charts performance of an investment in our common shares against the TSE 300 Composite Index and the TSE Oil & Gas Index, assuming an investment of C$100 on June 30, 1995. Between June 30, 1995 and February 6, 1997, our common shares were traded on the Canadian Dealing Network. Our common shares commenced trading on The Toronto Stock Exchange on February 7, 1997 and on the American Stock Exchange on January 9, 1998. The common shares trade in U.S. dollars on The Toronto Stock Exchange and the American Stock Exchange.

                                    [GRAPH]

                             INVESTMENT OF C$100.00

                       6/30/95   12/29/95   6/28/96   12/31/96   6/30/97    12/31/97   6/30/98    12/31/98   6/30/99   12/31/995
                       -------   --------   -------   --------   --------   --------   --------   --------   -------   ---------
Seven Seas
 Petroleum Inc.(1)     100.00      53.33    466.67    1,208.33   1,086.67   1,638.67   1,986.67    663.33    270.00     162.67
TSE 300
 Composite Index       100.00     105.11    113.93     135.17      148.18    155.41      172.21    152.95    166.58     201.45
TSE Oil & Gas
 Index                 100.00     107.37    117.10     149.37      155.71    153.27      140.00    107.52    138.50     136.83

------------------

(1) Calculation using Bank of Canada daily noon rates US$1.00=:
     C$1.3734 on June 30, 1995
     C$1.3652 on December 29, 1995
     C$1.3651 on June 28, 1996
     C$1.3696 on December 31, 1996
     C$1.3811 on June 30, 1997
     C$1.4291 on December 31, 1997
     C$1.4716 on June 30, 1998
     C$1.5305 on December 31, 1998
     C$1.4720 on June 30, 1999
     C$1.4433 on December 31, 1999

                            SELECTED FINANCIAL DATA

     The following table sets forth certain historical consolidated financial data for Seven Seas as of and for each of the periods indicated. You should read this data together with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and accompanying notes that are included in this information circular.

                                                                                                   TOTAL FROM
                                                                                                   INCEPTION
                                                                       UNAUDITED THREE MONTHS     (FEBRUARY 3,
                                   YEAR ENDED DECEMBER 31                  ENDED MARCH 31           1995) TO
                          -----------------------------------------   -------------------------   DECEMBER 31,
                            1999       1998       1997       1996        2000          1999           1995
                          --------   --------   --------   --------   -----------   -----------   ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Revenue...............  $  5,313   $  3,797   $  1,567   $    575   $       568   $       996     $   152
  Net loss..............    (6,789)   (90,199)    (7,928)    (2,195)       (2,805)       (1,104)     (2,120)
  Net loss per common
    share...............      (.18)     (2.49)     (0.24)     (0.17)        (0.07)        (0.03)      (0.23)
  Weighted average
    shares
    outstanding.........    37,862     36,204     32,505     12,972    37,833,420    37,778,420       9,247
BALANCE SHEET DATA (END
  OF PERIOD):
  Cash and cash
    equivalents.........  $ 22,447   $ 38,147   $ 18,067   $ 10,620   $    17,380   $    26,011     $ 3,366
  Total assets..........   261,082    279,900    291,914    235,501       257,639       277,513       4,170
  Current liabilities...     9,714     12,357      8,205      2,806         9,076         9,482         120
  Long term debt........   110,000    110,000     25,000         --       110,000       110,000          --
  Minority interest.....        --      9,713      4,087      1,060            --        11,305          --
  Stockholders'
    equity..............   116,574    123,098    184,163    167,667       113,769       121,994       4,050


     In June 1999, we restructured our interest in Colombia resulting in the elimination of a minority interest owner in one of our subsidiaries. There was no impact on our net ownership interest in the Guaduas field. You should read footnote 14 to the 1999 year end consolidated financial statements for a further discussion.



     The following table sets forth certain audited and unaudited historical consolidated financial data for Seven Seas for each quarter indicated. You should read this data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes that are included in this document.



                                                               2000 QUARTER ENDED
                                                                    MARCH 31
                                                               ------------------
                                                                 (IN THOUSANDS,
                                                                EXCEPT PER SHARE
                                                                     DATA)
Operating revenues..........................................         $  568
Less costs and expense......................................          3,373
                                                                     ------
Gross loss..................................................          2,805
Net loss....................................................         $2,805
                                                                     ======
          Net loss per share................................          (0.07)
                                                                     ======

                                                         1999 QUARTER ENDED
                                           -----------------------------------------------
                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues.......................  $   996    $   887     $   828        $2,602
Less costs and expense...................    2,207      5,134       2,104         3,188
                                           -------    -------     -------        ------
Gross loss...............................   (1,211)    (4,247)     (1,276)         (586)
Net loss.................................  $(1,104)   $(3,781)    $(1,286)       $  618
                                           =======    =======     =======        ======
          Net loss per share.............  $  (.03)   $  (.10)    $  (.03)       $ (.02)
                                           =======    =======     =======        ======

                                                          1998 QUARTER ENDED
                                            -----------------------------------------------
                                            MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                            --------   -------   ------------   -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues........................  $   184    $1,050      $ 1,431       $   1,132
Less costs and expenses...................    1,362     1,912        3,128         134,090
                                            -------    ------      -------       ---------
Gross loss................................   (1,178)     (862)      (1,697)       (132,958)
Net loss..................................  $(1,115)   $ (752)     $(1,602)      $ (86,730)
                                            =======    ======      =======       =========
          Net loss per share..............  $ (0.03)   $(0.02)     $ (0.04)      $   (2.40)
                                            =======    ======      =======       =========

                   SUMMARY OF PRO FORMA FINANCIAL INFORMATION

     A pro forma consolidated condensed balance sheet for December 31, 1999 for Seven Seas-Cayman is not presented in this information circular because it would be substantially the same as the historical consolidated condensed balance sheet of Seven Seas-Yukon as of December 31, 1999, except for:

     - the negative effect of reorganization expenses,

     - the positive effect of reduced expenses resulting from delisting our shares from The Toronto Stock Exchange and reduced reporting requirements in Canada, and

     - the negative impact of a Canadian tax liability, if any, resulting from the continuation.

     The net effect is estimated to be approximately $     million and will be
expensed as incurred and for pro forma purposes would be reflected as a reduction in stockholder's equity. Seven Seas-Yukon's December 31, 1999 balance sheet is included in this information circular.

     Pro forma consolidated condensed statements of operations for the year ended December 31, 1999 for Seven Seas-Cayman are not presented in this information circular because they would be identical to the historical consolidated statements of operations of Seven Seas-Yukon for the same periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

INTRODUCTION


     The following discussion is intended to assist in understanding our financial position and results of operations for each year in the three-year period ended December 31, 1999 and for the three month periods ended March 31, 1999 and March 31, 2000.


OVERVIEW

     Our principal asset is a 57.7% interest, before participation by Ecopetrol, the Colombian state oil company, in the Dindal and Rio Seco association contracts. As of December 31, 1999, Ryder Scott Company Petroleum Consultants estimated total proved recoverable reserves for the Guaduas field of 154.0 million barrels of oil, of which 34.9 million barrels of oil were attributable to our interest.


     Our current plans for the use of available capital are set forth under "Business -- Our Current Strategy." Whether we can achieve our objectives on schedule and with our existing capital resources depends on a number of factors, many of which are not within our control. Factors include timely environmental permitting, securing pipeline rights of way, timely payments by the association contract partners of their share of these costs and the market price of oil field equipment and services. If we experience delays or cost overruns, which are considered possible, we will seek other sources of financing, including project financing, industry joint ventures or arrangements with industry service companies, commercial bank borrowings and traditional debt and equity financing. Another alternative is the formation of a separate company to construct the Guaduas pipeline. This company would be owned and financed by third parties and we would likely have little or no equity in it. This would require us to pay only a per barrel tariff on the oil transported through the pipeline and none of the capital expenditures that are currently budgeted by us for the construction of the pipeline.


1999 IN REVIEW

     In our December 31, 1998 10-K, we outlined our plan for developing the Guaduas field during 1999 and 2000. Specifically, we estimated that we would commence field production with Increment I, the trucking production scenario, in early 2000 at production rates between 4,000 Bbls/d to 6,000 Bbls/d. We also estimated that we would start Increment II, the early pipeline production scenario, by year-end 2000. As we stated in our 1998 10-K, meeting these deadlines depended on three contingencies:

     - receiving a global operating license from the Colombian Ministry of Environment, permitting development activity within the Dindal and Rio Seco association contract areas;

     - receiving an environmental pipeline permit to construct the 36-mile pipeline necessary for completion of Increment II; and

     - approval of commerciality by Ecopetrol by December 1999.


     The negotiations with Ecopetrol for an agreement that would lead to a final decision on commerciality lasted almost 10 months and the decision on commerciality was not made until late May 2000. Originally, we anticipated concluding negotiations with Ecopetrol in June 1999 and establishing a date prior to December 31, 1999 by which Ecopetrol would be contractually obligated to make a decision on commerciality. However, the negotiations continued for an additional four months, due principally to factors beyond our control, including a myriad of economic and political factors that inevitably play a role in any negotiations with most foreign governments. We also conducted the environmental studies that are required to request the global operating license and the environmental pipeline permit from the Colombian Ministry of Environment.


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

     After the agreement was signed on September 23, 1999, we began fulfilling the commitments we made in the agreement, specifically:

     - conducting a long-term production test, and

     - drilling the El Segundo 4-E well to test for a gas cap in the Guaduas field.


     As part of the long-term production test, we shut-in the four wells that had been tested to measure the pressure build-up of the Guaduas field over an extended period of 30 days. The shut in period ended in late January 2000. The drilling and initial test results of the El Segundo 4-E were also completed by late January 2000, providing the required data to Ecopetrol's technical personnel for its decision on commerciality. On December 30, 1999, we made a formal application to Ecopetrol for the commercial development of the Guaduas field; on February 23, 2000, we filed an addendum to the application; and during May 2000, we were informed that Ecopetrol would not be participating in the development of the Guaduas field.



     The long-term test production we conducted resulted in production rates similar to our Increment I trucking production plan. After more than four months of production at an average daily rate of 3,183 barrels, over 400,000 barrels of oil were produced, bringing the total number of barrels produced from the Guaduas field to 790,800 (272,000 net to Seven Seas). Following the production testing phase, we shut-in the field for ongoing pressure testing needed for our reserve calculations and field engineering studies. Now that we have received Ecopetrol's decision on commerciality, we are prepared to resume trucking production once we receive the requisite permitting.


     Based on the new information obtained from drilling the El Segundo 4-E and the long-term production testing, our independent engineers, the Ryder Scott Company Petroleum Consultants and Servipetrol Ltd., studied the data from the Guaduas field for a third consecutive year and Ryder Scott re-affirmed its estimates of the Guaduas field's oil reserves. Specifically, Ryder Scott estimated the Guaduas field's total proved reserves to be 154.0 million barrels as of December 31, 1999, a slight decrease from the December 31, 1998 estimate of 163.3 million and an increase from the December 31, 1997 estimate of 132.0 million barrels. The December 31, 1999 estimate of the Guaduas field's net reserves to Seven Seas was 34.9 million, a slight decrease from the December 31, 1998 estimate of 38.7 million and an increase from the December 31, 1997 estimate of 32.2 million barrels. Proved reserves decreased between December 31, 1999 and December 31, 1998, primarily as a result of the disappointing results of the El Segundo 4-E well. Preliminary analysis indicates that the well did not encounter the Cimarrona reservoir. Despite the decrease in proved reserves, the pre-tax net present value of our proved oil reserves, discounted at 10 percent, increased to $311.4 million in the December 31, 1999 report from $115.9 million in our December 31, 1998 report due to an increase in oil prices from $12.05 to $25.60 per barrel.

GO FORWARD STRATEGY


     In late May 2000, Ecopetrol informed us that it elected not to participate in the development of the Guaduas field at this time and authorized us to proceed with development on a sole-risk basis. In our 1999 Form 10-K, we outlined three scenarios under which we planned to proceed to develop the Guaduas field, depending on Ecopetrol's decision on commerciality. Briefly, the three scenarios were as follows:



Scenario 1 -- Ecopetrol approves our request for commerciality, electing to participate in the development of the Guaduas field



     Provided that we (1) received the global operating license and the environmental pipeline permit, and (2) were able to secure financing for our share of the development costs under Scenario 1, we estimated that we would begin transporting Guaduas field oil production through a pipeline approximately 12 months from the date Ecopetrol approved our commerciality request.


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


Scenario 2 -- Ecopetrol rejects our commerciality request, electing not to participate in the development of the Guaduas field at that time and authorizing us to proceed with the development on a sole-risk basis



     In this scenario, Seven Seas and our contract partners would pay 100% of the development costs and retain all revenues from production after the 20% Colombian royalty deduction. Ecopetrol would have the right to start participating in development at any time, subject to our right to 200% reimbursement of our post-commerciality development costs. (When we say "post-commerciality," we mean after the date on which Ecopetrol informed us of its decision whether to begin paying 50% of the development costs or to allow us to proceed on a sole-risk basis.)



     A decision to proceed as originally planned, but on a sole-risk basis, could cost the partners approximately $61.6 million over a period of one year or more, or $35.6 million net to Seven Seas. Of the $61.6 million, approximately $29.7 million would be for additional development wells, $10.5 million for production facilities, and, $21.4 million for a pipeline.



Scenario 3 -- Ecopetrol rejects our commerciality request and Seven Seas and our partners elect not to proceed on a sole-risk basis, choosing instead to negotiate a modified commerciality agreement with Ecopetrol



     This scenario would likely consist of a development plan similar to Increment I trucking, as described in our 1998 Form 10-K, consisting of limited production transported to a local refinery by trucking, and could result in the postponement of a final decision on pipeline construction. Depending on oil prices, Scenario 3 could produce cash flow for Seven Seas that could fund our annual overhead. If we were to proceed under this scenario, our immediate priority would be to use our existing cash resources to test the underlying formations of the subthrust Dindal structure and to further explore the Rio Seco and Dindal association contract areas to increase the reserves of the shallow Guaduas field. We could possibly finance this strategy with our existing cash resources, but we would immediately seek additional financing as discussed in "-- Financing the Go Forward Strategies."



Proceeding under Scenario 2



     Because Ecopetrol has informed us that it has elected not to participate in the development of the Guaduas field at this time, Scenario 1, described above, is no longer an option for us. Our next step is to determine, with our Dindal and Rio Seco association contract partners, how to proceed under Scenario 2. After determining how to proceed, we will have to finalize and refine our development plan and our budget. Once we have a refined development plan and a budget, we will attempt to secure financing for our share of the development costs. Our plans to proceed under Scenario 2 will be subject



     - to an agreement with our partners on how to proceed on a sole-risk basis,



     - timely receipt of the global operating license, and



     - our ability to secure financing for our share of the development costs.



     If Seven Seas and our contract partners elect to proceed with the development of the Guaduas field on a sole-risk basis, but we are unable to finance all of our share of the development costs, we will seek to proceed with the construction of a pipeline and postpone most of the development drilling until we can pay our share of the development drilling out of cash flow from pipeline production. We can fund our share of the pipeline construction with our current working capital. Without any new development drilling, we expect the Guaduas field to produce approximately 10,000 Bbls/d, or 4,600 Bbls/d net to Seven Seas. At $20 to $25 West Texas Intermediate prices of oil per barrel (or netback per barrel wellhead prices of $19.45 and $14.45), 4,600 Bbls/d will generate between $2 million and $2.7 million in revenue net to Seven Seas each month, or between $24 million and $32.4 million per year.



     If Seven Seas and our contract partners elect not to proceed with the development of the Guaduas field on a sole-risk basis, we will pursue Scenario 3.


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


     In addition to the plans to develop the Guaduas field under Scenario 2, we have tentative plans to drill the Tres Pasos 16 well on the west-side of the Guaduas field. Pursuant to our agreement with Ecopetrol, we plan to re-drill the El Segundo 6-E before September 2000.



     We also have tentative plans to start drilling the subthrust exploration well in 2000 depending upon:



     - the finalized and refined development plan and budget that we agree upon with our association contract partners for the Guaduas field, and



     - our ability to finance our share of the subthrust exploration well costs.



FINANCING THE GO FORWARD STRATEGY



     If our partners agree with us to proceed under Scenario 2, we will have to seek additional financing for our share of the Guaduas field development costs, as well as for future operations, including exploratory drilling to test the deeper formations of the subthrust structure and extending the area of the Guaduas field. Sustained pipeline production of 20,000 Bbls/d to 30,000 Bbls/d will require additional development drilling of the shallow Cimarrona reservoir, additional production facilities and construction of a pipeline. We estimate these costs to be approximately $61.6 million, or $35.6 million net to Seven Seas over the course of two to three years. Possible additional sources of financing are:


     - project financing of the pipeline;


     - industry joint ventures or other similar arrangements with industry service or supply companies;



     - commercial bank borrowing;



     - debt and equity financing; and



     - forward sale of oil.



     Under the terms of our $110 million senior notes, we are allowed to incur an additional $25 million of general indebtedness that can be senior to our senior notes. We could, for example, secure this additional indebtedness with our existing proved reserves. We are also allowed to borrow an additional $10 million for project financing, such as for the pipeline and production facilities. In short, we are permitted to borrow up to $35 million that can be senior to our outstanding $110 million senior notes.



     In our 1999 Form 10-K, we indicated that it will be difficult, but not impossible, for us to proceed "sole-risk" and finance the approximately $35.6 million needed to fund our net development costs. We believe we can proceed to develop the Guaduas field under Scenario 2 for the following reasons:



     - The $35.6 million of development costs will be spread out over a period of two to three years;



     - During the period in which we are incurring a portion of the $35.6 million development costs, we will be generating early cash flow by trucking from 4,000 Bbls/d to 6,000 Bbls/d; and



     - To accommodate our financial needs, we can refine our development plan in such a way that we can increase production levels from the initial production rates of 4,000 to 6,000 barrels a day with limited capital requirements. We could, for instance, proceed with the construction of the pipeline and delay drilling any additional wells. With our current productive wells, a newly constructed pipeline, and additional production facilities, we estimate that we could produce approximately 10,000 Bbls/d, generating substantial cash flow to finance additional development drilling in years two and three of development.



     Provided we can secure financing timely, we will proceed to develop the Guaduas field as originally planned on a sole-risk basis, and estimate that we can drill additional wells and achieve pipeline production of between 20,000 Bbls/d to 30,000 Bbls/d within approximately 12 months from the date we receive the global operating license and environmental pipeline permit, and secure such financing. We cannot be certain that additional sources of financing will be available when needed or will be available on acceptable terms.

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

LIQUIDITY AND CAPITAL RESOURCES

Working capital


     We had working capital, net of restricted investments and related interest payable of $21.8 million, including unrestricted cash and cash equivalents of $17.4 million as of March 31, 2000. Our non-discretionary capital commitments from March 31, 2000 are approximately $4.2 million, of which $2.1 million will be used to conduct seismic or substitute operations on the Rosablanca and Montecristo blocks. We also plan to use our available cash as set forth under "Business -- Our Current Strategy." See also "-- Financing the Go Forward Strategy."


Equity and financing activities


     As of June 30, 2000, we had 37,836,420 common shares, no par value, outstanding, of which none are restricted. At March 31, 2000, we had outstanding $110.0 million of 12 1/2% senior notes due May 15, 2005. In accordance with the terms of the senior notes, we were required to hold in a separate account or in escrow monies to provide for the first three years of interest payable under the senior notes. We purchased $13.5 million in U.S. government securities from the proceeds of the senior notes and deposited the securities in a segregated account. The amount deposited into the segregated account was enough to pay the first two interest payments. We also purchased and pledged $25 million of U.S. government securities to ensure payment of the four scheduled interest payments on the notes from November 15, 1999 through May 15, 2001. At March 31, 2000, after making three interest payments, we had $19.7 million in U.S. government securities remaining, which is sufficient to pay interest on the senior notes through May 2001.



     Our activities from inception through March 31, 2000 were funded primarily by the proceeds from private placements of our securities, including our common shares, warrants and notes, resulting in aggregate cash proceeds of $157.0 million. Recent transactions include:


     - Exchangeable Notes. In August 1997, we issued $25.0 million of 6% exchangeable notes in a private transaction with institutional and accredited investors. The exchangeable notes accrued interest at a rate of 6% per annum and were payable on December 31 and June 30 in each year. The exchangeable notes were scheduled to mature on August 7, 2003.

     - Convertible Debentures. The exchangeable notes were exchanged for a like principal amount of 6% convertible debentures on August 5, 1998. The 6% convertible debentures were converted on August 6, 1998 into units consisting of 2,173,901 common shares and warrants exercisable for 1,086,957 common shares.

     - Purchase Warrants. On February 5, 1999, purchase warrants for $1.1 million of our common shares expired without exercise. We received proceeds of $0.3 million from the exercise of 18,913 warrants. These purchase warrants had been issued in association with the exchange and conversion of our previously outstanding $25.0 million issue of 6% exchangeable notes.

     - Senior Notes. In May 1998, we completed the offering of $110 million of 12 1/2% senior notes due May 15, 2005 and received net proceeds of approximately $106 million. Approximately $37.8 million of the proceeds was held in a separate account or in escrow to provide for the first three years of interest payable under the senior notes. Interest on the senior notes is payable semi-annually on May 15 and November 15 of each year. The escrow account is sufficient to pay interest through May 2001. The senior notes mature on May 15, 2005. The senior notes are redeemable at our option, in whole or in part, at any time on or after May 15, 2002, at the prescribed redemption price, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption.

     At any time prior to May 15, 2001, we may redeem up to 33 1/3% of the original aggregate principal amount of the senior notes at a redemption price of 112.50% of the principal amount redeemed with a portion of the net proceeds of an equity or strategic investor offering, provided that at least 66 2/3% of the

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

original aggregate principal amount of the senior notes remains outstanding immediately after the redemption. In the event of certain changes affecting withholding taxes applicable to certain payments on the senior notes, the senior notes may be redeemed at our option, in whole but not in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the redemption date. Upon the occurrence of a change of control:

          (1) unless we redeem the senior notes as provided in (2) below, we will be required to offer to purchase the senior notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of purchase; and

          (2) we will have the option, at any time prior to May 15, 2002, to redeem the senior notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and accrued and unpaid interest, liquidated damages and additional amounts, if any, to the date of redemption.

     The senior notes are senior obligations of Seven Seas and are ranked equally in right and priority of payment with all of our existing and future senior indebtedness.

     If our cash flow from operations is not sufficient to pay principal and interest on our debt when due, we would have to attempt to restructure or refinance the debt or sell assets to obtain funds.

Capital spending


     From inception through March 31, 2000, we had cash expenditures for the exploration of oil and gas properties of $102.23 million.



COMMITMENTS



     Our non-discretionary capital commitments since March 31, 2000 are approximately $4.2 million, of which $2.0 million will be used to re-drill the El Segundo 3-E on the Guaduas field. The remaining $1.0 million will be used to conduct seismic or substitute operations on the Montecristo block.



PLANNED CAPITAL EXPENDITURES



     To put the Guaduas field on pipeline production at 25,000 Bbls/d, we estimate capital expenditures will total $61.6 million ($35.6 million net to Seven Seas). Additionally, we plan to drill exploration wells for an estimated $23.9 million ($13.1 net to Seven Seas).



     Our estimated capital expenditures assume that each of the associates in the association contracts approves and pays its proportionate share of capital expenditures.



DEBT SERVICE COSTS



     Under the terms of our 12 1/2% Senior Notes, we have to pay semi-annual interest payments of $6.9 million on May 15 and November 15. The $110 million in principal is due May 15, 2005.


ACCOUNTING POLICIES AND DEVELOPMENT STAGE ACCOUNTING


     The consolidated financial statements and notes thereto included in this information circular have been prepared in accordance with generally accepted accounting principles in the United States. The unaudited, condensed, consolidated financial statements included herein have been prepared by Seven Seas pursuant to the rules and regulations of the Securities and Exchange Commission, accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


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

     Our exploration and development activities have not generated a substantial amount of revenue, thus requiring the financial statements to be presented as a development stage enterprise. Accumulated losses are presented on the balance sheet as "Deficit accumulated during the development stage." The income statement presents revenues and expenses for each period presented and also a cumulative total of both amounts from our inception. Period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. In this regard, future results of Seven Seas will be highly dependent upon the success of our Guaduas field operations. The statement of cash flows shows inflows and outflows for each period presented and from our inception. In addition, the Notes to Condensed Consolidated Financial Statements are required to identify the enterprise as development stage.


     We follow the full-cost method of accounting for oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development of oil and gas properties, including unproductive wells, are capitalized in separate cost centers for each country. Such capitalized costs include contract and concession acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs. No general and administrative costs were capitalized during 1999, 1998 and 1997. We capitalized interest of $13.8 million and $9.8 million in 1999 and 1998, respectively. No general and administrative costs have been capitalized during 2000 to date. We capitalized interest of $3.4 million and $3.4 million for the quarters ended March 31, 2000 and 1999, respectively.


     The capitalized costs of oil and gas properties in each cost center are amortized on the composite units of production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves are involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

RESULTS OF DEVELOPMENT STAGE OPERATIONS


Three months ended March 31, 2000 and 1999



     Revenues from oil sales were $16,000 and $0.1 million for the quarters ended March 31, 2000 and 1999, respectively. Lease operating expenses were $0.6 million and $0.1 million for the quarters ended March 31, 2000 and 1999, respectively. The lease operating costs recorded during the quarter ended March 31, 2000 related to the long-term testing program, primarily the El Segundo 4-E well. The revenue and costs for the quarter ended March 31, 1999 related to the testing of the Tres Pasos 1-W.



     Oil production in Colombia (net to Seven Seas, including minority interest through June 30, 1999) of 1,185 barrels and 11,623 barrels for the quarters ended March 31, 2000 and 1999, respectively, pertaining solely to our share of oil produced from production testing, was sold to Refinerie del Nare at an average price of $13.76 per barrel in 2000 and $7.75 per barrel in 1999.



     Interest income was $0.6 million and $0.9 million for the quarters ended March 31, 2000 and 1999, respectively. The decrease from 1999 to 2000 was the consequence of lower cash and investment balances resulting from the use of funds from the issuance of the senior notes in May 1998.



     General and administrative costs were $2.5 million and $1.8 million for the quarters ended March 31, 2000 and 1999, respectively. The $0.7 million increase from 1999 to 2000 related to $0.8 million in severance payments, which were made in conjunction with personnel reductions associated with our cost reduction plan that began in May 1999.



     Depletion, depreciation and amortization was $0.3 million and $0.3 million for the quarters ended March 31, 2000 and 1999, respectively.


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


     As required under the full cost method of accounting, capitalized costs are limited to the sum of (1) the present value of future net revenues, using current unescalated pricing and discounted at 10% per annum from proved reserves and (2) the lower of cost or estimated fair value of unevaluated properties, all net of expected income tax effects. There was no write-down in 2000 or 1999.



     Seven Seas incurred net losses of $2.8 million and $1.1 million for the quarters ended March 31, 2000 and 1999, respectively.


Years ended December 31, 1999, 1998 and 1997

     Revenues from oil sales were $2.3 million, $0.02 million and $0.8 million in 1999, 1998 and 1997, respectively. Lease operating expenses were $2.5 million, $0.9 million and $0.9 million in 1999, 1998 and 1997, respectively. The company tested four wells in 1999, none in 1998 and four wells in 1997. The 1999 costs related to the long term production testing of the Tres Pasos 1-W Horizontal, the El Segundo 1-S, the Tres Pasos 1-E and the El Segundo 1-N wells. The 1998 oil and gas operating expenses represent such costs as tank rentals and other miscellaneous fixed costs.

     Oil production in Colombia (net to us, including minority interest through June 30, 1999) of 199,216 barrels, 1,997 barrels and 56,546 barrels in 1999, 1998 and 1997, respectively, pertaining solely to our share of oil produced from production testing, was sold to Refinerie del Nare or Ecopetrol at an average price of $12.50 per barrel in 1999, $8.14 per barrel in 1998 and $13.79 per barrel in 1997. The four wells production tested in 1999 were tested at long durations to acquire additional reservoir data.

     Interest income was $3.1 million, $3.8 million and $0.8 million in 1999, 1998 and 1997, respectively. The decrease from 1998 to 1999 was the consequence of lower cash and investment balances resulting from the use of funds from the issuance of the senior notes in May 1998. The increase from 1997 to 1998 was the consequence of higher cash and investment balances resulting from the issuance of the senior notes in May 1998.

     General and administrative costs were $7.7 million, $9.8 million and $8.7 million in 1999, 1998 and 1997, respectively. The costs incurred during 1998 included $2.1 million relating to costs incurred conducting feasibility studies for the proposed construction of pipeline and production facilities and other development activities in Colombia. The costs incurred during 1997 included approximately $1.5 million of severance and $2.1 million of related compensation costs associated with the resignation of former officers.


     Depletion, depreciation and amortization was $1.8 million, $0.7 million and $0.1 million in 1999, 1998 and 1997, respectively. The increase from 1998 to 1999 was primarily attributable to a full year of amortization of costs incurred on the issue of the senior notes in May 1998. In addition, we began recording depletion of our proved oil and gas property in the fourth quarter of 1999, which amounted to $0.8 million in 1999. The increase from 1997 to 1998 was primarily attributable to the amortization of costs incurred on the issue of the senior notes in May 1998 and the exchangeable notes in August 1997.


     As required under the full cost method of accounting, capitalized costs are limited to the sum of (1) the present value of future net revenues, using current unescalated pricing and discounted at 10% per annum from proved reserves and (2) the lower of cost or estimated fair value of unevaluated properties, all net of expected income tax effects. There was no write-down in 1999. At December 31, 1998, we recognized a non-cash write-down of oil and gas properties in the amount of $129.8 million pre-tax or $84.4 million after tax pursuant to this ceiling limitation. The write-down was primarily the result of the decline in crude oil prices and the impairment of unevaluated properties due primarily to the failure of five non-commercial exploratory wells.

     Seven Seas incurred net losses of $6.8 million, $90.2 million, and $7.9 million for the years ended December 31, 1999, 1998, and 1997, respectively. The 1998 loss includes a non-cash write-down of $129.8 million pre-tax. The write-down of oil and gas properties reduced the temporary differences included in deferred tax liabilities resulting in an income tax benefit of $45.4 million and a write-down after taxes of $84.4 million.

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

     Our board of directors reduced in size over the past year due to the resignations of Mr. Williamson and Mr. Scarlett in April 1999, Mr. Daily and Mr. Kerr in January 2000, and Mr. Cross in February 2000. These resignations have not had and will not have an impact on our ongoing operations.

TAXES

     Our net income, as defined under Colombian law, from Colombian sources is subject to Colombian corporate income tax at a rate of 35%. An additional remittance tax is imposed upon remittance of profits abroad at a rate of 7%.

     We are also subject to income taxes in Canada and the United States, where the statutory rates were 45% and 35% respectively. We did not record any current or deferred income tax provision or benefit for 1997 due principally to a valuation allowance recorded against deferred tax assets related to net operating loss carryforwards. In 1998, we released the valuation allowance attributable to U.S. net operating loss carryforwards, resulting in a deferred tax benefit of $0.3 million, net of current U.S. tax expense of $8,700. We had United States income tax expense of $0.06 million in 1999.

YEAR 2000 DISCLOSURE

     The "Year 2000 Issue" is a general phrase used to refer to certain business implications of the arrival of the Year 2000. In simple terms, on January 1, 2000, all hardware and software systems which use the two-digit year convention could have failed completely or created erroneous data as a result of the system failing to recognize the two digit internal date "00" as representing the Year 2000.

     We have not experienced any material Year 2000 compliance problems in our internal systems and operations. We have a limited operating history and are engaged solely in the exploration, development and production of oil and natural gas in Colombia. As such, we engage in few transactions and have minimum reliance on the hardware and software systems of third parties. Further, our hardware and software systems are relatively new and widely utilized.

     One of the next phases in the development of the Guaduas field is the transportation and marketing of crude oil to be produced from our properties. We have retained Brown & Root Energy Services and Technivance Brown & Root S.A. to conduct planning and engineering studies for the pipeline and associated compression facilities from the Guaduas field. We intend for the technology employed in the delivery systems to be Year 2000 compliant. We have also asked these consultants to review any Year 2000 risks associated with the planned interconnection of our delivery systems with other pipelines, and are reviewing the Oleoducto Alto Magdelena delivery systems in conjunction with our current negotiations with the operator of that pipeline.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE GHK TRANSACTION

     In April 1996, Seven Seas and GHK Company Colombia, an Oklahoma corporation controlled by Robert A. Hefner III, entered into a non-binding letter of intent. The letter proposed that Seven Seas acquire an additional 35% participating interest in the Dindal and Rio Seco association contracts. In exchange, Seven Seas agreed to issue up to 16,000,000 common shares to three entities or their respective shareholders who held the contract interests at that time. Effective July 26, 1996, we agreed to issue a total of 16,777,143 Seven Seas common shares to nineteen unrelated parties. In exchange, we received:

     - 100% of the issued and outstanding shares of GHK Company Colombia, which serves as the operator under the Dindal and Rio Seco association contracts and holds a 10.944% interest in those contracts;

     - 100% of the membership interests of Esmeralda Limited Liability Company, which holds a 9.776% interest in the Dindal and Rio Seco association contracts; and

     - 62.963% membership interest in Cimarrona Limited Liability Company, which holds a 25.38% interest in the Dindal and Rio Seco association contracts.

     As a result of the GHK transaction, we acquired an additional 36.7% indirect interest in the Dindal and Rio Seco association contracts. As a condition to the GHK transaction, we also entered into the registration rights agreement, escrow agreement, management agreement and voting support agreement. The registration rights agreement and escrow agreement have terminated.

     Under the share purchase agreement between Seven Seas and Robert A. Hefner III, we purchased 100% of the issued and outstanding shares of GHK Company Colombia from Mr. Hefner. In exchange, we issued him 5,002,972 Class A Preferred Shares Series 1. Under the share purchase agreement with the Esmeralda members, we purchased 100% of the membership interests of Esmeralda. In exchange, we issued a total of 4,469,028 B Special Warrants to those members.

     Under the terms of the share purchase agreement between Seven Seas and the Cimarrona members, we purchased a 62.963% membership interest in Cimarrona. In exchange, we issued a total of 7,305,143 B Special Warrants to the members. We issued the preferred shares and the B warrants at a price of $9.125 per share, based on the closing price of our common shares on the Canadian Dealing Network on July 26, 1996. Under the terms of the share purchase agreements, each of the parties agree to indemnify the other for matters relating to the business prior to the transaction.

     Each B warrant was exercisable into one common share without any extra charge and was automatically converted into a common share in February 1997, as set out in our Articles of Continuance. Each preferred share had the right to one vote, was exercisable into one common share without any extra charge and was automatically converted into a common share in February 1997.

     The shares of GHK Company Colombia and the 62.963% interest in Cimarrona were transferred to Seven Seas Petroleum Colombia Inc.; 50% of the membership interest in Esmeralda was transferred to Seven Seas Petroleum Colombia Inc.; and 50% of the Esmeralda membership interest was transferred to Seven Seas Petroleum Holdings, Inc. In June 1999, Seven Seas completed the reorganization of certain of its subsidiaries, three of which own working interest in the Dindal and Rio Seco association contracts, through a series of tax-free transactions. In these transactions, Seven Seas Petroleum Holdings assigned its membership interest in Esmeralda to Seven Seas Petroleum Colombia as a capital contribution, giving it 100% ownership of Esmeralda.

     Esmeralda was merged into Cimarrona L.L.C. Seven Seas Petroleum Holdings continues to own 100% of the stock of Seven Seas Petroleum Colombia. Cimarrona and its members, MTV Investments, Ltd. and Seven Seas Petroleum Colombia, entered into an agreement whereby the assets, obligations and liabilities of Cimarrona which were proportionately attributable to Seven Seas Petroleum Colombia were merged into Seven Seas Petroleum Colombia in exchange for its interest in Cimarrona. As a result, MTV became the sole member of Cimarrona and Cimarrona is no longer a consolidated subsidiary of Seven Seas. MTV maintained its proportionate interest in the Dindal and Rio Seco association contracts as working interest owner and Seven Seas' interest in the Dindal and Rio Seco association contracts was not changed.

     Before the GHK transaction, The GHK Company L.L.C., an Oklahoma limited liability company, provided administrative and management services to GHK Company Colombia in connection with its obligations as operator of the Dindal and Rio Seco association contracts. Robert A. Hefner is the principal owner of The GHK Company L.L.C. As a condition to the GHK transaction, Seven Seas, GHK Company Colombia and The GHK Company L.L.C. entered into a management agreement. Under the management agreement, GHK Company Colombia retained GHK Company L.L.C. to perform GHK Company Colombia's duties and obligations under the Dindal and Rio Seco association contracts. Under the joint operating agreement dated August 1, 1996, GHK Company Colombia would also serve as operator of the Dindal association contract. GHK Company Colombia agreed to pay The GHK Company L.L.C. a monthly sum equal to 100% of the overhead charges authorized under the joint operating agreement, relating to the association contracts. These costs are estimated to be approximately

$15,000 per month. GHK Company Colombia also agreed to pay an additional $15,000 per month and to reimburse The GHK Company L.L.C. for all expenses incurred in its duties under the management agreement. The interest holders under the association contracts pay the costs and expenses under the operating agreement in proportion with the percentage interests in the contracts. From July 26, 1996 to June 30, 1997, GHK Company Colombia paid The GHK Company L.L.C. $374,109 for services provided under the management agreement. The management agreement was terminated June 30, 1997.

     Before the GHK transaction, neither Mr. Hefner, Mr. Egolf nor Mr. Kerr were affiliated with Seven Seas. As a result of the GHK transaction, Messrs. Hefner and Egolf were elected directors of Seven Seas and Mr. Hefner and Mr. Kerr became substantial shareholders of Seven Seas. Mr. Hefner, in his capacity as the selling shareholder of GHK Company Colombia, the members of Esmeralda and Cimarrona and Mr. Egolf also entered into another agreement. As a result of this agreement, Mr. Egolf received a total of 83,886 B warrants in exchange for his services to the Esmeralda and Cimarrona members in the GHK transaction. The warrants were later converted into 83,886 common shares of Seven Seas.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     On November 1, 1997, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, Larry A. Ray, obtained a $200,000 loan from us. The loan has a 6.06% interest rate, is unsecured and is due on November 1, 2002. We have recognized interest income of approximately $12,000, $12,000 and $2,000 in 1999, 1998 and 1997, respectively.

     Our Chairman and Chief Executive Officer, Mr. Robert A. Hefner III, beneficially owns 100% of The GHK Company LLC. Effective July 1, 1997, Seven Seas entered into an administrative service agreement with GHK. We recognized $21,000, $28,000 and $10,500 of such expenses relating to this agreement in 1999, 1998 and 1997, respectively. In addition, GHK pays certain miscellaneous costs incurred on behalf of Seven Seas. We reimbursed GHK $31,000, $100,000 and $400,000 in 1999, 1998 and 1997, respectively, for such costs.

     Mr. Hefner owns 100% of the shares of The Glebe Group, Inc. (formerly, The GHK Corporation). The Glebe Group, Inc. owns an executive aircraft, which Mr. Hefner and other Seven Seas executives and employees use for certain business travel. We have entered into an agreement with The Glebe Group, Inc. under which we pay The Glebe Group, Inc. the lesser of the cost of a first class airline ticket or the total actual expenses for each specific flight. We incurred $57,000 and $31,000 in expenditures for such air travel during 1999 and 1998.

     McAfee & Taft A Professional Corporation serves as Seven Seas' corporate counsel. Gary F. Fuller is a shareholder and director of McAfee & Taft. Mr. Fuller has been a member of Seven Seas' board of directors since 1997.

TRANSACTIONS WITH RELATED PARTIES

     MTV Investments Limited Partnership owns 37.037% of Cimarrona L.L.C., an Oklahoma company. Cimarrona L.L.C. is a consolidated subsidiary of Seven Seas. Resulting from cash calls, MTV owed $0.5 million to Seven Seas at December 31, 1997.

     In June 1999, we completed the reorganization of some of our subsidiaries, three of which owned working interests in the Dindal and Rio Seco association contracts, through a series of tax-free transactions. Prior to these transactions, Seven Seas Petroleum Holdings Inc., a wholly-owned subsidiary of Seven Seas, owned 100% of the stock of Seven Seas Petroleum Colombia Inc. and 50% of Esmeralda L.L.C. Seven Seas Petroleum Colombia owned the remaining 50% of Esmeralda L.L.C. and 62.963% of Cimarrona L.L.C. with MTV Investments Ltd., the minority interest owner in Cimarrona L.L.C., owning the remaining 37.037%. In the reorganization transactions, Seven Seas Petroleum Holdings, Inc. first assigned its membership interest in Esmeralda L.L.C. to Seven Seas Petroleum Colombia as a capital contribution, giving Seven Seas Petroleum Colombia 100% ownership of Esmeralda L.L.C. Next, Esmeralda L.L.C. was merged into Cimarrona L.L.C. Seven Seas Petroleum

Holdings, Inc. continued to own 100% of the stock of Seven Seas Petroleum Colombia. Cimarrona L.L.C. and its members, MTV and Seven Seas Petroleum Colombia, entered into an agreement whereby the assets, obligations, and liabilities of Cimarrona L.L.C. which were proportionately attributable to Seven Seas Petroleum Colombia (through our interests in Esmeralda L.L.C. and Cimarrona L.L.C.) were merged into Seven Seas Petroleum Colombia in exchange for Seven Seas Petroleum Colombia's interest in Cimarrona L.L.C. As a result, MTV became the sole member of Cimarrona L.L.C. and, accordingly, Cimarrona L.L.C. is no longer a consolidated subsidiary of Seven Seas. MTV maintained its proportionate interest in the Dindal and Rio Seco association contracts as a working interest owner and our net interest in the association contracts was not changed.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

YUKON LAW AND OUR BY-LAWS

     The Yukon Business Corporations Act and our by-laws provide the following authority to indemnify directors or officers or former directors or officers of Seven Seas-Yukon or of a company of which Seven Seas-Yukon is or was a shareholder:

          (1) Except in respect of an action by or on behalf of the corporation or a body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          (2) A corporation may, with the approval of the Supreme Court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason by being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and
     (b).

     The Yukon Business Corporations Act also provides that:

          (3) Notwithstanding anything in [subsections (1) through (6)], a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity (a) was substantially successful on the merits of his defense of the action or proceeding, (b) fulfill the conditions set out in paragraphs (1)(a) and (b), and (c) is fairly and reasonably entitled to indemnity.

          (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him (a) in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

          (5) A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

          (6) On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.


     Our by-laws also provide that the provisions for indemnification contained in the by-laws (outlined in subsections (1) and (2) above) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any by-laws, agreement, vote of shareholders or disinterested directors or otherwise both as to an action in his official capacity and as to an action in any other capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall enure to the benefit of the heirs and legal representatives of such person. We maintain director's and officer's insurance and each director has an indemnification agreement with Seven Seas.


     To the extent these provisions allow directors, officers or control persons to be indemnified for liabilities arising under the United States Securities Act of 1933, we have been informed that, in the opinion of the Securities and Exchange Commission, this kind of indemnification is against public policy as expressed in that Act and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

     We have also entered into indemnification agreements with our directors. These agreements provide that a director will be indemnified against actions incurred with respect to any action or inaction taken in the course of (1) standing for election as a director, (2) conducting duties as a director, (3) conducting duties as an officer, employee or agent and (4) serving as a director of another corporation at our request.

     Pursuant to the agreements, we will only indemnify a director if the director acted honestly and in good faith with a view to the best interest of Seven Seas or, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director had reasonable grounds for believing that his conduct was lawful.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements as of December 31, 1999 and 1998, and the related consolidated statements of operations and accumulated deficit, stockholders' equity and cash flow for the years ended December 31, 1999, 1998 and 1997 and for the period from inception (February 3, 1995) to December 31, 1999, included in this information circular have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

                              PETROLEUM ENGINEERS

     Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof as of December 31, 1999, included in this information circular and in the notes to the financial statements of Seven Seas have been prepared by Ryder Scott Company Petroleum Consultants, independent engineers.

                                 LEGAL MATTERS

     McMillan Binch, Toronto, Ontario, Canada, will issue an opinion about certain Canadian legal matters in connection with the continuation, including Canadian tax consequences. Legal matters in connection with the Seven Seas-Cayman ordinary shares will be passed upon for Seven Seas by its Cayman Islands counsel, Walkers. Walkers also rendered an opinion regarding the Cayman Islands tax consequences of the continuation. McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, has rendered the opinion regarding the United States federal income tax consequences of the continuation referred to in "Material Tax Consequences -- U.S. Federal Income Tax Consequences."

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Seven Seas-Yukon common shares is Montreal Trust Company of Canada. Walkers, our Cayman Islands counsel, will act as transfer agent and registrar for the Seven Seas-Cayman shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     Seven Seas-Yukon is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison 14th Floor, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Seven Seas-Yukon's SEC filings also are available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Seven Seas-Yukon at the offices of the American Stock Exchange and The Toronto Stock Exchange, on which exchanges the Seven Seas-Yukon common shares are currently listed.

     All Seven Seas-Yukon financial information in this document has been derived from our financial statements prepared in accordance with accounting principles generally accepted in the United States. Seven Seas-Yukon also prepares and files continuous disclosure materials, including financial statements prepared in accordance with Canadian GAAP, with certain Canadian corporate and securities regulatory authorities. These filings are available to the public from commercial document retrieval services and at the World Wide Web site maintained on behalf of those securities regulatory authorities at http://www.sedar.com.

     Seven Seas-Yukon has filed a Registration Statement on Form S-4 with the SEC to register the Seven Seas-Cayman ordinary shares to be issued in connection with the continuation. This information circular is a part of that registration statement and constitutes a prospectus of Seven Seas-Yukon in addition to being an information circular of Seven Seas-Yukon for the annual meeting.

     As allowed by SEC rules, this information circular does not contain all the information you can find in the registration statement or the exhibits thereto.

     You should rely only on the information contained in this information circular to consider and vote upon the approval and adoption of the continuation and the other proposals to be presented to be presented to shareholders at the meeting. We have not authorized anyone to provide you with information that is different from what is contained in this information circular. The date of this information circular can be found on the first page. You should not assume that the information contained in this information circular is accurate as of any date other than that date, and neither the mailing of this information circular to shareholders nor the issuance of Seven Seas-Cayman shares in the continuation shall create any implication to the contrary.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     From time to time, we may make certain statements that provide shareholders and the investing public with "forward-looking" information. These forward-looking statements are subject to numerous risks and uncertainties, including those identified in "Risk Factors" and the factors discussed elsewhere in this information circular and our other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. Words such as "anticipate," "assume," "believe," "estimate," "expect," "intend," "plan," "project" and similar expressions are intended to identify forward-looking statements.

     These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Forward looking statements may include, but are not limited to, statements concerning any or all of the following:

     - benefits or effects of the continuation;

     - estimates of current and future results of operations, financial position and reserves;

     - the timing and commencement of wells and development plans;

     - drilling results as indicated by log analysis;

     - future capacity under our credit arrangements;

     - future capital expenditures; and

     - liquidity requirements.

     We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The content and the sending of the information circular have been approved by the board of directors.

                                            By Order of the Board of Directors
                                            of
                                            SEVEN SEAS PETROLEUM INC.

                                            Robert A. Hefner III
                                            Chairman of the Board

Dated           , 2000

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this document.

     Bbls means barrels.


     Bbls/d means barrels per day.



     Behind the Pipe means liquids from one horizon penetrated by the well bore which is not being produced.



     Commerciality means the decision by Ecopetrol on whether to participate in the development of the field.



     Completion means the well has been drilled and tested and it has been determined that the well is capable of producing in paying quantities, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.


     Core means a solid column of rock, usually from two to four inches in diameter, taken as a sample of an underground formation.

     Ecopetrol means Empresa Colombiana de Petroleos, the Colombian national oil company.

     Exploratory well means a well drilled to find and produce oil and gas reserves in an unproved area, to find a new reservoir in a field previously found to be productive of oil and gas in another reservoir, or to extend a known reservoir.

     Formation means a succession of sedimentary beds that were deposited continuously and under the same general conditions. A formation may consist of one type of rock or of alterations of types.

     Fractures means openings in the underground channels in hydrocarbon-barring formations.


     Gas Injection Well means a well utilized to introduce gas under pressure into a productive formation as part of a pressure maintenance, secondary recovery or recycling operation.



     Gravity or API Gravity means an indication of density of crude oil or other liquid hydrocarbons measured in degrees on the American Petroleum Institute scale relative to the specific gravity scale. The higher the API gravity measure, the lighter the compound. For example, asphalt has an API gravity of 8, and gasoline has an API gravity of 50.



     Horizontal/Lateral Well means an oil well drilled, completed or recompleted in a manner in which the horizontal component of the completion interval in the geological formation exceeds the vertical component thereof.



     MBbls means one thousand barrels.



     MBbls/d means one thousand barrels per day.


     MBOE means one thousand barrels of oil equivalent.

     Mcf means one thousand cubic feet of natural gas.

     Mcf/d means one thousand cubic feet per day of natural gas.

     MMBbls means one million barrels of crude oil.

     MMcf means one million cubic feet of natural gas.

     Permeability means the measure of resistance offered by rock to the movement of fluids through it.

     Productive well means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed reserves means those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved reserves means the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Reservoir means a porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Side Tracked Well Bore means a well that uses a portion of an existing well to drill a second hole in time resulting in a well that is partly old and partly new.

     Stimulation means any action taken by a well operator to increase the inherent productivity of an oil or gas well including, but not limited to, fracturing, shooting or acidizing, but excluding clean out, bailing or work over operations.

                                                                         ANNEX A

                           MEMORANDUM OF ASSOCIATION
                                       OF
                           SEVEN SEAS PETROLEUM INC.,
                     AN EXEMPTED COMPANY LIMITED BY SHARES

     1. The name of the Company is Seven Seas Petroleum Inc. (the "Company").

     2. The Registered Office of the Company shall be situated at the offices of:
        Walkers
        Walker House, Mary Street
        P.O. Box 265GT
        George Town, Grand Cayman, Cayman Islands

or at such other place as the Board of Directors may from time to time determine.

     3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any objective not prohibited by any law as provided by Section 7(4) of The Companies Law (1998 Revision), as may be amended, modified or re-enacted from time to time (the "Statute").

     4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Statute

     5. Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks and Trust Companies Law (1995 Revision), or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (1999 Revision), or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (1998 Revision).

     6. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

     7. The liability of the members is limited to the amount, if any, unpaid on shares respectively held by them.

     8. The share capital of the Company is US$200,000 divided into 150,000,000 Ordinary Shares of a nominal or par value of US$0.001 per share, and 50,000,000 shares of a nominal or par value of US$0.001 per share which may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined upon the creation thereof by action of the Board of Directors, with power for the Company insofar as is permitted by law, to redeem, call or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Statute and the Articles of Association and to issue any part of its capital, whether original, redeemed, called or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be ordinary, preference or otherwise shall be subject to the powers hereinabove contained.

     9. The Company may exercise the power contained in Section 224 of the Statute to deregister in the Cayman Islands and be registered by way of continuance in some other jurisdiction.

     10. The directors may, between annual meetings of members, appoint one or more additional directors of the Company to serve until the next annual meeting of members, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Company.

                                                                         ANNEX B

                            ARTICLES OF ASSOCIATION
                                       OF
                           SEVEN SEAS PETROLEUM INC.,
                     AN EXEMPTED COMPANY LIMITED BY SHARES

                                    CONTENTS

ONE.........   INTERPRETATION
TWO.........   BUSINESS OF THE COMPANY
THREE.......   BORROWING AND SECURITY
FOUR........   DIRECTORS
FIVE........   COMMITTEES
SIX.........   OFFICERS
SEVEN.......   CONFLICT OF INTEREST AND PROTECTION OF DIRECTORS, OFFICERS
                 AND OTHERS
EIGHT.......   SHARES
NINE........   DIVIDENDS AND RIGHTS
TEN.........   MEETINGS OF MEMBERS
ELEVEN......   DIVISIONS AND DEPARTMENTS
TWELVE......   INFORMATION AVAILABLE TO MEMBERS
THIRTEEN....   NOTICES
FOURTEEN....   EFFECTIVE DATE AND REPEAL

                                  SECTION ONE

                                 INTERPRETATION

1.01  DEFINITIONS

     The Regulations or Articles contained or incorporated in Table "A" Regulations For Management of a Company Limited by Shares in the First Schedule to the Companies Law (1998 Revision) of the Cayman Islands (the "Statute") shall not apply to this Company, and the following Articles shall be the Articles of Association of the Company. The following terms shall have the following meanings wherever they appear herein, and such meanings shall be equally applicable to both the singular and plural forms of the terms herein defined.

     "Articles" means these Articles of Association, as originally framed or as from time to time altered by Special Resolution.

     "Board of Directors," "board" and "directors" means the board of directors of the Company as of the applicable date.

     "Company" means Seven Seas Petroleum Inc., a Cayman Islands exempted company limited by shares. Where agreement, consent or other action of the Company is provided for herein, such action shall not require approval of the Members, except as expressly required by the Statute or these Articles.

     "dollar," "dollars" or "$" means dollars of the United States.

     "dividend" includes bonus.

     "holder," in relation to any shares, means the member whose name is entered in the Register as the holder of such shares.

     "member" has the meaning ascribed to it in Section 38 of the Statute.

     "Memorandum" means the Memorandum of Association of the Company, as may be amended from time to time.

     "Month" means calendar month.

     "Ordinary Resolution" means a resolution passed by a majority of such Members as, being entitled to do so, vote in person or by proxy at any general meeting of the Company at which the required quorum is present in person or by proxy.

     "Ordinary Shares" has the meaning ascribed to it in Section 8.

     "Paid-up" means fully paid, paid-up and/or credited as fully paid or paid-up.

     "person" means any individual, corporation, partnership, limited liability company, unincorporated association or other legal entity.

     "Register" means the Register of Members of the Company as maintained in accordance with Section 40 of the Statute.

     "Registered Office" means the registered office of the Company maintained in accordance with Section 50 and Section 51 of the Statute, and as may be relocated from time to time.

     "shares" means any Ordinary Shares or other shares issued in the capital of the Company.

     "shares generally entitled to vote" means any share which entitles the holder to attend and vote at all general meetings of the Company and excludes
(a) any share where the right to vote at general meetings of the Company is conditional on the Company being in default of an obligation with respect to a right attaching to the class or series of share to which that share belongs and/or (b) any share where the right to vote relates solely to such a class or series of shares (other than the Ordinary Shares).

     "Special Resolution" has the same meaning as in the Statute.

     "Statute" means the Companies Law (1998 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

     "written" and "in writing" includes all modes of representing or reproducing words in visible form.

     Words importing the singular number shall also include the plural number and vice-versa.

     Words importing the masculine gender shall also include the feminine gender.

                                  SECTION TWO

                            BUSINESS OF THE COMPANY

2.01  REGISTERED OFFICE, RECORDS OFFICE AND ADDRESS FOR SERVICE

     Until changed in accordance with the Statute, the registered office of the Company, the designated records office (if separate from the registered office) of the Company and the post office box (if any) designated as the address for service upon the Company by mail shall initially be at the address or addresses in the Cayman Islands specified in the Memorandum and thereafter as the board may from time to time determine.

2.02  FINANCIAL YEAR

     The financial year of the Company shall end on such date in each year as the board may from time to time by resolution determine.

2.03  EXECUTION OF INSTRUMENTS

     Deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Company by at least one person holding the office of chairman, president, vice president, chief financial officer, director, secretary, treasurer, assistant secretary or assistant treasurer or any other office created by resolution of the board. In addition, the board may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instrument may or shall be signed. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.04  BANKING ARRANGEMENTS

     The banking business of the Company including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

2.05  VOTING RIGHTS IN OTHER BODIES CORPORATE

     The signing officers of the Company may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Company. Such instruments, certificates or other evidence shall be in favor of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the board, or failing the board, the signing officers of the Company, may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

                                 SECTION THREE

                             BORROWING AND SECURITY

3.01  BORROWING POWER

     Without limiting the borrowing powers of the Company as set forth in the Statute, but subject to the Memorandum the board may from time to time on behalf of the Company, without authorization of the shareholders:

          (a) borrow money upon the credit of the Company in such amounts and on such terms as may be deemed expedient by obtaining loans or advances or by way of overdraft or otherwise;

          (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of the Company, whether secured or unsecured, for such sums and at such prices as may be deemed expedient;

          (c) to the extent permitted by the Statute, give a guarantee on behalf of the Company to secure performance of any past, present or future indebtedness, liability or obligation of the Company, present or future; and

          (d) delegate to a committee of the board, a director or an officer of the Company all or any of the powers conferred aforesaid or by the Statute to such extent and in such manner as the directors may determine.

     Nothing in this section limits or restricts the borrowing of money by the Company on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Company.

                                  SECTION FOUR

                                   DIRECTORS

4.01  NUMBER OF DIRECTORS AND QUORUM

     Until changed in accordance with the Statute, the board shall consist of not fewer than three (3) and not more than fifteen (15) Subject to Clause 4.06, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the directors.

4.02  QUALIFICATION

     No person shall be qualified for election as a director if he is a minor; if he is a mentally disordered person; if he has been found to be a person of unsound mind by a court; if he is not an individual; or if he has the status of a bankrupt. A director need not be a shareholder.

4.03  CONSENT TO ACT

     A person who is elected or appointed a director is not a director unless:

          (a) he was present at the meeting when he was elected or appointed and did not refuse to act as a director, or

          (b) if he was not present at the meeting when he was elected or appointed, he consented to act as director in writing before his election or appointment or within 10 days after it, or he has acted as a director pursuant to the election or appointment.

4.04  ELECTION AND TERM

     Members of the Company shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the annual meeting of shareholders following the election. At each annual meeting of shareholders, all directors whose term of office has expired or then expires shall retire but, if qualified, shall be eligible for re-election. A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his election. Notwithstanding the foregoing, if directors are not elected at a meeting of members, the incumbent directors continue in office until their successors are elected. The number of directors to be elected at any such meeting shall be the number of directors whose term of office has expired or expires unless the directors or the members otherwise determine. It is not necessary that all the directors elected at a meeting of members hold office for the same term. If the Memorandum so provides, the directors may, between annual meetings of members, appoint one or more additional directors of the Company to serve until the next annual meeting of members, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Company.

4.05  REMOVAL OF DIRECTORS

     Subject to the provisions of the Statute, the members may by ordinary resolution passed at a special meeting, remove any director or directors from office, and the vacancy created by such removal may be filled at the same meeting, failing which it may be filled by the directors.

4.06  VACATION OF OFFICE

     A director ceases to hold office when: he dies; he ceases to be qualified for election as a director; or his written resignation is sent or delivered to the Company; or if a time is specified in such resignation, at the time so specified, whichever is later.

4.07  VACANCIES

     Subject to the Statute, a quorum of the board may fill a vacancy in the board. In the absence of a quorum of the board, the directors then in office shall forthwith call a special meeting of members to fill the vacancy and if they fail to call such meeting or if they are no directors then in office, any member may call the meeting.

4.08  ACTION BY THE BOARD

     The board shall manage the business and affairs of the Company. Subject to the Memorandum, the powers of the board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed by all the directors who would be entitled to vote on the resolution at a meeting of the board. Where there is a vacancy in the board, a quorum of directors may exercise all the powers of the board.

4.09  MEETING BY TELEPHONE

     A director may participate in a meeting of the board or of a committee of the board by means of telephone or other communications facilities that permit all persons participating in the meeting to hear each other, and a director participating in a meeting by those means is deemed to be present at the meeting.

4.10  CALLING OF MEETINGS; PLACE OF MEETINGS

     Meetings of the board shall be held at such time and at such place as the board, the chairman of the board, the president or any two directors, may determine; provided that, pursuant to Section 194 of the Statute, at least one meeting of the Board of Directors in each calendar year shall be held in the Cayman Islands.

4.11  NOTICE OF MEETING

     Notice of the time and place of each meeting of the board shall be given in the manner provided in Clause 17.01 to each director not less than 48 hours before the time when the meeting is to be held. A Notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting, except where the Statute or these Articles require such purpose or business to be specified, including any proposal to:

          (a) submit to the members any question or matter requiring approval of the shareholders;

          (b) fill a vacancy among the directors or in the office of auditor;

          (c) issue securities;

          (d) declare dividends;

          (e) purchase, redeem or otherwise acquire shares of the Company;

          (f) pay a commission for the sale of shares of the Company;

          (f) approve a management proxy circular;

          (g) approve any annual financial statements; or

          (h) adopt, amend or repeal the Memorandum.

     A director may in any manner waiver notice of or otherwise consent to the meeting of the board; and attendance of a director at a meeting of directors is a waiver of notice of the meeting, except when a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not lawfully called.

4.12  FIRST MEETING OF NEW BOARD

     Provided a quorum of directors is present, the board may without notice hold a meeting immediately following an annual meeting of shareholders.

4.13  ADJOURNED MEETING

     Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.14  REGULAR MEETING

     The board may from time to time appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, or forthwith after such director's appointment, whichever is later, but no other notice shall be required for any such regular meeting except where the Statute or this Article requires the purpose thereof or the business to be transacted thereat to be specified.

4.15  VOTES TO GOVERN

     At all meetings of the board, every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

4.16  REMUNERATION AND EXPENSES

     The directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for traveling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Company in any other capacity and receiving remuneration therefor.

                                  SECTION FIVE

                                   COMMITTEES

5.01  COMMITTEE OF DIRECTORS

     The board may appoint a committee of directors, however designated, and delegate to such committee any of the powers of the board except those which, under the Statute, a committee of directors has no authority to exercise.

5.02  TRANSACTION OF BUSINESS

     The powers of a committee of directors may be exercised by meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on the resolution at a meeting of the committee. Meetings of such committee may be held at any place in or outside the Cayman Islands.

5.03  PROCEDURE

     Unless otherwise determined by the board, each committee shall have the power to fix its quorum, to elect its chairman and to regulate it procedure.

                                  SECTION SIX

                                    OFFICERS

6.01  APPOINTMENT

     Subject to the Memorandum, the board may from time to time appoint a president, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. One person may hold more than one office. The board may specify the duties of, and, in accordance with this article and subject to the Statute, delegate powers to manage the business and affairs of the Company to such officers.

6.02  CHAIRMAN OF THE BOARD

     The chairman of the board shall be the chief executive officer and, subject to the authority of the board, shall have general supervision of the business and affairs of the Company; and he shall, subject to the Statute, have such other powers and duties as the board may specify. The chairman of the board, if any, or in his absence, the president, shall preside as chairman at every meeting of the directors and members, or if there is no chairman of the board or neither the chairman of the board nor the president is present within fifteen minutes of the time appointed for holding the meeting or is willing to act as chairman or, if the chairman of the board, if any, and the president have advised the secretary that they will not be present at the meeting, the directors present shall choose one of their number to be chairman of the meeting.

6.03  PRESIDENT

     The president shall be the chief operating officer and, subject to the authority of the board, shall have general supervision of the business of the Company; and he shall, subject to the Statute, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, or if no chairman of the board has been appointed, the president shall also have the powers and duties of that office.

6.04  VICE-PRESIDENT

     A vice-president shall, subject to the Statute, have such powers and duties as the board or the chief executive officer may specify.

6.05  SECRETARY

     The secretary shall attend and be the secretary of all meetings of the board, members and committees of the board and shall enter or cause to be entered in records kept for that purpose in minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to members, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Company and of all books, papers, records, documents and instruments belonging to the Company, except when some other officer or agent has been appointed for that purpose; and he shall, subject to the Statute, have such other powers and duties as the board or the chief executive officer may specify.

6.06  TREASURER

     The treasurer shall keep proper accounting records in compliance with the Statute and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Company; he shall render to the board whenever required an account of all his transactions as treasurer and of the financial position of the Company; and he shall subject to the Statute, have such other powers and duties as the board or the chief executive officer may specify.

6.07  POWERS AND DUTIES OF OTHER OFFICERS

     The powers and duties of all other officers shall, subject to the Statute, be such as the terms of their engagement shall for or as the board or (except for those powers and duties are specified only by the board) the chief executive officer may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board or the chief executive officer otherwise directs.

6.08  VARIATION OF POWERS AND DUTIES

     The board and (except as aforesaid) the chief executive officer may from time to time and subject to the provisions of the Statute, vary, add to or limit the powers and duties of any officer.

6.9  TERM OF OFFICE

     The board, in its discretion, may remove any officer of the Company, without prejudice to such officer's rights under any employment contract. Otherwise each officer appointed by the board shall hold office until his successor is appointed or until his earlier resignation.

6.10  TERMS OF EMPLOYMENT AND REMUNERATION

     The terms of employment and the remuneration of officers appointed by the board shall be settled by the board from time to time.

6.11  AGENTS AND ATTORNEYS

     The board shall have power from time to time to appoint agents or attorneys for the Company in or outside the Cayman Islands with such powers of management or otherwise (including the power to subdelegate) as may be thought fit.

6.12  FIDELITY BONDS

     The board may require such officers, employees and agents of the Company as the board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the board may from time to time determine.

                                 SECTION SEVEN

                      CONFLICT OF INTEREST AND PROTECTION
                       OF DIRECTORS, OFFICERS AND OTHERS

7.01  CONFLICT OF INTEREST

     A director or officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or proposed material contract with the Company shall disclose the nature and extent of his interest at the time and in the manner provided by the Statute. Any such contract or proposed contract shall be referred to the board or shareholders for approval even if such contract is one that in the ordinary course of the Company's business would not require approval by the board or shareholders, and a director whose interest in a contract is so referred to the board shall not vote on any resolution to approve the same except as provided by the Statute.

7.02  LIMITATION OF LIABILITY

     Subject to the Statute, no director or officer for the time being of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by the Company or for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Company shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Company or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interest of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.03  INDEMNITY

     Subject to the Statute, the Company shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate, if:

          (a) he acted honestly and in good faith with a view to the best interests of the Company; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

7.04  INSURANCE

     The Company may, subject to and in accordance with the Statute, purchase and maintain insurance for the benefit of any director or officer as such against any liability incurred by him.

                                 SECTION EIGHT

                                     SHARES

8.01  AUTHORIZED SHARE CAPITAL

     The authorized share capital of the Company as of the date of adoption of these Articles is US$200,000 divided into 150,000,000 Ordinary Shares of a nominal or par value of US$0.001 per share, with the rights as set out in these Articles and the Memorandum, and 50,000,000 shares of a nominal or par value of US$.001 per share which may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined upon the creation thereof by action of the Board of Directors.

8.02  ALLOTMENT

     Subject to the provisions of these Articles, all unissued shares for the time being in the capital of the Company shall be at the disposal of the Board of Directors, and the Board of Directors may designate, re-designate, allot, grant options over or otherwise dispose of them to such person, upon such terms and conditions and at such times as they deem proper.

8.03  PREEMPTIVE RIGHTS

     No holder of Ordinary Shares or any other shares (unless such right is expressly conferred on the holders of such shares) shall, by reason of such holding, have any preemptive or preferential right to subscribe to or purchase any shares or any notes, debentures, bonds or other securities of the Company, whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such holder.

8.04  FRACTIONAL SHARES

     The directors may issue fractions of a share of any class or series of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class or series of shares. If more than one fraction of a share of the same class or series is issued to or acquired by the same member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression "share" shall include a fraction of a share.

8.05  REDEEMED SHARES

     Any shares which have been redeemed or otherwise repurchased by the Company shall have the status of authorized but unissued shares and may be subsequently issued in accordance with the Memorandum and these Articles.

8.06  POWER OF BOARD

     The Board of Directors shall have the fullest powers permitted by law to pay all or any monies in respect of the redemption or purchase of any shares out of the Company's share capital and share premium account.

8.07  SECURITIES REGISTER

     The Company shall maintain a Register of Members in accordance with Section 40 of the Statute.

8.08  TRANSFER AGENTS AND REGISTRARS

     The board may from time to time appoint one or more trust companies as its agent or agents to maintain the central securities register or registers, and an agent or agents to maintain branch securities registers. Such a person may be designated as transfer agent or registrar according to his functions and one person may be appointed both registrar and transfer agent. The board may at any time terminate any such appointment.

8.09  REGISTRATION OF TRANSFER

     Subject to the provisions of the Statute, no transfer of shares shall be registered in a securities register except upon presentation of the certificate representing such shares with a transfer endorsed thereon or delivered therewith duly executed by the registered holder or by his attorney or successor duly appointed, together with such reasonable assurances or evidence of signature, identification and authority to transfer as the board may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the board, upon compliance with such restrictions on transfer as are authorized by the Memorandum and upon satisfaction of any lien referred to in Clause 8.16.

8.10  DECLINING OR SUSPENDING TRANSFER

     Subject to the rules of any stock exchange on which the shares in question may be listed and except as otherwise expressly provided by the terms of issue of the shares of any class or series, the Board of Directors may, in its absolute discretion and without assigning any reason therefore, decline to register any transfer of any share. The registration of transfers may be suspended at such times and for such periods as the Board of Directors may from time to time determine provided always that such registration shall not be suspended for more than 30 days in any year.

8.11  NON-RECOGNITION OF TRUSTS

     Subject to the provision of the Statute, the Company may treat as the absolute owner of a share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Company's records or on the share certificate.

8.12  SHARE CERTIFICATES

     Every holder of one or more shares of the Company shall be entitled, at his option, to a share certificate, or to a non-transferable written acknowledgement of his right to obtain a share certificate, stating the name of the person to whom the certificate or acknowledgement was issued, and the number and class or series of shares held by him as shown on the securities register. Share certificates and acknowledgments of a shareholder's right to a share certificate, shall subject to the Statute, be in such form as the board shall from time to time approve. Any share certificate shall be signed in accordance with Clause 2.03 and need not be under the corporate seal; provided that, unless the board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar. The signature of one other signing officers or, in the case of share certificates which are not valid unless countersigned by or on behalf of a transfer agent and/or registrar, the signatures of both signing officers, may be printed or mechanically reproduced in facsimile upon share certificates and every such facsimile signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Company. A share certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose facsimile signatures appears thereon no longer holds office at the date of issue of the certificate.

8.13  REPLACEMENT OF SHARE CERTIFICATE

     The board or any officer or agent designated by the board may in its or his discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken on payment of a reasonable fee, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

8.14  JOINT SHAREHOLDERS

     If two or more persons are registered as joint holders of any share, the Company shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such person may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.15  DECEASED SHAREHOLDER

     In the event of the death of a holder, or of one of the joint holders, of any share, the Company shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Company and its transfer agents.

8.16  LIEN FOR INDEBTEDNESS

     If the Memorandum provides that the Company has a lien on shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Company, such lien may be enforced, subject to the Statute and to any other provision of the Memorandum by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law or by equity and, pending such enforcement, the Company may refuse to register a transfer of the whole or any part of such shares.

8.17  COMMISSIONS

     The Board of Directors may from time to time authorize the Company to pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares in the Company or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any shares of the Company.

                                  SECTION NINE

                                ORDINARY SHARES

9.01  RIGHTS OF PURCHASER

     The Board of Directors may allot, issue or grant any option, right, warrant or other security exercisable for, convertible into or exchangeable for, or otherwise dispose of, any shares or securities of the Company at such times and on such terms as it deems proper. Upon approval of the Board of Directors , such number of Ordinary Shares, or other shares or securities of the Company, as may be required for such purpose shall be reserved for issuance in connection with any option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Ordinary Shares or other shares or securities of the Company.

9.02  RIGHTS TO NOTICE AND TO VOTE

     Subject to the provisions of applicable law and any rights granted to any series or class of shares other than Ordinary Shares, the holders of Ordinary Shares shall have and possess the exclusive right to notice of general meetings of the Company and the exclusive power to vote on resolutions put to general meetings of the Company.

                                  SECTION TEN

                       OTHER CLASSES OR SERIES OF SHARES

10.01  DESIGNATION OF ADDITIONAL CLASSES OR SERIES

     The Board of Directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, subject to any limitations prescribed by law, to provide from time to time for the issuance of other classes or series of shares and, in accordance with applicable procedures of the Statute, to establish the characteristics of each class or series including, without limitation, the following:

          (a) the number of shares of that class or series, which may subsequently be increased or decreased (but not below the number of shares of that class or series then in issue) by resolution of the Board of Directors, and the distinctive designation thereof;

          (b) the voting powers, full or limited, if any, of the shares of that class or series, including without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of Ordinary Shares as a single class, or independently as a separate class;

          (c) the rights in respect of dividends, if any, on the shares of that class or series; the rate at which such dividends shall be payable and/or cumulate, which rate may be determined on factors external to the Company and which dividends may be payable in cash, shares of capital or other securities or property of the Company; whether dividends shall be cumulative and, if so, from which date or dates; the relative rights or priority, if any, of payment of dividends on shares of that class or series; and any limitation, restrictions or conditions on the payment of dividends;

          (d) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holder of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of the Company;

          (e) any redemption, repurchase, retirement and sinking fund rights, preferences and limitations of that class or series, the amount payable on shares of that class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or non-cumulative;

          (f) the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other classes, series, or other securities, whether or not issued by the Company;

          (g) the restrictions, limitation and conditions, if any, upon issuance of indebtedness of the Company so long as any shares of that class or series are in issue; and

          (h) any other preferences and relative, participating, optional or other rights and limitation not inconsistent with applicable law.

                                 SECTION ELEVEN

                         VARIATION OF RIGHTS OF SHARES

11.01  RIGHTS OF CLASSES OR SERIES

          (a) If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied and amended with the consent in writing of the holders of all of the issued shares of that class or series, or with the sanction of a Special Resolution passed at a separate general meeting of the holders of such class or series.

          (b) The provisions of these Articles relating to general meetings of the Company shall apply to every such separate general meeting of the holders of one class or series of shares (unless otherwise expressly provided by the terms of issue of the shares of that class or series).

          (c) Separate general meetings of the holders of a class or series of shares or the seeking of a consent of the holders of a class or series of shares may only be called at the direction of the Board of Directors (unless otherwise expressly provided by the terms of issue of the shares of that class or series). Nothing in this Section Eleven gives any member or group of members the right to call a class or series meeting or demand a class or series vote or consent.

11.02  CREATION OF OTHER SHARES

     The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in any respect prior to or pari passu therewith. The rights of the holders of Ordinary Shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, which may be effected by the Board of Directors as provided in these Articles without any vote or consent of the holders of Ordinary Shares.

                                 SECTION TWELVE

                           REDEMPTION AND REPURCHASE

12.01  REDEMPTION OR REPURCHASE

     The Ordinary Shares are not redeemable by the Company or the holder. Subject as set out herein, the Company is authorized to purchase any issued Ordinary Shares in such circumstances and on such terms as shall be agreed by the Company and the holder thereof, subject always to the laws of the Cayman Islands, and the Company may deduct from the price for such shares the aggregate amount of any outstanding debts, liabilities and engagements to or with the Company (whether presently payable or not) by the holder of such shares, either alone or jointly with any other person, whether a member or not. Without limiting the foregoing, the Company may, from time to time, upon the agreement of a member, purchase all or part of the Ordinary Shares of any such member, whether or not the Company has made a similar offer to all or any of the other members.

                                SECTION THIRTEEN

                              DIVIDENDS AND RIGHTS

13.01  DIVIDENDS

     Subject to the provisions of the Statute, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Company. Dividends may be paid in money or property or by issuing fully paid shares of the Company.

13.02  DIVIDEND CHEQUES

     A dividend payable in cash shall be paid by cheque drawn on the Company's banks or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Company is required to and does withhold.

13.03  NON-RECEIPT OF CHEQUES

     In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Company shall issue to such person a replacement check for a like amount on such terms as to indemnity, reimbursement or expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or any particular case.

13.04  RECORD DATE FOR DIVIDENDS AND RIGHTS

     The board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of right to subscribe for securities of the Company, as a record date for the determination of the persons entitled to receive payment of such dividend or to receive the right to subscribe for such securities, provided that if the Company is a distributing corporation, notice of any such record date is given, not less than seven days before such record date, in the manner provided in the Statute. Where no record date is fixed in advance as aforesaid, the record date for the determination of the persons entitled to receive payment of any dividend or to receive the right to subscribe for securities of the Company shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the board.

13.05  UNCLAIMED DIVIDENDS

     Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company.

                                SECTION FOURTEEN

                               MEETING OF MEMBERS

14.01  ANNUAL MEETINGS

     Subject to the Statute, the annual meeting of the members shall be held at such time in each year and, subject to Clause 14.03, at such place as the board, the chairman of the board or the president may from time to time determine, for the purpose of consideration of the financial statements and reports required by the Statute to be placed before the annual meeting, electing directors if required, appointing auditors if required and transacting such other business as may properly be brought before the meeting.

14.02  SPECIAL MEETINGS

     The board, the chairman of the board or the president shall have power to call a special meeting of the members at any time.

14.03  PLACE OF MEETINGS

     Subject to the Memorandum of the Company, meetings of the members shall be held at that place determined by the directors.

14.04  NOTICE OF MEETINGS

     Notice of the time and place of each meeting of members shall be given in the manner provided in Clause 17.01 not less than 21 nor more than 50 days before the date of the meeting to each director and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting. Notice of a meeting of the members called for any purpose other than consideration of the financial statements and auditor's report, election of directors and re-appointment of incumbent auditor shall state the nature of such business in sufficient detail to permit the member to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting. A shareholder may in any manner waive notice of or otherwise consent to a meeting of shareholders.

14.05  RECORD DATE FOR NOTICE

     The board may fix in advance a date, preceding the date of any meeting of members by not more than 50 days and not less than 21 days, a record date for the determination of the members entitled to notice of meeting. If no such record date is so fixed, the record date for the determination of the shareholders entitled to receive notice of the meeting shall be at the close of business on the day immediately preceding the day on which the notice is sent or, if no notice is sent, shall be the day on which the meeting is held.

14.06  LIST OF MEMBERS ENTITLED TO NOTICE

     (1) The Company shall prepare a list of members entitled to receive notice of a meeting, arranged in alphabetical order and showing the number and class of shares held by each member,

          (a) if a record date with respect to such meeting is fixed under
     Section 14.05, not later than ten days after that date; or

          (b) if no record date with respect to such meeting is so fixed,

             (i) at the close of business on that day immediately preceding the day on which notice is given, or,

             (ii) where no notice is given, the day on which such meeting is held.

     (2) A member may examine any list of shareholders prepared under subsection
(1) of this Section

          (a) during usual business hours at the registered office of the Company or at the place where its central securities register is maintained; and

          (b) at the meeting of members to which the list relates.

14.07  MEETINGS WITHOUT NOTICE

     A meeting of members may be held without notice at any time and place permitted by the Statute:

          (a) if all shareholders entitled to vote thereat are present in person or represented or if those not present or represented waive notice of or otherwise consent to such meeting being held, and

          (b) if the directors are present or waive notice of or otherwise consent to such meeting being held;

so long as such members or directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. At such a meeting, any business may be transacted which the Company at a meeting of members may transact. If the meeting is held at a place outside the Cayman Islands, members not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to the meeting being held at such place.

14.08  CHAIRMAN AND SECRETARY

     The chairman of any meeting of members shall be the chairman of the board, or in his absence, the president. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the chairman shall be any other director appointed by the board. If the secretary of the Company is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.

14.09  PERSONS ENTITLED TO BE PRESENT

     The only persons entitled to be present at a meeting of members shall be those entitled to vote thereat, the directors and auditors of the Company and others who, although not entitled to vote, are entitled or required under any provision of the Statute or the Memorandum or these Articles to be present at the meeting. Any other person may be admitted only on the invitation of the Chairman of the meeting or with consent of the meeting.

14.10  QUORUM

     A quorum for the transaction of business at any meeting of members shall be at least two persons present in person, each being a member entitled to vote thereat or a duly appointed proxy or representative for an absent shareholder so entitled, and representing in the aggregate not less than a majority of the outstanding shares of the Company, entitled to vote at the meeting. If a quorum is present at the opening of any meeting of members, the members present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of any meeting of members, the members present or represented may adjourn the meeting to a fixed time and place but may not transact any other business until a quorum is present.

14.11  RIGHT TO VOTE

     Every person named in the list referred to in Clause 14.06 shall be entitled to vote the shares shown thereon opposite his name at the meeting to which such list relates, except to the extent that:

          (a) where the Company has fixed a record date in respect of such meeting, such person has transferred any of his shares after such record date or, where the Company has not fixed a record date in respect of such meeting, such person has transferred any of his shares after the date on which such list is prepared, and

          (b) the transferee, having produced properly endorsed certificates evidencing such shares or having otherwise established that he owns such shares, has demanded not later than 10 days before the meeting that his name be included in such list.

In any such excepted case, the transferee shall be entitled to vote the transferred shares at such meeting. If the Company is not required to prepare a list under Clause 14.06, subject to the provisions of the Statute and this article as to proxies and representative, at any meeting of members, every person shall be entitled to vote at the meeting who at the time is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

14.12  PROXIES AND REPRESENTATIVES

     Every member entitled to vote at a meeting of members may appoint a proxyholder, or one or more alternate proxyholders, who need not be members, to attend and act at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the member or his attorney and shall conform with the requirements of the Statute. Alternately, every such member which is a body corporate or association may authorize by resolution of its directors or governing body an individual, who need not be a member, to represent it at a meeting of members and such individual may exercise on the members behalf all the powers it could exercise if it were an individual member. The authority of such an individual shall be established by depositing with the Company a certified copy of such resolution, or in such other manner as may be satisfactory to the secretary of the Company or the chairman of the meeting.

14.13  TIME FOR DEPOSIT OF PROXIES

     The board may specify in a notice calling a meeting of the members a time, preceding, the time of such meeting or an adjournment thereof by not more than 48 hours exclusive of non-business days, before which proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Company or an agent thereof specified in such notice or, if no such time is specified in such notice, it has been received by the secretary of the Company or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

14.14  SHARES HELD JOINTLY

     If two or more persons hold shares jointly, any one of them present in person or represented at a meeting of members may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or represented and vote, they shall vote as one on the shares jointly held by them.

14.15  VOTES TO GOVERN

     At any meeting of members, every question shall, unless otherwise required by the Statute, the Memorandum or these Articles, be determined by the majority of the votes cast on the question. In the case of an equality of votes either upon show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

14.16  SHOW OF HANDS

     Subject to the provisions of the Statute, any question at a meeting of members shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

14.17  BALLOTS

     On any question proposed for consideration at a meeting of members, any member or proxyholder entitled to vote at the meeting may require or demand a ballot, either before or on the declaration of the result of any vote by show of hands. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which he is entitled to vote at a meeting upon the question, to that number of votes provided by the Statute or the Memorandum, and the result of the ballot so taken shall be the decision of the members upon the said question.

14.18  ADMISSION OR REJECTION OF A VOTE

     In case of any dispute as to the admission or rejection of a vote, the chairman shall determine the same and such determination made in good faith shall be final and conclusive.

14.19  ADJOURNMENT

     If a meeting of the members is adjourned by one or more adjournments for an aggregate of less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the time of an adjournment. If a meeting of members is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

14.20  RESOLUTION IN WRITING

     A resolution in writing signed by all the members entitled to vote on that resolution at a meeting of members is as valid as if it had been passed at a meeting of the members.

14.21  ONLY ONE SHAREHOLDER

     Where the Company has only one member, or only one holder of any class or series of shares, the member present in person or by proxy constitutes a meeting.

                                SECTION FIFTEEN

                            DIVISION AND DEPARTMENTS

15.01  CREATION AND CONSOLIDATION OF DIVISIONS

     The board may cause the business and operations of the Company or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

15.02  NAME OF DIVISION

     Subject to law, any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contract, cheque or document shall be binding upon the Company as if it has been entered into or signed in the name of the Company.

15.03  OFFICERS OF DIVISION

     From time to time the board or, if authorized by the board, the chief executive officer, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or, if authorized by the board, the chief executive officer, may remove at its or his pleasure any officer so appointed without prejudice to such officer's rights under any employment contract. Officers of divisions or their sub-units shall not, as such, be officers of the Company.

                                SECTION SIXTEEN

                     INFORMATION AVAILABLE TO SHAREHOLDERS

16.01  NON-PUBLIC INFORMATION

     Except as provided by the Statute, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Company's business which in the opinion of the directors would be inexpedient in the interests of the Company to communicate to the public.

16.02  AVAILABLE INFORMATION

     The directors, may, from time to time, subject to the rights conferred by the Statute, determine whether and to what extent and at what time and place and under what circumstances or regulations, the documents, books and registers and accounting records of the Company or any of them shall be open to inspection of shareholders and no shareholder shall have any right to inspect any document or book or register or accounting records of the Company except as conferred by statute or authorized by the Board of Directors or by a resolution of the members.

                               SECTION SEVENTEEN

                                    NOTICES

17.01  METHOD OF GIVING NOTICES

     Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Statute, the regulations thereunder, the Memorandum, these Articles or otherwise to a member, director, officer, auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by prepaid ordinary or air mail or if sent to him at his recorded address by any means of prepaid transmitted or recorded communication including facsimile transmission. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by him to be reliable.

17.02  NOTICE TO HOLDERS OF JOINTLY HELD SHARES

     If two or more persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders, but notice to one of such persons shall be sufficient notice to all of them.

17.03  COMPUTATION OF TIME

     In computing the date when notice must be given under any provision requiring a specified number of days' notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

17.04  UNDELIVERED NOTICES

     If notices given to a member pursuant to Clause 17.01 are returned on three consecutive occasions because he cannot be found, the Company shall not be required to give any further notices to such member until he informs the Company in writing of his new address.

17.05  OMISSIONS AND ERRORS

     The accidental omission to give any notice to any member, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at the meeting held pursuant to such notice or otherwise founded thereon.

17.06  PERSONS ENTITLED BY DEATH OR OPERATION OF LAW

     Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after happening of the event upon which he became so entitled) and prior to his furnishing to the Company the proof of authority or evidence of his entitlement prescribed by the Statute.

17.07  WAIVER OF NOTICE

     Any member (or his duly appointed proxy holder), director, officer, auditor or member of a committee of the board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Statute, the regulations thereunder, the Memorandum, these Articles or otherwise and such waiver or abridgement shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver or notice of a meeting of members or of the board which may be given in any manner.

17.08  AMENDMENT OF ARTICLES OF ASSOCIATION

     Subject to the Statute and the rights attaching to the various classes of shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

17.09  REGISTRATION BY WAY OF CONTINUATION

     The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

                                SECTION EIGHTEEN

                                     REPEAL

18.01  REPEAL

     All previous articles of the Company are repealed as of the coming into force of these Articles. Such repeal shall not affect the previous operation of any article so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any memorandum of association (as defined in the Statute) or predecessor charter documents of the Company obtained pursuant to, any such article prior to its repeal. All officers and persons acting under any such article so repealed shall continue to act as if appointed under the provisions of this Article and all resolutions of the shareholders or the board or a committee of the board with continuing effect passed under any repealed article shall continue to be good and valid except to the extent inconsistent with this Article and until amended or repealed.

MADE BY the board the   day of             , 2000.

                                                                         ANNEX C

                 SECTION 193 OF YUKON BUSINESS CORPORATIONS ACT

Shareholder's right to dissent

     193. (1) Subject to sections 194 and 243, a holder of shares of any class of a corporation may dissent if the corporation resolves to:

          (a) amend its articles under section 175 or 176 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

          (b) amend its articles under section 175 to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

          (c) amalgamate with another corporation, otherwise than under section 186 or 189;

          (d) be continued under the laws of another jurisdiction under section 191; or

          (e) sell, lease or exchange all substantially all its property under section 192.

     (2) A holder of shares of any class or series of shares entitled to vote under section 178 may dissent if the corporation resolves to amend its articles in a manner described in that section.

     (3) In addition to any other right he may have, but subject to subsection
(20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

     (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     (5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2):

          (a) at or before any meeting of shareholders at which the resolution is to be voted on; or

          (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

     (6) An application may be made to the Supreme Court after the adoption of a resolution referred to in subsection (1) or (2):

          (a) by the corporation; or

          (b) by a shareholder if he has sent an objection to the corporation under subsection (5);

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

     (7) If an application is made under subsection (6) the corporation shall, unless the Supreme Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

     (8) Unless the Supreme Court otherwise order, an offer referred to in subsection (7) shall be sent to each dissenting shareholder:

          (a) at least ten days before the date on which the application is returnable, if the corporation is the applicant; or

          (b) within ten days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

     (9) Every offer made under subsection (7) shall:

          (a) be made on the same terms; and

          (b) contain or be accompanied by a statement showing how the fair value was determined.

     (10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Supreme Court pronounces an order fixing the fair value of the shares.

     (11) A dissenting shareholder:

          (a) is not required to give security for costs in respect of an application under subsection (6); and

          (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

     (12) In connection with an application under subsection (6), the Supreme Court may give directions for:

          (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Supreme Court, are in need of representation;

          (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery;

          (c) the payment of the shareholder of all or part of the sum offered by the corporation for the shares;

          (d) the deposit of the share certificates with the Supreme Court or with the corporation or its transfer agent;

          (e) the appointment and payment of independent appraisers, and the procedures to be followed by them;

          (f) the service of documents; and

          (g) the burden of proof on the parties.

     (13) On an application under subsection (6), the Supreme Court shall made an offer:

          (a) fixing the fair value of the shares in accordance with subsection
     (3) of all dissenting shareholders who are parties to the application;

          (b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders; and

          (c) fixing the time within which the corporation must pay that amount to the shareholder.

     (14) On:

          (a) the action approved by the resolution from which the shareholder dissents becoming effective;

          (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise: or

          (c) the pronouncement of an order under subsection (13);

     whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

     (15) Paragraph 14 (a) does not apply to a shareholder referred to in paragraph (5) (b).

     (16) Until one of the events mentioned in subsection (14) occurs:

          (a) the shareholder may withdraw his dissent; or

          (b) the corporation may rescind the resolution;

and in either event proceedings under this section shall be discontinued.

     (17) The Supreme Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

     (18) If subsection (20) applies, the corporation shall, within ten days after:

          (a) the pronouncement of an order under subsection (13); or

          (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares;

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under paragraph (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that:

          (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

          (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Condensed Consolidated Balance Sheets as of March 31, 2000
  (Unaudited) and December 31, 1999.........................   F-2
Condensed Statements of Consolidated Operations and
  Accumulated Deficit for the three months ended March 31,
  2000 and 1999 and the Cumulative Total from Inception
  (February 3, 1995) to March 31, 2000 (Unaudited)..........   F-3
Condensed Statements of Consolidated Cash Flows for the
  three months ended March 31, 2000 and 1999 and the
  Cumulative Total from Inception (February 3, 1995) to
  March 31, 2000 (Unaudited)................................   F-4
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................   F-5

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................   $  17,380     $  22,447
  Restricted short-term investments.........................      13,487        13,312
  Accounts receivable.......................................       7,237         9,821
  Interest receivable.......................................          68           243
  Inventory.................................................         764           764
  Prepaids and other........................................         230           288
                                                               ---------     ---------
                                                                  39,166        46,875
Notes receivable from employees.............................         315           435
Restricted long-term investments............................       6,476         6,391
Land........................................................       1,065         1,065
Evaluated oil and gas interests, full-cost method, net of
  accumulated depletion of $768 at March 31, 2000 and $764
  at December 31, 1999......................................     100,682        96,244
Unevaluated oil and gas interests, full-cost method.........     105,814       105,725
Fixed assets, net of accumulated depreciation of $773 at
  March 31, 2000 and $669 at December 31, 1999..............         986         1,060
Other assets, net of accumulated amortization of $1,219 at
  March 31, 2000 and $1,068 at December 31, 1999............       3,135         3,287
                                                               ---------     ---------
          TOTAL ASSETS......................................   $ 257,639     $ 261,082
                                                               =========     =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable..........................................   $   3,144     $   7,917
  Interest payable..........................................       5,156         1,719
  Other accrued liabilities.................................         776            78
                                                               ---------     ---------
                                                                   9,076         9,714
Long-term debt..............................................     110,000       110,000
Deferred income taxes.......................................      24,794        24,794
Minority interest...........................................
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Share capital -- Authorized unlimited common shares
     without par value and 37,833,420 and 37,833,420 issued
     and outstanding common shares at March 31, 2000 and
     December 31, 1999, respectively........................     225,805       225,805
  Authorized unlimited Class A preferred shares without par
     value..................................................          --            --
  Deficit accumulated during development stage..............    (112,036)     (109,231)
  Treasury stock, 29 shares held at March 31, 2000 and
     December 31, 1999......................................          --            --
                                                               ---------     ---------
          Total Stockholders' Equity........................     113,769       116,574
                                                               ---------     ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $ 257,639     $ 261,082
                                                               =========     =========

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

         STATEMENTS OF CONSOLIDATED OPERATIONS AND ACCUMULATED DEFICIT
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         TOTAL FROM
                                                                                         INCEPTION
                                                                                        (FEBRUARY 3,
                                                        THREE MONTHS ENDED MARCH 31,      1995) TO
                                                        -----------------------------    MARCH 31,
                                                            2000            1999            2000
                                                        -------------   -------------   ------------
REVENUE
  Crude oil sales.....................................   $        16     $        90    $     3,306
  Interest income.....................................           552             906          8,666
                                                         -----------     -----------    -----------
                                                                 568             996         11,972
EXPENSES
  General and administrative..........................         2,453           1,791         32,137
  Oil and gas operating expenses......................           602             145          5,195
  Depletion, depreciation and amortization............           261             255          3,057
  Writedown of proved oil & gas properties............            --              --        129,789
  Gain (Loss) on sale of exploration properties.......            --              --            124
  Dry hole and abandonment costs......................            --              --          1,145
  Geological and geophysical..........................            --              --             47
  Other (income) expense..............................            57              16           (101)
                                                         -----------     -----------    -----------
                                                               3,373           2,207        171,393
NET LOSS BEFORE INCOME TAXES AND MINORITY INTEREST....        (2,805)         (1,211)      (159,421)
INCOME TAX PROVISION (BENEFIT)........................            --               6        (45,656)
                                                         -----------     -----------    -----------
NET LOSS BEFORE MINORITY INTEREST.....................        (2,805)         (1,217)      (113,765)
MINORITY INTEREST.....................................            --             113          1,729
                                                         -----------     -----------    -----------
NET LOSS..............................................        (2,805)         (1,104)      (112,036)
                                                         -----------     -----------    -----------
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE,
  beginning of period.................................      (109,231)       (102,442)            --
DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE, end
  of period...........................................   $  (112,036)    $  (103,546)   $  (112,036)
                                                         ===========     ===========    ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE...........   $     (0.07)    $     (0.03)   $     (4.21)
                                                         ===========     ===========    ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING............    37,833,420      37,778,420     26,615,427
                                                         ===========     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                           (UNAUDITED; IN THOUSANDS)

                                                                                     CUMULATIVE TOTAL
                                                                                      FROM INCEPTION
                                                              THREE MONTHS ENDED    (FEBRUARY 3, 1995)
                                                                   MARCH 31,           TO MARCH 31,
                                                              -------------------   -------------------
                                                                2000       1999            2000
                                                              --------   --------   -------------------
OPERATING ACTIVITIES
  Net loss..................................................  $ (2,805)  $ (1,104)       $(112,036)
  Add (subtract) items not requiring (providing) cash:
  Compensation expense......................................        --         --            2,140
  Minority interest.........................................        --       (113)          (1,729)
  Common stock contribution to 401(k) retirement plan.......        --         --               79
  Depletion, depreciation and amortization..................       261        255            3,062
  Writedown of proved oil & gas properties..................        --         --          129,789
  Gain (loss) on sale of exploration property...............        --         --              124
  Dry hole and abandonment costs............................        --         --            1,140
  Gain on sale of marketable securities.....................        --         --               (6)
  Deferred income tax benefit...............................        --         --          (45,665)
  Amortization of investments...............................      (260)        41           (1,617)
  Changes in working capital excluding changes to cash and
    cash equivalents:
    Accounts receivable.....................................     2,584     (1,372)          (4,975)
    Interest receivable.....................................       175        123              (68)
    Inventory...............................................        --         27             (968)
    Prepaids and other, net.................................        58         71             (230)
    Accounts payable........................................    (3,499)    (2,856)           1,502
    Other accrued liabilities...............................       698        (46)           1,025
                                                              --------   --------        ---------
Cash Flow Used in Operating Activities......................    (2,788)    (4,974)         (28,433)
                                                              --------   --------        ---------
INVESTING ACTIVITIES
  Exploration of oil and gas properties.....................    (2,369)    (8,379)        (102,582)
  Purchase of land..........................................        --        (21)          (1,258)
  Purchase of investments...................................        --         --          (38,301)
  Proceeds from acquisition.................................        --         --              630
  (Payment to withdraw) proceeds from sale of property......        --         --              997
  Proceeds from sale of marketable securities...............        --         --               50
  Proceeds from sale of investments.........................        --         --           19,955
  Notes receivable from employees...........................       120         --             (315)
  Other asset additions.....................................       (30)      (140)          (2,025)
                                                              --------   --------        ---------
Cash Flow Used in Investing Activities......................    (2,279)    (8,540)        (122,849)
                                                              --------   --------        ---------
FINANCING ACTIVITIES
  Proceeds from special warrants issued.....................        --         --           12,393
  Proceeds from share capital issued........................        --         --           15,466
  Proceeds from additional paid-in capital contributed......        --         --                1
  Proceeds from issuance of long-term debt..................        --         --          135,000
  Costs of issuing long-term debt...........................        --         --           (5,821)
  Contributions by minority interest........................        --      1,378           11,623
                                                              --------   --------        ---------
Cash Flow Provided by Financing Activities..................        --      1,378          168,662
                                                              --------   --------        ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................................    (5,067)   (12,136)          17,380
Cash and cash equivalents, beginning of period..............    22,447     38,147               --
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 17,380   $ 26,011        $  17,380
                                                              ========   ========        =========

    Supplemental disclosures of cash flow information:

    The Company incurred interest costs of $3.4 million and $3.4 million for the three month periods ended March 31, 2000 and 1999, respectively. Such amounts were capitalized during the respective periods.

    Cash paid for interest for the three month periods ended March 31, 2000 and 1999 was zero and zero, respectively.

    The Company paid zero and zero for estimated income taxes during the three month periods ended March 31, 2000 and 1999, respectively.

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DEVELOPMENT STAGE OPERATIONS

Formation

     Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation) was formed on February 3, 1995. Seven Seas Petroleum Inc. and its subsidiaries (collectively referred to as "Seven Seas" or the "Company") are a development stage enterprise engaged in the exploration, development and production of oil and natural gas in Colombia. The Company is the operator of an oil discovery, known as the "Guaduas field," which is located in an area defined by the Rio Seco and Dindal Association Contracts (the "Association Contracts") covering a total of approximately 109,000 contiguous acres in central Colombia. The Company owns a 57.7% working interest in the two Association Contracts before participation by Empresa Colombiana de Petroleos ("Ecopetrol"), the Colombian state oil company. The Company has no significant income producing properties and its principal assets, its interests in the Association Contracts, are in the early stage of exploration and development.

Activity To Date

     As of March 31, 2000, the Company has spent $242.2 million to acquire and $76.6 million to delineate the reserve potential of the Guaduas field. The Company has drilled twelve exploratory wells within the Association Contracts, of which six have been production tested and have achieved maximum actual oil production rates ranging from 3,415 to 13,123 Bbls/d. Four of the twelve did not produce commercial amounts of oil and gas during testing and two remain to be tested. As of March 31, 2000, the Guaduas Field had produced a cumulative volume of approximately 793,000 barrels of oil during various testing procedures. Except for additional production testing for further reservoir evaluation and any production planned to be trucked, continuous production of the Guaduas field will not commence prior to installation of the necessary production facilities and pipeline.

     Since inception through March 31, 2000, the Company incurred cumulative losses of $112.0 million and, because of its continued exploration and development activities, expects that it will continue to incur losses and that its accumulated deficit will increase until commencement of production from the Association Contracts occurs in quantities sufficient to cover operating expenses.

Commerciality Status

     In September 1999, the Company signed an agreement with Ecopetrol agreeing to a schedule for further long term production tests, the drilling of an additional well, and other important issues leading to commercial production from the Guaduas field. On December 30, 1999, the Company made a formal application to Ecopetrol for commercial development of the Guaduas field. On February 23, 2000, an addendum to that application was filed. The Company's future plans are dependent, among other factors, on the decision to be made by Ecopetrol; the receipt of various permits and licenses from ministries of the Colombian national government and local authorities and the availability of transportation on third party pipelines. Approval of commerciality by Ecopetrol is a critical part of the Company's strategy as Ecopetrol will bear fifty percent of all costs for development and production subsequent to the date commerciality is declared. Although the Company has reason to believe that a commerciality agreement can be reached with Ecopetrol, if the commerciality agreement is not obtained, the Company may be forced to proceed on a sole-risk basis or attempt to negotiate a modified commerciality agreement with Ecopetrol.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Scenarios

     Should commerciality be declared by Ecopetrol, the Company will be required to fund its share of the costs necessary for the development of the Guaduas field, the construction of the production facilities and pipeline and continued exploration under the Association Contracts. If Ecopetrol rejects commerciality and the Company were to proceed on a sole-risk basis, Seven Seas, along with its partners, would be required to fund 100% of the aforementioned costs. Instead of proceeding on a sole-risk basis, the Company may attempt to negotiate a modified commerciality agreement with Ecopetrol which might entail trucking operations, delayed construction of the production facilities and pipeline and continued exploration under the Association Contracts. Under any scenario, the continued development of the Company's evaluated properties and evaluation of its unevaluated properties is expected to require additional capital which the Company may be required to raise through debt or equity financing, encumbering properties or entering into arrangements whereby certain costs will be paid by others to earn an interest in the property. If the Company is unsuccessful or delayed in its exploration and development plan, constructing production and transportation facilities, increasing its proved reserves or realizing future production from its properties, the Company may be unable to pay existing or future debt or meet operating cash flow requirements and the recoverability and classification of asset carrying amounts or the amount and classification of liabilities may be impacted.

Capital Availability and Liquidity

     As of March 31, 2000, the Company had unrestricted cash and cash equivalents of $17.4 million and commitments under existing oil and gas agreements of $4.2 million for the remainder of 2000. Management believes that it has adequate cash resources to fund its existing commitments and operating needs during 2000. However, if available capital is utilized as contemplated by the current strategy, the Company will have to seek additional financing for operations, including further exploratory drilling to extend the area of the Guaduas field and to test the deeper formations of the subthrust structure on the Dindal association contract area. Under the terms of the Company's $110 million senior notes, an additional $25 million of indebtedness could be incurred which would be secured and senior to the existing $110 million senior notes. The Company is also allowed to borrow an additional $10 million for project financing, e.g., pipeline and production facilities. Any additional financing obtained by the Company to execute its business plans may result in a dilution of current stakeholder interests.

     Funds sufficient to meet interest payments for three years of the $110 million senior notes were placed into escrow upon issue of the senior notes. The final interest payment under this escrow arrangement is May 2001. Seven Seas cannot be certain that additional sources of financing will be available when needed or will be available on acceptable terms. The Company has suffered recurring losses from operations, has an accumulated deficit, has not generated positive cash flow from operations, has significant unproved property balances, is nearing the end of the exploration phase of its association contracts, is highly dependant on the actions of Ecopetrol, and will likely require additional capital to execute its business plans.

Risk Factors

     Seven Seas is subject to several categories of risk associated with its development stage activities. Oil and gas exploration and development is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on Seven Seas' prospects are uncertainties inherent in estimating oil and gas reserves and future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production testing histories; access to additional capital; changes in the price of oil and natural gas, services and equipment; the limited exploration of the

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

concessions; the status of existing and future contractual relationships with Ecopetrol; regulation in Colombia; lack of significant income producing property; foreign currency fluctuation risks; Seven Seas' substantial indebtedness, the presence of competitors with greater financial resources and capacity; and difficulties and risks associated with operating in Colombia.

2. BASIS OF PRESENTATION

     The accompanying unaudited, condensed consolidated financial statements include the accounts of Sevens Seas Petroleum Inc. and its subsidiaries after elimination of intercompany balances and transactions.

     The unaudited, condensed consolidated financial statements of the Company for the periods indicated herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission, accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the information in the accompanying condensed consolidated financial statements have been included. Interim period results are not necessarily indicative of the results of operations or cash flows for a full year period. The condensed financial statements included herein should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     Certain reclassifications have been made to prior years amounts to conform to current reporting practices.

3. OPERATIONS BY GEOGRAPHIC AREA

     The Company has one operating and reporting segment. Information about the Company's operations for the quarters ended March 31, 2000 and 1999 and by geographic area is shown below (In thousands):

                                                                           OTHER
                                                      UNITED              FOREIGN
                                            CANADA    STATES   COLOMBIA    AREAS     TOTAL
                                            -------   ------   --------   -------   --------
Three months ended March 31, 2000
  Revenues................................  $   531   $    3   $     34    $ --     $    568
  Operating Income (Loss).................        2     (778)    (2,017)    (12)      (2,805)
  Capital Expenditures....................       --       30      1,092      --        1,122
  Identifiable Assets.....................   67,300      958    189,300      81      257,639
Depletion, Depreciation and
  Amortization............................      152       82         27      --          261
Three months ended March 31, 1999
  Revenues................................  $   895   $    3   $     98    $ --     $    996
  Operating Income (Loss).................      507     (949)      (754)    (15)      (1,211)
  Capital Expenditures....................       --       34      5,070      --        5,104
  Identifiable Assets.....................   82,073    1,207    193,732     501      277,513
  Depreciation and Amortization...........      152       83         20      --          255

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. CONTINGENCIES

Colombian Forest Reserve

     Inderena, the predecessor to the current Ministry of Environment, declared a forest reserve in the 1980's aimed at preserving a large part of the San Francisco river basin in an area that includes a portion of the Dindal and Rio Seco Association Contracts. The existence of this reserve may make obtaining permits for drilling wells and building facilities more difficult, but does not preclude oil and gas activity. In fact, the company was granted an environmental permit and drilled the Escuela 1 well within this area in 1993. More recently, the Guaduas municipality has, independently of the Ministry of Environment, declared a forest reserve in the same area. This latest reserve proclamation prohibits drilling. Colombian counsel has advised us that the Municipal Council lacks the authority to regulate the use of the subsoil and prohibit oil exploration activity.

     The Company has proposed to the municipality and the environmental authorities to use the Land Use Plan, that shall define the land use preferences for the next nine years and that is currently being prepared, to resolve the illegality and inconveniences created by the municipality declaration. The Land Use Plan must derogate the municipality forest reserve and limit itself to comply with the Inderena reserve prior declaration.

     We have been discussing this matter with representatives of the municipal council and the mayor. In the event we do not obtain satisfactory results, we have also engaged Colombian counsel to proceed before appropriate tribunal to have the municipal declaration ruled invalid. We are advised that the solution via the Land Use Plan could take from three to five months and the judicial solution could take from one and a half to two years for the time we file suit.

     The forest reserve includes approximately 6,250 acres of our 109,000 total acreage under the Rio Seco and Dindal association contracts. The forest reserve should not preclude us from recovering our proved oil and gas reserves. There is a surface location for the deeper subthrust structure well that can be drilled outside the forest reserve. Further, the existence of the forest reserve will not impede our development of the shallow Cimarrona reservoir of the Guaduas field.

Environmental Penalties

     On June 8, 1998, the Ministry of Environment required our subsidiary, GHK Company Colombia, to perform some remedial work on the El Segundo 6-E location and access road. GHK Company Colombia performed the work, and thereafter reported to the Ministry of Environment that all the work had been completed. In various site visits, ministry officials have confirmed that the alleged violations have been properly remedied. On July 8, 1999, GHK Company Colombia filed all the documentation, which confirmed total compliance to the requirements.

     On August 30, 1999, the Ministry of Environment issued a resolution against our subsidiary, GHK Company Colombia, declaring it in violation of a 1997 decree in connection with the construction of the El Segundo 7-E well location. The resolution imposed a fine of $217,000, which we paid in March 2000. We have filed an appeal for a reversal of the resolution. We believe that we have corrected the environmental violations claimed by the Ministry of Environment; however, the appeal process can take up to two years.

     The El Segundo No. 7 location has been restored and we do not currently have any drilling activities planned at this location.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Contract Area

     The Dindal Association Contract was issued in March 1993 and provides for a maximum six-year exploration period followed by a maximum 22-year production period, with partial relinquishment of acreage, excluding commercial fields, required commencing at the end of the sixth year of the Association Contract. The exploration period under the Dindal Association Contract will be extended to September 23, 2000, since the Associates committed to an additional $2.0 million of exploration work in accordance with the memorandum of understanding signed in September 1999. In September 2000, we must relinquish 50% of the contract area or all lands that fall outside a five kilometer buffer zone around the area designated to be the commercial field or negotiate another one year extension by committing to additional exploration work, if applicable.

     The Rio Seco Association Contract was issued in August 1995 and provides for a maximum six-year exploration period followed by a maximum 22-year production period, with partial relinquishment of acreage, excluding commercial fields, required commencing at the end of the sixth year of the Association Contract. The exploration period under the Rio Seco Association Contract ends in August 2001. We are obligated to drill one exploratory well before the exploration period ends.

Surface Location

     A lawsuit has been filed by the landowners for the El Segundo 1 surface location to cancel our surface lease. Our Colombian legal counsel has advised us that, on the basis of the claims asserted, we should win the lawsuit. We responded to this claim on November 4, 1999; and we plan to vigorously defend this claim.

Noteholder Claim

     We have received correspondence purporting to assert a claim on behalf of one of the noteholders in connection with the special notes we issued on August 7, 1997. The correspondence asserts that our noteholder received inadequate notice of the exchange of the special notes into debentures and also of the conversion of the debentures into units of Seven Seas. The noteholder also asserts that there were errors in the methodology of effecting the conversion pursuant to the indenture between Seven Seas and Montreal Trust Company of Canada dated August 7, 1997. To date, no litigation has commenced; accordingly, Seven Seas cannot predict with certainty what claims may be asserted. Nevertheless, we believe we have meritorious defenses and intend to defend with vigor any litigation.

     The Company is, from time to time, party to certain legal actions and claims arising in the ordinary course of business. While the outcome of these events cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Statement No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance. Statement No. 133 cannot be applied retroactively. Statement No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 and, at the company's election, before January 1, 1998. Statement No. 133 will not currently impact the Company's disclosure or reporting.

     In the first quarter of 2000, the FASB issued Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB No. 25" ("the Interpretation") which clarifies the application of APB 25 for certain issues associated with accounting for the issuance or subsequent modification of stock compensation and is effective July 1, 2000. For certain modifications, including stock option repricings made subsequent to December 15, 1998, the Interpretation requires that variable plan accounting be applied to those modified awards prospectively from July 1, 2000. In January and November, 1999, the Company repriced certain employee stock options for 706,000 share of stock at a weighted average exercise price of $14.47 to a new exercise price of $9.00 through the cancellation of existing options and issuance of new options at or above current market prices. This repricing may result in the recognition of compensation expense upon adoption of the Interpretation in the third quarter of 2000. Subsequent to the adoption of the interpretation, the Company may be required to record the effects of the changes in its stock price and the corresponding intrinsic value of the repriced options in its results of operations as compensation expense. The amount of compensation expense, if any, which will be recognized upon adoption on July 1, 2000 cannot be determined until that time.

6. SUBSEQUENT EVENT

     In May, 2000, Ecopetrol informed the Company that it had elected not to participate in the development of the Guaduas field at that time and authorized Seven Seas to proceed with development of the field on a sole-risk basis. This will require Seven Seas and its contract partners to pay 100% of the costs of developing the Guaduas field, which is currently estimated to be $90 million, or $50 million net to Seven Seas over the next two to three years. The estimated development costs include the drilling of additional development wells and construction of a pipeline and the related production facilities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Seven Seas Petroleum Inc. and Subsidiaries
Report of Independent Public Accountants....................  F-12
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-13
Statements of Consolidated Operations and Accumulated
  Deficit for the years ended December 31, 1999, 1998 and
  1997 and from Inception (February 3, 1995) to December 31,
  1999......................................................  F-14
Statement of Consolidated Stockholders' Equity for the
  period from Inception (February 3, 1995) to December 31,
  1999......................................................  F-15
Statements of Consolidated Cash Flows for the years ended
  December 31, 1999, 1998 and 1997 and from Inception
  (February 3, 1995) to December 31, 1999...................  F-16
Notes to Consolidated Financial Statements..................  F-17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Seven Seas Petroleum Inc.:

     We have audited the accompanying consolidated balance sheets of Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation in the development stage, see Note 1) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and accumulated deficit, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997 and for the period from inception (February 3, 1995) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seven Seas Petroleum Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997 and for the period from inception to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
March 28, 2000

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  22,447   $  38,147
  Short-term investments....................................         --       6,399
  Restricted short-term investments.........................     13,312      13,244
  Accounts receivable.......................................      9,821       6,562
  Interest receivable.......................................        243         532
  Inventory.................................................        764       1,316
  Prepaids and other........................................        288         225
                                                              ---------   ---------
                                                                 46,875      66,425
Note receivable from related party..........................        435         200
Restricted long-term investments............................      6,391      18,658
Land........................................................      1,065       1,257
Evaluated oil and gas properties, full-cost method, net of
  accumulated depletion of $764 at December 31, 1999 and $0
  at December 31, 1998......................................     96,244      74,993
Unevaluated oil and gas properties, full-cost method........    105,725     113,116
Fixed assets, net of accumulated depreciation of $669 at
  December 31, 1999 and $232 at December 31, 1998...........      1,060       1,357
Other assets, net of accumulated amortization of $1,068 at
  December 31, 1999 and $461 at December 31, 1998...........      3,287       3,894
                                                              ---------   ---------
         TOTAL ASSETS.......................................  $ 261,082   $ 279,900
                                                              =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable..........................................  $   7,917   $  10,058
  Interest payable..........................................      1,719       1,719
  Other accrued liabilities.................................         78         580
                                                              ---------   ---------
                                                                  9,714      12,357
Long-term debt..............................................    110,000     110,000
Deferred income taxes.......................................     24,794      24,732
Minority interest...........................................         --       9,713
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY
Share capital --
  Authorized unlimited common shares without par value;
    37,833,420 and 37,778,420 issued and outstanding at
    December 31, 1999 and 1998, respectively................    225,805     222,447
  Authorized unlimited Class A preferred shares without par
    value; none Outstanding.................................         --          --
  Warrants for common share -- none and 1,068,044
    outstanding at December 31, 1999 and 1998,
    respectively............................................         --       3,093
  Deficit accumulated during development stage..............   (109,231)   (102,442)
  Treasury stock; 29 shares held at December 31, 1999 and
    1998....................................................         --          --
                                                              ---------   ---------
         Total Stockholders' Equity.........................    116,574     123,098
                                                              ---------   ---------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $ 261,082   $ 279,900
                                                              =========   =========

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

         STATEMENTS OF CONSOLIDATED OPERATIONS AND ACCUMULATED DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           CUMULATIVE
                                                                                           TOTAL FROM
                                                                                           INCEPTION
                                                                                          (FEBRUARY 3,
                                                        YEAR ENDED DECEMBER 31,             1995) TO
                                                ---------------------------------------   DECEMBER 31,
                                                   1999          1998          1997           1999
                                                -----------   -----------   -----------   ------------
REVENUE
  Crude oil sales.............................  $     2,261   $        16   $       780   $     3,290
  Interest income.............................        3,052         3,781           787         8,114
                                                -----------   -----------   -----------   -----------
                                                      5,313         3,797         1,567        11,404
EXPENSES
  General and administrative..................        7,683         9,761         8,714        29,684
  Oil and gas operating expenses..............        2,491           942           907         4,593
  Depletion, depreciation and amortization....        1,825           674           148         2,796
  Writedown of proved oil & gas properties....           --       129,789            --       129,789
  Gain (Loss) on sale of exploration
     properties...............................          670          (577)           --           124
  Dry hole and abandonment costs..............                                       17         1,145
  Geological and geophysical..................           --            --            27            47
  Other (income) expense......................          (36)          (97)          (24)         (158)
                                                -----------   -----------   -----------   -----------
                                                     12,633       140,492         9,789       168,020
NET LOSS BEFORE INCOME TAXES AND MINORITY
  INTEREST....................................       (7,320)     (136,695)       (8,222)     (156,616)
INCOME TAX PROVISION (BENEFIT)................           62       (45,718)           --       (45,656)
                                                -----------   -----------   -----------   -----------
NET LOSS BEFORE MINORITY INTEREST.............       (7,382)      (90,977)       (8,222)     (110,960)
MINORITY INTEREST.............................          593           778           294         1,729
                                                -----------   -----------   -----------   -----------
NET LOSS......................................       (6,789)      (90,199)       (7,928)     (109,231)
                                                -----------   -----------   -----------   -----------
DEFICIT ACCUMULATED DURING THE DEVELOPMENT
  STAGE, beginning of period..................     (102,442)      (12,243)       (4,315)           --
DEFICIT ACCUMULATED DURING THE DEVELOPMENT
  STAGE, end of period........................  $  (109,231)  $  (102,442)  $   (12,243)  $  (109,231)
                                                ===========   ===========   ===========   ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE...  $     (0.18)  $     (2.49)  $     (0.24)  $     (4.19)
                                                ===========   ===========   ===========   ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....   37,861,984    36,203,713    32,504,872    26,046,081
                                                ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY
   FOR THE PERIOD FROM INCEPTION (FEBRUARY 3, 1995) THROUGH DECEMBER 31, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 COMMON STOCK           PREFERRED STOCK
                                                             ---------------------   ---------------------
                                             DATE              NUMBER      AMOUNT      NUMBER      AMOUNT
                                     ---------------------   ----------   --------   ----------   --------
Issuance of common share to
 founder...........................       February 3, 1995            1   $     --           --   $     --
Issuance of common shares to
 founder for cash..................      February 27, 1995      999,999         --           --         --
Issuance of common shares in a
 private placement for cash ($0.25
 per share)........................         March 22, 1995    4,000,000      1,000           --         --
Issuance of common shares in
 private placements for cash ($0.75
 per share):.......................           May 31, 1995    5,687,666      4,266           --         --
                                              June 9, 1995      979,000        734           --         --
Issuance of common shares in
 settlement of agents' fees ($0.75
 per share):.......................           May 31, 1995      284,383        213           --         --
                                              June 9, 1995       48,950         37           --         --
Less: Common share issuance cost...  May 31 - June 9, 1995           --       (250)          --         --
Issuance of common shares in
 connection with the May 5, 1995
 amalgamation agreement with Rusty
 Lake Resources ($0.25 per
 share)............................       June 29-30, 1995      680,464        170           --         --
Net loss...........................                                  --         --           --         --
                                                             ----------   --------   ----------   --------
BALANCE AT DECEMBER 31, 1995.......                          12,680,463      6,170           --         --
Issuance of special warrants in a
 brokered private placement for
 cash ($2.75 per warrant)..........         March 15, 1996           --         --           --         --
Issuance of common shares to the
 Company's 401(k) plan ($7.875 per
 share)............................          April 29,1996       10,000         79           --         --
Purchase Treasury Stock ($8.00 per
 share)............................          June 26, 1996           --         --           --         --
Exercise of stock options for cash
 ($.75 per share)..................       Jan. - June 1996      305,000        229           --         --
Exercise of stock options for cash
 ($7.125 per share)................         April 29, 1996       10,000         71           --         --
Issuance of exchangeable preferred
 stock in connection with business
 combination ($9.125 per share)....          July 26, 1996           --         --    5,002,972     45,652
Issuance of special warrants in
 connection with business
 combination ($9.125 per
 warrant)..........................          July 26, 1996           --         --           --         --
Issuance of convertible special
 warrants in a brokered private
 placement for cash ($15.00 per
 warrant)..........................       October 16, 1996           --         --           --         --
Exercise of stock options for cash
 ($.75 per share)..................   July - December 1996      310,333        233           --         --
Net loss...........................                                  --         --           --         --
                                                             ----------   --------   ----------   --------
BALANCE AT DECEMBER 31, 1996.......                          13,315,796      6,782    5,002,972     45,652
Conversion of special warrants
 issued in connection with the
 business combination dated July
 26, 1996 ($9.125 per share).......       February 7, 1997   11,774,171    107,439           --         --
Conversion of the preferred shares
 in connection with the business
 combination dated July 26, 1996
 ($9.125 per share)................       February 7, 1997    5,002,972     45,652   (5,002,972)   (45,652)
Conversion of privately placed
 special warrants ($15.00 per
 warrant)..........................       February 7, 1997      500,000      7,013           --         --
Conversion of privately placed
 special warrants ($2.75 per
 warrant)..........................       February 7, 1997    2,000,000      5,096           --         --
Issuance of common shares in
 connection with the business
 combination ($18.55 per share)....          March 5, 1997    1,000,000     18,550           --         --
Conversion of privately placed
 special warrants for cash ($3.50
 per warrant)......................         March 14, 1997    1,000,000      3,500           --         --
Exercise of stock options
 ($.75 -- 10.90 per share).........        Jan. - Dec 1997      478,667      2,374           --         --
Net loss...........................                                  --         --           --         --
                                                             ----------   --------   ----------   --------
BALANCE AT DECEMBER 31, 1997.......                          35,071,606    196,406           --         --
Exercise of stock options
 ($.75 -- $10.90 per share)........       Jan. - Dec. 1998      514,000      5,351           --         --
Conversion of debentures ($11.50
 per share, $2.90 per warrant).....         August 6, 1998    2,173,901     20,351           --         --
Exercise of warrants ($15.00 per
 share)............................        August 12, 1998       18,913        339           --         --
Net loss...........................                     --           --         --           --         --
                                                             ----------   --------   ----------   --------
BALANCE AT DECEMBER 31, 1998.......                          37,778,420    222,447           --         --
Expiration of warrants.............       February 5, 1999           --      3,093           --         --
Stock issuance ($4.8125 per
 share)............................          April 1, 1999       55,000        265           --         --
Net loss...........................                     --           --         --           --         --
                                                             ----------   --------   ----------   --------
BALANCE AT DECEMBER 31, 1999.......                          37,833,420   $225,805           --   $     --
                                                             ==========   ========   ==========   ========

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                                        SPECIAL WARRANTS       TREASURY STOCK      DURING
                                     -----------------------   ---------------   DEVELOPMENT
                                       NUMBER       AMOUNT     NUMBER   AMOUNT      PHASE       TOTAL
                                     -----------   ---------   ------   ------   -----------   --------
Issuance of common share to
 founder...........................           --   $      --     --      $--      $      --    $     --
Issuance of common shares to
 founder for cash..................           --          --     --       --             --          --
Issuance of common shares in a
 private placement for cash ($0.25
 per share)........................           --          --     --       --             --       1,000
Issuance of common shares in
 private placements for cash ($0.75
 per share):.......................           --          --     --       --             --       4,266
                                              --          --     --       --             --         734
Issuance of common shares in
 settlement of agents' fees ($0.75
 per share):.......................           --          --     --       --             --         213
                                              --          --     --       --             --          37
Less: Common share issuance cost...           --          --     --       --             --        (250)
Issuance of common shares in
 connection with the May 5, 1995
 amalgamation agreement with Rusty
 Lake Resources ($0.25 per
 share)............................           --          --     --       --             --         170
Net loss...........................           --          --     --       --         (2,120)     (2,120)
                                     -----------   ---------     --      ---      ---------    --------
BALANCE AT DECEMBER 31, 1995.......           --          --     --       --         (2,120)      4,050
Issuance of special warrants in a
 brokered private placement for
 cash ($2.75 per warrant)..........    2,000,000       5,096     --       --             --       5,096
Issuance of common shares to the
 Company's 401(k) plan ($7.875 per
 share)............................           --          --     --       --             --          79
Purchase Treasury Stock ($8.00 per
 share)............................           --          --     29       --             --          --
Exercise of stock options for cash
 ($.75 per share)..................           --          --     --       --             --         229
Exercise of stock options for cash
 ($7.125 per share)................           --          --     --       --             --          71
Issuance of exchangeable preferred
 stock in connection with business
 combination ($9.125 per share)....           --          --     --       --             --      45,652
Issuance of special warrants in
 connection with business
 combination ($9.125 per
 warrant)..........................   11,774,171     107,439     --       --             --     107,439
Issuance of convertible special
 warrants in a brokered private
 placement for cash ($15.00 per
 warrant)..........................      500,000       7,013     --       --             --       7,013
Exercise of stock options for cash
 ($.75 per share)..................           --          --     --       --             --         233
Net loss...........................           --          --     --       --         (2,195)     (2,195)
                                     -----------   ---------     --      ---      ---------    --------
BALANCE AT DECEMBER 31, 1996.......   14,274,171     119,548     29       --         (4,315)    167,667
Conversion of special warrants
 issued in connection with the
 business combination dated July
 26, 1996 ($9.125 per share).......  (11,774,171)   (107,439)    --       --             --          --
Conversion of the preferred shares
 in connection with the business
 combination dated July 26, 1996
 ($9.125 per share)................           --          --     --       --             --          --
Conversion of privately placed
 special warrants ($15.00 per
 warrant)..........................     (500,000)     (7,013)    --       --             --          --
Conversion of privately placed
 special warrants ($2.75 per
 warrant)..........................   (2,000,000)     (5,096)    --       --             --          --
Issuance of common shares in
 connection with the business
 combination ($18.55 per share)....           --          --     --       --             --      18,550
Conversion of privately placed
 special warrants for cash ($3.50
 per warrant)......................           --          --     --       --             --       3,500
Exercise of stock options
 ($.75 -- 10.90 per share).........           --          --     --       --             --       2,374
Net loss...........................           --          --     --       --         (7,928)     (7,928)
                                     -----------   ---------     --      ---      ---------    --------
BALANCE AT DECEMBER 31, 1997.......           --          --     29       --        (12,243)    184,163
Exercise of stock options
 ($.75 -- $10.90 per share)........           --          --     --       --             --       5,351
Conversion of debentures ($11.50
 per share, $2.90 per warrant).....    1,086,957       3,148     --       --             --      23,499
Exercise of warrants ($15.00 per
 share)............................      (18,913)        (55)    --       --             --         284
Net loss...........................           --          --     --       --        (90,199)    (90,199)
                                     -----------   ---------     --      ---      ---------    --------
BALANCE AT DECEMBER 31, 1998.......    1,068,044       3,093     29       --       (102,442)    123,098
Expiration of warrants.............   (1,068,044)     (3,093)    --       --             --          --
Stock issuance ($4.8125 per
 share)............................           --          --     --       --             --         265
Net loss...........................           --          --     --       --         (6,789)     (6,789)
                                     -----------   ---------     --      ---      ---------    --------
BALANCE AT DECEMBER 31, 1999.......           --   $      --     29      $--      $(109,231)   $116,574
                                     ===========   =========     ==      ===      =========    ========

   The accompanying notes are an integral part of these financial statements.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                CUMULATIVE
                                                                                                TOTAL FROM
                                                                                                INCEPTION
                                                                                               FEBRUARY 3,
                                                                 YEAR ENDED DECEMBER 31,         1995) TO
                                                              ------------------------------   DECEMBER 31,
                                                                1999       1998       1997         1999
                                                              --------   --------   --------   ------------
OPERATING ACTIVITIES
  Net loss..................................................  $ (6,789)  $(90,199)  $ (7,928)   $(109,231)
  Add (subtract) items not requiring (providing) cash:
  Compensation expense......................................        --         --      2,140        2,140
  Minority interest.........................................      (593)      (778)      (294)      (1,729)
  Common stock contribution to 401(k) retirement plan.......        --         --         --           79
  Depletion, depreciation and amortization..................     1,825        679        148        2,801
  Writedown of proved oil & gas properties..................        --    129,789         --      129,789
  Gain (Loss) on sale of exploration properties.............       670       (577)        --          124
  Dry hole and abandonment costs............................        --         --         17        1,140
  Gain on sale of marketable securities.....................        --         (6)        --           (6)
  Deferred income tax benefit...............................        62    (45,727)        --      (45,665)
  Amortization of investments...............................    (1,357)        --         --       (1,357)
  Changes in working capital excluding changes to cash and
    cash equivalents:
    Accounts receivable.....................................    (1,879)    (3,238)    (2,082)      (7,559)
    Interest receivable.....................................       289       (532)        --         (243)
    Inventory...............................................       348     (1,316)        --         (968)
    Prepaids and other, net.................................       (63)      (107)      (118)        (288)
    Accounts payable........................................     1,381      2,128      1,389        5,001
    Other accrued liabilities...............................      (252)       487       (153)         327
                                                              --------   --------   --------    ---------
  Cash Flow Used in Operating Activities....................    (6,358)    (9,397)    (6,881)     (25,645)
                                                              --------   --------   --------    ---------
INVESTING ACTIVITIES
  Exploration of oil and gas properties.....................   (29,958)   (47,889)   (16,360)    (100,213)
  Purchase of land..........................................        (1)    (1,257)        --       (1,258)
  Purchase of investments...................................        --    (38,301)        --      (38,301)
  Proceeds from acquisition.................................        --         --         --          630
  (Payment to withdraw) proceeds from sale of property......      (250)     1,163         --          997
  Proceeds from sale of marketable securities...............        --         50         --           50
  Proceeds from sale of investments.........................    19,955         --         --       19,955
  Note receivable from employees............................      (235)        --       (200)        (435)
  Other asset additions.....................................      (239)    (1,242)      (280)      (1,995)
                                                              --------   --------   --------    ---------
  Cash Flow Used in Investing Activities....................   (10,728)   (87,476)   (16,840)    (120,570)
                                                              --------   --------   --------    ---------
FINANCING ACTIVITIES
  Proceeds from special warrants issued.....................        --        284         --       12,393
  Proceeds from share capital issued........................        --      3,972      4,962       15,466
  Proceeds from additional paid-in capital contributed......        --         --         --            1
  Proceeds from issuance of long-term debt..................        --    110,000     25,000      135,000
  Costs of issuing long-term debt...........................        --     (4,248)    (1,573)      (5,821)
  Contributions by minority interest........................     1,386      6,945      2,779       11,623
                                                              --------   --------   --------    ---------
  Cash Flow Provided by Financing Activities................     1,386    116,953     31,168      168,662
                                                              --------   --------   --------    ---------
  NET INCREASE (DECREASE) IN CASH AND          CASH
    EQUIVALENTS.............................................   (15,700)    20,080      7,447       22,447
  Cash and cash equivalents, beginning of period............    38,147     18,067     10,620           --
                                                              --------   --------   --------    ---------
  CASH AND CASH EQUIVALENTS, END OF          PERIOD.........  $ 22,447   $ 38,147   $ 18,067    $  22,447
                                                              ========   ========   ========    =========

   The accompanying notes are an integral part of these financial statements.

     Supplemental disclosures of cash flow information:

     The Company incurred interest costs of $13.8 million, $9.8 million and $0.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. Such amounts were capitalized during the respective periods.

     Cash paid for interest for the year ended December 31, 1999, 1998 and 1997 was $13.8 million and $8.1 million, and $0.6 million, respectively.

     The Company paid $30,000 and zero for estimated income taxes during the year ended December 31, 1998 and 1999, respectively.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DEVELOPMENT STAGE OPERATIONS:

Formation

     Seven Seas Petroleum Inc. (a Yukon Territory, Canada corporation) was formed on February 3, 1995. Seven Seas Petroleum Inc. and its subsidiaries (collectively referred to as "Seven Seas" or the "Company") are a development stage enterprise engaged in the exploration, development and production of oil and natural gas in Colombia. The Company is the operator of an oil discovery, known as the "Guaduas Field," which is located in an area defined by the Rio Seco and Dindal Association Contracts (the "Association Contracts") covering a total of approximately 109,000 contiguous acres in central Colombia. The Company owns a 57.7% working interest in the two Association Contracts before participation by Empresa Colombiana de Petroleos ("Ecopetrol"), the Colombian state oil company. The Company has no significant income producing properties and its principal assets, its interests in the Association Contracts, are in the early stage of exploration and development.

Activity to Date

     As of December 31, 1999, the Company has spent $242.2 million to acquire and $75.6 million to delineate the reserve potential of the Guaduas Field. The Company has drilled twelve exploratory wells within the Association Contracts, of which six have been production tested and have achieved maximum actual oil production rates ranging from 3,415 to 13,123 Bbls/d. Four of the twelve did not produce commercial amounts of oil and gas during testing and two remain to be tested. As of December 31, 1999, the Guaduas Field had produced a cumulative volume of approximately 790,800 barrels (272,000 barrels net to Seven Seas) of oil during various testing procedures with 355,800 (153,593 net to Seven Seas) of that being produced during the fourth quarter of 1999. Except for additional production testing for further reservoir evaluation and any production planned to be trucked, continuous production of the Guaduas Field will not commence prior to installation of the necessary production facilities and pipeline.

     Since inception through December 31, 1999, the Company incurred cumulative losses of $109.2 million and, because of its continued exploration and development activities, expects that it will continue to incur losses and that its accumulated deficit will increase until commencement of production from the Association Contracts occurs in quantities sufficient to cover operating expenses.

Commerciality Status

     In September 1999, the Company signed an agreement with Ecopetrol agreeing to a schedule for further long term production tests, the drilling of an additional well, and other important issues leading to commercial production from the Guaduas field. On December 30, 1999, the Company made a formal application to Ecopetrol for commercial development of the Guaduas field. On February 23, 2000, an addendum to that application was filed. The Company's future plans are dependent, among other factors, on the decision to be made by Ecopetrol; the receipt of various permits and licenses from ministries of the Colombian national government and local authorities and the availability of transportation on third party pipelines. Approval of commerciality by Ecopetrol is a critical part of the Company's strategy as Ecopetrol will bear fifty percent of all costs for development and production subsequent to the date commerciality is declared. Although the Company has reason to believe that a commerciality agreement can be reached with Ecopetrol, if the commerciality agreement is not obtained, the Company may be forced to proceed on a sole-risk basis or attempt to negotiate a modified commerciality agreement with Ecopetrol.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Scenarios

     Should commerciality be declared by Ecopetrol, the Company will be required to fund its share of the costs necessary for the development of the Guaduas field, the construction of the production facilities and pipeline and continued exploration under the Association Contracts. If Ecopetrol rejects commerciality and the Company were to proceed on a sole-risk basis, Seven Seas, along with its partners, would be required to fund 100% of the aforementioned costs. Instead of proceeding on a sole-risk basis, the Company may attempt to negotiate a modified commerciality agreement with Ecopetrol which might entail trucking operations, delayed construction of the production facilities and pipeline and continued exploration under the Association Contracts. Under any scenario, the continued development of the Company's evaluated properties and evaluation of its unevaluated properties is expected to require additional capital which the Company may be required to raise through debt or equity financing, encumbering properties or entering into arrangements whereby certain costs will be paid by others to earn an interest in the property. If the Company is unsuccessful or delayed in its exploration and development plan, constructing production and transportation facilities, increasing its proved reserves or realizing future production from its properties, the Company may be unable to pay existing or future debt or meet operating cash flow requirements and the recoverability and classification of asset carrying amounts or the amount and classification of liabilities may be impacted.

Capital Availability and Liquidity

     As of December 31, 1999, the Company had unrestricted cash and cash equivalents of $22.4 million and commitments under existing oil and gas agreements of $4.2 million in 2000. Management believes that it has adequate cash resources to fund its existing commitments and operating needs during 2000. However, if available capital is utilized as contemplated by the current strategy, the Company will have to seek additional financing for operations, including further exploratory drilling to extend the area of the Guaduas field and to test the deeper formations of the subthrust structure on the Dindal association contract area. Under the terms of the Company's $110 million senior notes, an additional $25 million of indebtedness could be incurred which would be secured and senior to the existing $110 million senior notes. The Company is also allowed to borrow an additional $10 million for project financing, e.g., pipeline and production facilities. Any additional financing obtained by the Company to execute its business plans may result in a dilution of current stakeholder interests.

     Funds sufficient to meet interest payments for three years of the $110 million senior notes were placed into escrow upon issue of the senior notes. The final interest payment under this escrow arrangement is May 2001. Seven Seas cannot be certain that additional sources of financing will be available when needed or will be available on acceptable terms. The Company has suffered recurring losses from operations, has an accumulated deficit, has not generated positive cash flow from operations, has significant unproved property balances, is nearing the end of the exploration phase of its association contracts, is highly dependant on the actions of Ecopetrol, and will likely require additional capital to execute its business plans.

Risk Factors

     Seven Seas is subject to several categories of risk associated with its development stage activities. Oil and gas exploration and development is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on Seven Seas' prospects are uncertainties inherent in estimating oil and gas reserves and future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production testing histories; access to additional capital; changes in the price of oil and natural gas, services and equipment; the limited exploration of the

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

concessions; the status of existing and future contractual relationships with Ecopetrol; regulation in Colombia; lack of significant income producing property; foreign currency fluctuation risks; Seven Seas' substantial indebtedness, the presence of competitors with greater financial resources and capacity; and difficulties and risks associated with operating in Colombia.

2. BUSINESS COMBINATION:

     On June 29, 1995 the Supreme Court of British Columbia approved the May 5, 1995 amalgamation of Seven Seas and Rusty Lake Resources Ltd. Stockholders of Rusty Lake Resources Ltd. were issued one common share in Seven Seas, the new company after the amalgamation, for each 35 common shares held in Rusty Lake Resources Ltd. Additional shares of Seven Seas were issued in settlement of certain indebtedness of Rusty Lake Resources Ltd. This transaction has been reflected as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were recorded at the fair value and Rusty Lake Resources Ltd. has been prospectively reflected in the Company's financial statements since June 29, 1995.

     On July 26, 1996 the Company acquired 100 percent of the outstanding stock which represented 100 percent of the voting shares held in GHK Company Colombia and Esmeralda LLC. Additionally, on the same date, the Company acquired 62.963 percent of the outstanding shares and voting stock in Cimarrona LLC. This transaction has been reflected as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and the operations of the acquired entities have been reflected in the Company's financial statements since July 26, 1996. As consideration for the increased interest from these acquisitions, Seven Seas issued to the stockholders in GHK Company Colombia, Esmeralda LLC and Cimarrona LLC a combination of preferred shares and special warrants which were exchangeable into a total of 16,777,143 common shares upon the earlier of the approval of a prospectus qualifying the exchange, or one year from the closing of the transaction. Of the 16,777,143 preferred shares and special warrants, 5,002,972 preferred shares were issued for all of the common shares in GHK Company Colombia, 4,469,028 special warrants were issued for all of the common shares in Esmeralda LLC, and 7,305,143 special warrants were issued for 62.963 percent of the common shares in Cimarrona LLC. The remaining 37.037 percent interest in Cimarrona LLC represents a minority interest which is reflected as such on the balance sheet. The 16,777,143 preferred shares and special warrants were recorded based on the closing stock price of Seven Seas on July 26, 1996 at $9.125 per share totaling $153.1 million. Collectively, the acquisition of these three companies resulted in the purchase of an additional 36.7 percent participating interest in the Association Contracts in which the Company previously held a 15 percent participating interest. All three entities were oil and gas exploration companies whose only material asset was the participating interest they held in the Association Contracts in Colombia. Net assets acquired include $217.1 million assigned to oil and gas properties and other nominal net working capital, less amounts attributable to the minority interest in Cimarrona LLC. Because of the differences in tax basis and the financial statement valuation of such acquired oil and gas properties, $64.0 million of deferred Colombian and U.S. income taxes was also recorded in this acquisition (see Note
6) and is included in the amount assigned to oil and gas properties. Income and expenditures incurred by these three entities after July 26, 1996 are included in the statements of operations and accumulated deficit for the years ended December 31, 1998 1997 and 1996.

     Of the 16,777,143 preferred shares and special warrants issued, 11,744,000 were held subject to an escrow agreement, whereby one third of the securities are released each year for three years. The securities could have been released earlier based upon a valuation of the Seven Seas interests in the Association Contracts. As of July 26, 1999, all of the common shares have been released from escrow pursuant to the escrow agreement.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 7, 1997 approvals were granted by the Ontario Securities Commission, British Columbia Securities Commission and the Alberta Securities Commission for the prospectus filed to qualify 11,774,171 special warrants and 5,002,972 preferred shares which were automatically converted to common shares. These shares were issued in connection with the acquisition of a 36.7 percent participating interest in the Association Contracts in Colombia by the Company on July 26, 1996, as described above.

     On March 5, 1997 the Company acquired 100 percent of the outstanding voting stock held in Petrolinson, S.A. The terms of the transaction were agreed to in a letter of intent dated November 22, 1996. The principal asset owned by Petrolinson, S.A. is a six percent participating interest in the Association Contracts. As consideration for the six percent participating interest in the Association Contracts, Seven Seas issued to the sole shareholder in Petrolinson, S.A. 1,000,000 common shares of Seven Seas Petroleum Inc. The common shares issued to the sole shareholder of Petrolinson, S.A. were subject to an escrow agreement, the terms of which provided for a 120 day escrow of shares commencing from March 5, 1997 with an option by the Company to extend the escrow period for an additional 30 days. The 1,000,000 common shares issued to the sole shareholder of Petrolinson, S.A. were released from escrow on July 3, 1997, in accordance with the escrow agreement as described above. This six percent interest will be carried through exploration by the other 94 percent participating interest parties. This transaction was reflected in 1997 as an acquisition by Seven Seas using the purchase method of accounting, whereby the assets acquired and liabilities assumed were fair valued and the acquired operations have been reflected in the Company's financial statements since March 5, 1997. The 1,000,000 common shares were recorded at a price of $18.55, based on the weighted average closing stock price of Seven Seas for the period beginning 30 days prior to and ending 30 days subsequent to the date the letter of intent was signed, November 22, 1996, which represented a transaction cost of $18.6 million. Net assets acquired include $25.0 million assigned to oil and gas properties (most of which is subject to future evaluation based on further appraisal drilling) and other nominal net working capital. Because of the differences in tax basis and the financial statement valuation of such acquired oil and gas properties, $6.5 million of deferred Colombian income tax was also recorded in this acquisition (see Notes 3 and 6) and is included in the amount assigned to oil and gas properties.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company follows accounting principles generally accepted in the United States. A summary of the Company's significant policies is set out below:

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses. Actual results could differ from the estimates and assumptions used. Significant estimates include depreciation, depletion and amortization of proved oil and gas reserves. Oil and natural gas reserve estimates, which are the basis for depletion and the ceiling test, are inherently imprecise and expected to change as future information becomes available.

Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries, after eliminating all material intercompany accounts and transactions. Certain reclassifications have been made to prior period amounts to conform with current period financial statement classification.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Fair Value of Financial Instruments

     The recorded amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term maturity of those investments. The fair value of the Company's 12 1/2% $110 million Senior Notes was $49.5 million at December 31, 1999.

Investments

     The Company has adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that all investments in debt securities and certain investments in equity securities be reported at fair value except for those investments which management has the intent and the ability to hold to maturity (see Note 5). Investments which are held-for-sale are classified based on the stated maturity and management's intent to sell the securities. Changes in fair value are reported as a separate component of stockholders' equity, but were immaterial for all periods presented herein.

Accounts Receivable

     Accounts receivable included the following at December 31, 1999 and 1998 (In thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
Crude oil sales.............................................  $4,445       --
Joint interest billing......................................   5,067    6,456
Other.......................................................     309      106
                                                              ------   ------
          Total accounts receivable.........................  $9,821   $6,562
                                                              ======   ======

Inventory

     Inventories consist primarily of goods used in the Company's operations and are stated at the lower of average cost or market value.

Oil and Gas Interests

     The Company follows the full-cost method of accounting for oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development, including unproductive wells, are capitalized in separate cost centers for each country. Such capitalized costs include contract and concession acquisition, geological, geophysical and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs. No general and administrative costs were capitalized during 1999, 1998, and 1997. The Company capitalized interest of $13.8 million and $9.8 million in 1999 and 1998, respectively.

     The capitalized costs of oil and gas properties in each cost center are amortized on composite units of production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves is involved. Capitalized costs associated with the acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adjusted for income tax effects, such excess is charged to expense. There was no write-down in 1999. At December 31, 1998, the Company recognized a non-cash write-down of oil and gas properties in the amount of $129.8 million pre-tax or $84.4 million after tax pursuant to this ceiling limitation. The write-down was primarily the result of the decline in crude oil prices and the impairment of unevaluated properties due primarily to the failure of four non-commercial exploratory wells.

     The Company began to record a provision for depletion of its oil and gas properties in the fourth quarter of 1999 due to the quantities of test production extracted from its proved oil and gas reserves in the course of long-term production testing. The Company has not yet begun to produce significant quantities of commercial production.

     Substantially all the Company's exploration and production activities are conducted jointly with others and the accounts reflect only the Company's proportionate interest in such activities.

Foreign Currency Translation

     The Company's foreign operations are a direct and integral extension of the parent company's operations and the majority of all costs associated with foreign operations are paid in U.S. dollars as opposed to the local currency of the operations; therefore, the reporting and functional currency is the U.S. dollar. Gains and losses from foreign currency transactions are recognized in current net income. Monetary items are translated using the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates. Revenues and expenses are translated at the average rates in effect on the dates they occur. No material translation gains or losses were incurred during the periods presented.

Income Taxes

     The Company follows the asset/liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

Fixed Assets

     Fixed assets are recorded at cost. Depreciation is provided on a straight-line basis over three to five years.

Organization Costs

     Organization costs represent the cost of incorporating the Company. In association with the amalgamation agreement with Rusty Lake Resources Ltd., organization costs of $87,000 were recorded to reflect the excess purchase price of Seven Seas common shares provided to Rusty Lake Resources Ltd. Stockholders over and above the net asset value of Rusty Lake Resources Ltd. As of June 29, 1995, Organization costs were amortized on a straight-line basis over two years. There were no unamortized organizational costs at December 21, 1998 or 1999. All future organizational costs will be expensed as incurred in accordance with Statement of Position 98-5 of the American Institute of Certified Public Accountants.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Earnings Per Share

     The Company has implemented Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"). This statement simplifies the standards for computing and presenting EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. SFAS 128 was adopted for the year ended December 31, 1997; however, the Company's adoption of this statement and the restatement of EPS data did not have a significant effect since the exercise or conversion of any potential shares would be antidilutive and result in a lower loss per share. Options to purchase 3,444,601 common shares at a weighted average option exercise price of $10.10 per common share were outstanding at December 31, 1999.

     All shares issued in connection with the conversion of preferred shares and special warrants issued during 1996 were not considered outstanding until registration with the Canadian Securities Commissions occurred on February 7, 1997, including the shares held in escrow for the former shareholders of GHK Company Colombia, Esmeralda LLC and Cimarrona LLC. The common shares held in escrow were considered in the weighted average shares outstanding since they are considered outstanding by the transfer agent and have voting rights.

Contingencies

     Liabilities and other contingencies are recognized upon determination of an exposure, which when analyzed indicates that it is both probable that an asset has been impaired or that a liability has been incurred and that the amount of such loss is reasonably estimatable. Costs to remedy or defend against such contingencies are charged to expense as they are incurred.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     Statement No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance. Statement No. 133 cannot be applied retroactively. Statement No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 and, at the company's election, before January 1, 1998. Statement No. 133 will not currently impact the Company's disclosure or reporting.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. CASH AND CASH EQUIVALENTS (IN THOUSANDS):

     The following table sets forth the Company's cash and cash equivalents. The Company considers highly liquid investments with a maturity of three months or less as cash equivalents.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Cash........................................................  $ 1,371   $   234
Cash equivalents............................................   21,076    37,913
                                                              -------   -------
          Total cash and cash equivalents...................  $22,447   $38,147
                                                              =======   =======

5. INVESTMENTS AND RESTRICTED INVESTMENTS:

     At December 31, 1999, all the Company's investments were classified as held-to-maturity. These securities include both securities maturing within one year and securities maturing beyond one year. The securities with a maturity date within one year are classified as short-term investments as part of Current Assets and are stated at amortized cost. The securities with maturity dates beyond one year are included in Non-Current Assets classified as long-term held-to-maturity investments and are stated at amortized cost. The calculation of gross unrealized gain (loss) for the year ended December 31, 1999 was as follows (In thousands):

                                                                     AMORTIZED   UNREALIZED
                                                        FAIR VALUE     COST        (LOSS)
                                                        ----------   ---------   ----------
RESTRICTED SHORT-TERM INVESTMENTS
  U.S. Treasury Strip, face value of $6,875,000, due
     May 15, 2000.....................................   $ 6,743      $ 6,743       $  0
  U.S. Treasury Strip, face value of $6,875,000, due
     November 15, 2000................................     6,528        6,569        (41)
                                                         -------      -------       ----
          Total Restricted short-term investments.....   $13,271      $13,312       $(41)
                                                         =======      =======       ====
RESTRICTED LONG-TERM INVESTMENTS
  U.S. Treasury Strip, face value of $6,875,000, due
     May 15, 2001.....................................     6,322        6,391        (69)
                                                         -------      -------       ----
          Total Long-term held-to-maturity
            investments...............................   $ 6,322      $ 6,391       $(69)
                                                         =======      =======       ====

     Net unrealized gains (losses) on held-to-maturity securities have not been recognized in the accompanying consolidated financial statements. The restricted investments were pledged or placed in escrow for the first three years of interest payments on the $110 million 12 1/2% Senior Notes (see Note 7).

6. INCOME TAXES:

     The geographical sources of income (loss) before income taxes and minority interest were as follows (In thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------   ---------   -------
United States.........................................  $   727   $   3,348   $(4,515)
Foreign...............................................   (8,047)   (140,043)   (3,707)
                                                        -------   ---------   -------
          Loss before income taxes and minority
            interest..................................  $(7,320)  $(136,695)  $(8,222)
                                                        =======   =========   =======

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred U.S. and Colombian income taxes have been provided for the book-tax basis differences related to the Colombian acquisitions discussed in
Note 2. These foreign subsidiaries' cumulative undistributed earnings are considered to be indefinitely reinvested outside of Canada and, accordingly, no Canadian deferred income taxes have been provided thereon.

     The Company's net deferred income tax liabilities consist of the following (In thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Deferred tax liabilities....................................  $(25,033)  $(25,033)
Deferred tax asset..........................................    14,927      8,953
Valuation allowance.........................................   (14,688)    (8,652)
                                                              --------   --------
          Total deferred tax................................  $(24,794)  $(24,732)
                                                              ========   ========

     The Company did not record any current or deferred income tax provision or benefit for 1997 and 1996. The Company's provision for income taxes differs from the amount computed by applying statutory rates, which are 45% in Canada and 35% in the United States and Colombia, due principally to the valuation allowance recorded against its deferred tax asset account relating primarily to net operating tax loss carryforwards. In 1998, the Company released the valuation allowance attributable to US net operating loss carryforwards, resulting in a deferred tax benefit of $0.3 million, net of current US tax expense of $8,700 and a reduction in deferred tax liabilities of $45.4 million was recognized relating to the Company's write-down of oil and gas properties.

     Temporary differences included in the deferred tax liabilities relate primarily to excess of book over tax basis on acquired oil and gas properties. During 1997, deferred Colombian income tax in the amount of $6.5 million was recorded in the acquisition of Petrolinson, S.A., as described in Note 2. Deferred tax assets principally consist of net operating loss carryforwards.

     As of December 31, 1999, the Company's subsidiaries had net operating loss carryforwards in various foreign jurisdictions (primarily Canada) of approximately $27.8 million. These loss carryforwards will expire beginning in 2002 if not utilized to reduce Canadian income taxes. In addition, the Company had at December 31, 1999 $4.3 million of U.S. tax net operating loss carryforwards expiring in varying amounts beginning in 2011. A valuation allowance has been provided for the Canadian deferred tax assets resulting primarily from these loss carryforwards because their future realization is not currently deemed more likely than not by management. Management currently believes that it is more likely than not that the US operating loss carryforward will be realized in future periods.

7. LONG-TERM DEBT:

     Exchangeable Notes. In August 1997, the Company issued $25 million of Exchangeable Notes in a private transaction with institutional and accredited investors. The Exchangeable Notes accrued interest at a rate of 6% per annum and were payable on December 31 and June 30 in each year, commencing December 31, 1997. The Exchangeable Notes were scheduled to mature on August 7, 2003.

     The Exchangeable Notes were exchanged for a like principal amount of Convertible Debentures on August 5, 1998. The Convertible Debentures were converted on August 6, 1998 into Units consisting of a total of 2,173,901 common shares and warrants exercisable for 1,086,957 common shares. We received proceeds of $0.3 million from the exercise of 18,913 warrants. On February 5, 1999, the remaining warrants expired unexercised.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Senior Notes. The Company issued $110 million aggregate principal amount of 12 1/2% Senior Notes due 2005 (the "Senior Notes") in a private transaction on May 7, 1998 that was not subject to registration requirements of the Securities Act of 1933. The Senior Notes mature on May 15, 2005. Interest on the Senior Notes is payable semi-annually in arrears on May 15 and November 15. The Senior Notes place restrictions on, among other things, net working capital balances, dividend distributions, changes in control, and asset sales and indebtedness.

     The Senior Notes represent senior obligations of the Company, ranking pari passu in right and priority of payment with all existing and future senior indebtedness and senior in right and priority of payment to all indebtedness that is expressly subordinated to the Senior Notes.

     In accordance with the terms of the Senior Notes, the Company purchased $13.5 million in U.S. Government Securities from the proceeds of the Senior Notes and deposited such securities in a segregated account in an amount that will be sufficient to provide for payment of the first two scheduled interest payments (see Note 5). Additionally, the Company purchased and pledged to the Bank of Nova Scotia Trust Company New York, the Trustee, as security for the benefit of the holders of the Senior Notes, U.S. Government Securities of $25 million that will be sufficient to provide payment of the four scheduled interest payments on the Notes from November 15, 1999 through May 15, 2001. The Company does not have funds in escrow for interest payments commencing with the November 15, 2001 payment. Such securities are classified as restricted short-term investments and restricted long-term investments (see Note 5).

8. EQUITY:

     On March 15, 1996, a brokered private placement was carried out in Canada in which the Company issued to a third party financial brokerage institution 2,000,000 special warrants at $2.75 per warrant for net offering proceeds after commissions and expenses of $5.1 million. Each special warrant was convertible into one unit. Each unit consisted of one share of common stock and a one-half common share purchase warrant at $3.50 per full share. The warrants were convertible at the earlier of (a) one year from date of issuance or (b) the date an approval is issued for a prospectus qualifying the conversion in the appropriate jurisdictions. On March 14, 1997, the 1,000,000 common share purchase warrants were exercised and converted to common shares for net proceeds of $3.5 million.

     On October 16, 1996, another brokered private placement was carried out in Canada. Seven Seas issued to a third party financial brokerage institution 500,000 special warrants at $15.00 per warrant for a net offering after commissions and expenses of $7.0 million. Each special warrant was convertible into one Unit (see Note 7). Each Unit consisted of one share of common stock and a one-half common share purchase warrant at $18.50 per full share. The warrants were convertible at the earlier of (a) one year from date of issuance or (b) the date an approval is issued for a prospectus qualifying the conversion in the appropriate jurisdictions. The 250,000 common share purchase warrants were not exercised and expired October 16, 1997.

     An approval for qualification of the conversion of the 2,000,000 and 500,000 special warrants issued in the brokered private placements on March 15 and October 16, 1996, respectively, was received on February 7, 1997 by the Ontario, Alberta, and British Columbia Securities Commissions. All special warrants were exercised and have been converted to common shares.

     The proceeds of the brokered private placements on March 15 and October 16, 1996 were used for drilling, seismic and production facilities related to the Company's participation in the Association Contracts and for further exploration activities.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. STOCK BASED COMPENSATION PLANS:

     Officers, directors and certain employees have been granted stock options under the Company's Amended 1996 Stock Option Plan and the Amended and Restated 1997 Stock Option Plan (collectively referred to as "the Plans"). Pursuant to the Plans, 6,000,000 shares were authorized for issuance, of which 3,444,601 were outstanding as of December 31, 1999. The Compensation Committee may establish the term of each incentive stock option granted under the Amended 1996 Stock Option Plan, but if not so established, the term of each option will be five years from the date it is granted, but in no event shall the term of any option exceed ten years. Options granted under the Amended and Restated 1997 Stock Option Plan have been granted with either no vesting requirement or vesting cumulatively on the anniversary of the grant date over a period of two to five years and expire ten years from the date of grant. Option agreements between the Company and optionees under the 1997 Stock Option Plan may include stock appreciation rights; however, no such rights are currently outstanding. Under each plan, the option price equals the stock's market price on the date of grant.

     The Compensation Committee of the Board of Directors is responsible for administering the plans, determining the terms upon which options may be granted, prescribing, amending and rescinding such interpretations and determinations and granting options to employees, directors, and officers.

     The following table presents a summary of stock option transactions for the three years ended December 31, 1999:

                                                                        WEIGHTED AVERAGE
                                                             COMMON     OPTION PRICE PER
                                                             SHARES          SHARE
                                                           ----------   ----------------
December 31, 1996........................................   1,164,667        $ 9.07
  Granted................................................   3,197,500         13.56
  Exercised..............................................    (478,667)         3.05
  Revoked................................................      (5,000)        12.25
                                                           ----------        ------
December 31, 1997........................................   3,878,500         13.51
  Granted................................................     820,500         13.97
  Exercised..............................................    (514,000)         8.02
  Revoked................................................    (703,833)        17.13
                                                           ----------        ------
December 31, 1998........................................   3,481,167         13.69
  Granted................................................   1,553,434          6.06
  Revoked................................................  (1,590,000)        14.03
                                                           ----------        ------
December 31, 1999........................................   3,444,601        $10.10
                                                           ==========        ======

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Exercisable stock options amounted to 2,091,935; 1,718,829; and 1,697,665 at December 31, 1999, 1998, and 1997, respectively. The weighted average fair value of options granted during 1999, 1998, and 1997 were $3.16; $8.77; and $7.68, respectively. The following table summarizes stock options outstanding and exercisable at December 31, 1999:

                                           OUTSTANDING                       EXERCISABLE
                               ------------------------------------   --------------------------
                                                        WEIGHTED                     WEIGHTED
                                           AVERAGE      AVERAGE                      AVERAGE
EXERCISE PRICE RANGE            SHARES      LIFE     EXERCISE PRICE    SHARES     EXERCISE PRICE
--------------------           ---------   -------   --------------   ---------   --------------
$.75.........................      3,000     0.4         $  .75           3,000       $  .75
1.69-1.78....................     39,002     4.6           1.71          39,002         1.71
2.41-2.91....................     96,430     4.6           2.73          96,430         2.73
3.00-3.94....................    282,002    10.7           3.04          83,668         3.07
4.22-4.81....................    425,000     9.4           4.32              --           --
6.16-7.13....................     10,000     5.3           6.64           5,000         7.13
8.06-8.63....................    150,000     8.8           8.44          50,001         8.44
9.00.........................    983,500     7.7           9.00         509,168         9.00
10.70-10.90..................    729,000     6.5          10.70         729,000        10.70
14.09........................     18,000     8.6          14.09          18,000        14.09
18.22-18.75..................    642,000     5.9          18.58         491,999        18.59
23.88........................     66,667     0.2          23.88          66,667        23.88
                               ---------                              ---------
                               3,444,601                              2,091,935
                               ---------                              ---------

     As part of the arrangements surrounding the resignations of four former officers, the exercise period of the options granted during their employment was extended from ninety days to eighteen months. This action gave rise to a new measurement date and the Company was required to record compensation expense of $2.1 million during 1997, representing the market value of the common shares on the new measurement date less the exercise price of the options granted. Only the exercisable options granted to the former Chairman, former President, former Chief Financial Officer, and former Vice President of Exploration were considered in the computation.


     During 1999, the Company re-priced options granted to certain employees by canceling existing options and granting new options with an exercise price above market prices on the dates of grant.


     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company applies APB Opinion 25 in accounting for its stock option plan, and accordingly does not recognize compensation cost at fair value as it relates to SFAS 123.

     If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123, net loss and net loss per share would have increased to the proforma amounts shown below:

                                                          DECEMBER 31,
                                                       -------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Pro Forma Net Loss (In thousands)....................  $(11,695)  $(97,393)  $(32,427)
Pro Forma Net Loss Per Share.........................  $  (0.31)  $  (2.69)  $  (1.00)

     The effects of applying SFAS 123 in this proforma are not indicative of future amounts.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the year ended December 31, 1999: weighted average risk free interest rate of 6.20 percent; no dividend yield; volatility of .8180; and expected life of ten years. The Company granted options prior to public trading on the Canadian Dealer Network on June 30, 1995. Consequently, the underlying common shares had no historic volatility prior to June 30, 1995. The fair values of the options granted prior to June 30, 1995 were based on the difference between the present value of the exercise price of the option and the estimated fair value price of the common shares.

10. DEFINED CONTRIBUTION PLAN:

     The Company offers a qualified defined contribution plan, which is a combined salary reduction plan under Section 401(k) of the Internal Revenue Code. Participants can invest from 1% to 15% of earnings, up to the maximum allowed by law, among several investment alternatives, including a Company stock fund. The Company does not match funds invested in the Plan and recognized no expense in 1999, 1998, or 1997, respectively due to contributions to the Plan.

11. OPERATIONS BY GEOGRAPHIC AREA:

     The Company has one operating and reporting segment. Information about the Company's operations for 1999, 1998, and 1997 by geographic area is shown below (In thousands):

                                                                      OTHER
                                               UNITED                FOREIGN
                                     CANADA    STATES    COLOMBIA     AREAS      TOTAL
                                     -------   -------   ---------   -------   ---------
Year Ended December 31, 1999
  Revenues.........................  $ 2,938   $    12   $   2,363    $  --    $   5,313
  Operating Income (Loss)..........     (979)      727      (6,378)    (690)      (7,320)
  Capital Expenditures.............       --        74      12,521      250       12,845
  Identifiable Assets..............   69,515     1,082     190,404       81      261,082
  Depletion, Depreciation and
     Amortization..................      607       332         886       --        1,825
Year Ended December 31, 1998
  Revenues.........................  $ 3,626   $    12   $     159    $  --    $   3,797
  Operating Income (Loss)..........   (2,714)    3,348    (137,761)     432     (136,695)
  Capital Expenditures.............       --       997      43,568      115       44,680
  Identifiable Assets..............   91,067     1,430     186,902      501      279,900
  Depreciation and Amortization....      485       140          49       --          674
Year Ended December 31, 1997
  Revenues.........................  $   754   $     2   $     810    $   1    $   1,567
  Operating Income (Loss)..........   (1,781)   (4,515)     (1,838)     (88)      (8,222)
  Capital Expenditures.............       --        58      19,050      471       19,579
  Identifiable Assets..............   17,462       488     272,982      982      291,914
  Depreciation and Amortization....      111        21          16       --          148

12. COMMITMENTS AND CONTINGENCIES:

     The Company leases property and equipment under various operating leases. Aggregate minimum lease payments under existing contracts as of December 31, 1999, are as follows: $0.3 million for 2000;

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$0.3 million for 2001; $0.3 million for 2002; and $0.1 million for 2003 and none thereafter. Rental expense amounted to $0.3 million in 1999; $0.2 million in 1998; $0.1 million in 1997.

     The Company has certain related commitments under existing oil and gas exploration association contracts. Management estimates future expenditures for such commitments to be approximately $4.2 million in 2000; and $2.6 million in 2001, $0.1 million in 2002, $0.1 million in 2003 and none thereafter.

Colombian forest reserve

     Inderena, the predecessor to the current Ministry of Environment, declared a forest reserve in the 1980's in an area that includes a portion of the Dindal and Rio Seco Association Contracts. The existence of this reserve may make obtaining permits for drilling wells and building facilities more difficult, but does not preclude oil and gas activity. In fact, the Company was granted an environmental permit and drilled the Escuela 1 well within this area in 1993. More recently, the Guaduas municipality has, independently of the Ministry of Environment, declared a forest reserve in the same area. This latest reserve proclamation would prohibit drilling. Colombian counsel has advised us that the right to declare forest reserves is the exclusive right of the Ministry of Environment and the regional environmental corporation CAR. We have been discussing this matter with representatives of the municipal council and the mayor. In the event we do not obtain satisfactory results, we have also engaged Colombian counsel to proceed before an appropriate tribunal to have the municipal declaration ruled invalid. We are advised that the resolution could take from one and a half to two years from the time we file suit. We will also seek an order from the tribunal suspending the municipal declaration until final resolution. We are advised that this process would take four to six months from the time we file suit.

     The forest reserve includes approximately 6,250 acres of our 109,000 total acreage under the Rio Seco and Dindal association contracts. The forest reserve should not preclude us from recovering our proved oil and gas reserves. There is a surface location for the deeper subthrust structure well that can be drilled outside the forest reserve. Further, the existence of the forest reserve will not impede our development of the shallow Cimarrona reservoir of the Guaduas field.

Environmental penalties

     On June 8, 1998, the Ministry of Environment required our subsidiary, GHK Company Colombia, to perform some remedial work on the El Segundo 6-E location and access road. GHK Company Colombia performed the work, and thereafter reported to the Ministry of Environment that all the work had duly been completed. In various site visits, ministry officials have confirmed that the alleged violations have been properly remedied. On July 8, 1999, GHK Company Colombia filed all the documentation which confirmed total compliance to the requirements.

     On August 30, 1999, the Ministry of Environment issued a resolution against our subsidiary, GHK Company Colombia, declaring it in violation of a 1997 decree in connection with the construction of the El Segundo 7-E well location. The resolution imposed a fine of $217,000, which we paid in March 2000. We have filed an appeal for a reversal of the resolution. We believe that we have corrected the environmental violations claimed by the Ministry of Environment; however, the appeal process can take up to two years. The El Segundo No. 7 location has been restored and we do not currently have any drilling activities planned at this location.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Contract area

     The Dindal Association Contract was issued in March 1993 and provides for a maximum six-year exploration period followed by a maximum 22-year production period, with partial relinquishment of acreage, excluding commercial fields, required commencing at the end of the sixth year of the Association Contract. The exploration period under the Dindal Association Contract will be extended to September 23, 2000, since the Associates committed to an additional $2.0 million of exploration work in accordance with the memorandum of understanding signed in September 1999. In September 2000, we must relinquish 50% of the contract area or all lands that fall outside a five kilometer buffer zone around the area designated to be the commercial field or negotiate another one year extension by committing to additional exploration work, if applicable.

     The Rio Seco Association Contract was issued in August 1995 and provides for a maximum six-year exploration period followed by a maximum 22-year production period, with partial relinquishment of acreage, excluding commercial fields, required commencing at the end of the sixth year of the Association Contract. The exploration period under the Rio Seco Association Contract ends in August 2001. We are obligated to drill one exploratory well before the exploration period ends.

Surface location

     A lawsuit has been filed by the landowners for the El Segundo 1 surface location to cancel our surface lease. Our Colombian legal counsel has advised us that, on the basis of the claims asserted, we should win the lawsuit. We responded to this claim on November 4, 1999; we plan to vigorously defend this claim.

Noteholder claim

     We have received correspondence purporting to assert a claim on behalf of one of the noteholders in connection with the special notes we issued on August 7, 1997. The correspondence asserts that our noteholder received inadequate notice of the exchange of the special notes into debentures and also of the conversion of the debentures into units of Seven Seas. The noteholder also asserts that there were errors in the methodology of effecting the conversion pursuant to the indenture between Seven Seas and Montreal Trust Company of Canada dated August 7, 1997. To date, no litigation has commenced; accordingly, Seven Seas cannot predict with certainty what claims may be asserted. Nevertheless, we believe we have meritorious defenses and intend to defend with vigor any litigation.

     The Company is, from time to time, party to certain legal actions and claims arising in the ordinary course of business. While the outcome of these events cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

13. RELATED PARTY TRANSACTIONS:

     On November 1, 1997, the Executive Vice President and Chief Operating Officer obtained a $200,000 loan from the Company. This loan bears a 6.06% interest rate and is due November 1, 2002. The Company recognized interest income of $12,000, $12,000 and $2,000 in 1999, 1998 and 1997, respectively.

     The Company's Chairman and Chief Executive Officer, Mr. Robert A. Hefner III, beneficially owns 100% of The GHK Company LLC ("GHK"). Effective July 1, 1997, the Company has entered into an administrative service agreement with GHK. The Company recognized $21,000, $28,000 and $10,500 of such expenses in 1999, 1998 and 1997, respectively. In addition, GHK pays certain miscellaneous costs

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

incurred on behalf of the Company. The Company reimbursed GHK $31,000, $0.1 million, and $0.4 million in 1999, 1998 and 1997, respectively, for such costs.

     Mr. Hefner, owns 100% of the shares of The GHK Corporation ("GHK Corp."). GHK Corp. owns an executive aircraft, which Mr. Hefner and other Seven Seas executives and employees use for certain business travel. The Company has entered into an agreement with GHK Corp. whereby the Company pays GHK Corp. the lesser of the cost of a first class airline ticket or the total actual expenses for each specific flight. The Company had $57,000 and $31,000 in expenditures for such air travel during 1999 and 1998, respectively.

14. MINORITY INTEREST

     In June 1999, Seven Seas Petroleum Inc. ("SSPI") completed the reorganization of certain of its subsidiaries, three of which owned working interests in the Dindal and Rio Seco Association Contracts, through a series of tax-free transactions. Prior to these transactions, Seven Seas Petroleum Holdings Inc (SSPH), a wholly owned subsidiary of SSPI, owned 100% of the stock of Seven Seas Petroleum Colombia Inc. ("SSPC") and 50% of Esmeralda L.L.C. SSPC owned the remaining 50% of Esmeralda L.L.C. and 62.963% of Cimarrona L.L.C. with MTV Investments Ltd. ("MTV"), the minority interest owner in Cimarrona L.L.C., owning the remaining 37.037%. In the reorganization transactions, SSPH first assigned its membership interest in Esmeralda L.L.C. to SSPC as a capital contribution, giving SSPC 100% ownership of Esmeralda L.L.C. Next, Esmeralda L.L.C. was merged into Cimarrona L.L.C. SSPH continued to own 100% of the stock of SSPC. Cimarrona L.L.C. and its members, MTV and SSPC, entered into an agreement whereby the assets, obligations, and liabilities of Cimarrona L.L.C. which were proportionately attributable to SSPC (through the Company's interests in Esmeralda L.L.C. and Cimarrona L.L.C.) were merged into SSPC in exchange for SSPC's interest in Cimarrona L.L.C. As a result, MTV became the sole member of Cimarrona L.L.C. and accordingly, Cimarrona L.L.C. is no longer a consolidated subsidiary of the Company. In summary, MTV maintained its proportionate interest in the Dindal and Rio Seco Association Contracts as a working interest owner and Seven Seas' net interest in the Association Contracts was not changed.

15. SUBSEQUENT EVENT:

     In January 2000, William W. Daily resigned as Executive Vice President, President of GHK Company Colombia and Director of Seven Seas. Larry A. Ray, Chief Operating Officer of Seven Seas, will have the overall responsibility for the management of the technical side of the Company's operations and will be spending significant time in Bogota. Mr. Daily's departure is a part of an on-going cost reduction plan that began in May 1999 with the closing of the Company's Exploration Office in Denver, Colorado and a reduction in the Bogota office staff to conform the organization to the project. The Company intends to further reduce its Bogota staff throughout 2000.

     In the first quarter of 2000, the Company has incurred $330,000 in costs related to Mr. Daily's resignation and approximately $0.2 million in costs related to other reductions in its staff.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED):

     Capitalized costs at December 31, 1999 and 1998, respectively, relating to the Company's oil and gas activities are shown below (In thousands):

                                                          COLOMBIA   OTHERS    TOTAL
                                                          --------   ------   --------
As of December 31, 1999
  Proved Properties.....................................  $ 97,008    $ --    $ 97,008
                                                          ========    ====    ========
  Unproved properties...................................  $105,684    $ 41    $105,725
                                                          ========    ====    ========
Proved Properties As of December 31, 1998
  Proved Properties.....................................  $ 74,993    $ --    $ 74,993
                                                          ========    ====    ========
  Unproved properties...................................  $112,655    $461    $113,116
                                                          ========    ====    ========

     The above costs include capitalized interest of $13.8 million and $9.8 million for the years ended December 31, 1999 and 1998, respectively.

     Costs incurred during the years ended December 31, 1999, 1998, and 1997, respectively, were as follows (In thousands):

                                                            COLOMBIA   OTHERS    TOTAL
                                                            --------   ------   -------
Year Ended December 31, 1999
  Development cost........................................  $    --     $ --    $    --
  Property acquisition cost:
     Proved...............................................       --       --         --
     Unproved.............................................       --       --         --
  Exploration cost........................................   26,453      250     26,703
                                                            -------     ----    -------
          Total cost incurred.............................  $26,453     $250    $26,703
                                                            =======     ====    =======
Year Ended December 31, 1998
  Development cost........................................  $    --     $ --    $    --
  Property acquisition cost:
     Proved...............................................       --       --         --
     Unproved.............................................      160       --        160
  Exploration cost........................................   50,387      115     50,502
                                                            -------     ----    -------
          Total cost incurred.............................  $50,547     $115    $50,662
                                                            =======     ====    =======
Year Ended December 31, 1997
  Development cost........................................  $   166     $ --    $   166
  Property acquisition cost:
     Proved...............................................    4,331       --      4,331
     Unproved.............................................   20,705       --     20,705
  Exploration cost........................................   18,662      471     19,133
                                                            -------     ----    -------
          Total cost incurred.............................  $43,864     $471    $44,335
                                                            =======     ====    =======

     On December 30, 1999, we made a formal application to Ecopetrol for the commercial development of the Guaduas field. On February 23, 2000, we filed an addendum to the application. By letter dated March 6, 2000, Ecopetrol advised us that we had completed contractual requirements that require Ecopetrol to advise us within 90 days from February 23, 2000 (May 23, 2000) if it will participate and

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

begin paying its 50% share of future development costs or will allow Seven Seas and our associates to proceed with the development of the Guaduas field on a sole risk basis.

     The Company had oil and gas sales of $2.3 million, $.02 million, and $0.8 million in 1999, 1998, and 1997, respectively, pertaining to production testing of the exploratory wells on the Association Contracts in Colombia. The Company recognized $0.8 million for depletion during 1999.

Exploration Costs

     The Company has been involved in exploration activities in Colombia, Australia, Argentina, Turkey and Papua New Guinea. Also, the Company purchased an option for the right to participate in future exploration activities in North Africa, but the option was never exercised. Additionally, the Company acquired oil and gas properties in Colombia totaling zero, $.1 million, and $25.0 million in 1999, 1998, and 1997, respectively. Capitalized acquisition costs incurred during 1999, 1998 and 1997 include zero, zero, and $6.5 million, respectively, of deferred income tax as disclosed in Note 2, Business Combination.

     On May 16, 1995, the Company entered into an agreement whereby Seven Seas purchased an option for $0.5 million to acquire a 5 percent participating interest in three exploration blocks in North Africa upon completion of the first exploration well drilled. The first exploration well was completed as a dry hole in July 1995. After careful review, Seven Seas decided not to exercise its option. The cost of the option, $0.5 million, plus additional costs incurred toward purchasing this option was originally recorded as unproved oil and gas interests and was subsequently expensed.

     Ecopetrol has the right to back into Seven Seas' participating interest in the Colombian Association Contracts upon its approval of the Company's declaration of commerciality at an initial 50 percent participating interest. Ecopetrol's interest can increase based upon accumulated production levels and net income. Ecopetrol will, at the time of commerciality, bear 50 percent of the future development costs in the field and reimburse the other parties in these Dindal and Rio Seco blocks for 50 percent of certain previously incurred costs associated with successful wells in both blocks and for other direct exploration costs in the Rio Seco block only.

Proved Reserves (Unaudited)

     Proved reserves represent estimated quantities of crude oil which geological and engineering data demonstrated to be reasonably certain of recoverability in the future from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgement.

     Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Additionally, the estimated volumes to be commercially recoverable may fluctuate with changes in the price of oil. Estimates of proved reserves have been determined using the most economic development strategy; however, the Company is currently in the development stage and has several critical steps to realize such commercial economic production (see Note 1). These critical steps constitute significant assumptions made in the estimate of the proved reserves and include, among other assumptions, declaration of commerciality by Ecopetrol, costs associated with the construction of a pipeline and production facilities and additional developmental drilling. Additionally, the reserve estimates assume that future production will be transported to existing pipelines through the proposed pipeline to market and that capacity will be available or existing pipelines for the Company's production.

     Estimates of future recoverable oil reserves and projected future net revenues for all periods presented were provided by Ryder Scott Company Petroleum Consultants. The Company's proved reserves were comprised entirely of crude oil in Colombia.

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Proved developed and undeveloped reserves (barrels):

                                                      1999         1998         1997
                                                   ----------   ----------   ----------
Beginning of year................................  38,719,235   32,160,245      818,000
Extensions and discoveries.......................          --           --           --
Revision of estimate.............................  (3,839,347)   6,558,990   31,342,245
                                                   ----------   ----------   ----------
End of year......................................  34,879,888   38,719,235   32,160,245
                                                   ==========   ==========   ==========
Proved developed.................................  11,000,540   20,238,430   11,494,236
                                                   ==========   ==========   ==========

     The following table presents the standardized measure of discounted future net cash flows relating to proved oil reserves. Future cash inflows and costs were computed using prices and costs in effect at the end of the year without escalation less a gravity and transportation adjustment of $4.50 to reference prices. The reference price for the year ended December 31, 1999 was West Texas Intermediate $25.60 per barrel. Future income taxes were computed by applying the appropriate statutory income tax rate to the pretax future net cash flows reduced by future tax deductions and net operating loss carryforwards.

     Standardized Measure of Discounted Future Net Cash Flows (In thousands):

                                                         1999       1998       1997
                                                       --------   --------   --------
Future cash inflows..................................  $735,965   $292,292   $326,427
Future costs
  Production.........................................    92,958     32,543     50,987
  Development........................................    37,404     33,574     33,740
Future income taxes..................................   183,387     64,632     78,141
                                                       --------   --------   --------
Future net cash flows................................   422,216    161,543    163,559
10% discount factor..................................   191,249     71,693     62,942
                                                       --------   --------   --------
Standardized measure of discounted future net cash
  flows..............................................  $230,967   $ 89,850   $100,617
                                                       ========   ========   ========

     Principal sources of changes in the standardized measure of discount future net cash flows during 1999 and 1998 (In thousands):

                                                                1999       1998
                                                              --------   --------
Beginning of year...........................................  $ 89,850   $100,617
  Net change in price and production costs..................   230,452    (35,777)
  Extensions, discoveries, and additions, less related
     costs..................................................        --         --
  Revision of quantity estimates............................   (36,260)    26,373
  Net change in future development costs....................    (3,830)       147
  Net change in income taxes................................   (52,069)    18,221
  Accretion of discount.....................................    11,588     14,486
  Changes in production rates and other.....................    (8,764)   (34,217)
                                                              --------   --------
  End of year...............................................  $230,967   $ 89,850
                                                              ========   ========

     The standardized measure of discounted future net cash flows shown above relates to the Company's discovery of oil on the Association Contracts in Colombia.

     The standardized measure of discounted future net cash flows does not purport to present the fair market value of the Company's proved reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in

                   SEVEN SEAS PETROLEUM INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

                      SUPPLEMENTARY FINANCIAL INFORMATION

     Selected Quarterly Data. Results of development stage operations by quarter for the years ended December 31, 1999, and 1998 were (in thousands, except per share amounts):

                                                         1999 QUARTER ENDED
                                           -----------------------------------------------
                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
Operating revenues.......................  $   996    $   887     $   828        $2,602
  Less costs and expenses................    2,207      5,134       2,104         3,188
                                           -------    -------     -------        ------
                                            (1,211)    (4,247)     (1,276)         (586)
  Net loss...............................  $(1,104)   $(3,781)    $(1,286)       $ (618)
                                           =======    =======     =======        ======
  Net loss per share.....................  $ (0.03)   $ (0.10)    $ (0.03)       $(0.02)
                                           =======    =======     =======        ======

                                                          1998 QUARTER ENDED
                                            -----------------------------------------------
                                            MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                            --------   -------   ------------   -----------
Operating revenues........................  $   184    $1,050      $ 1,431       $   1,132
  Less costs and expenses.................    1,362     1,912        3,128         134,090
                                            -------    ------      -------       ---------
                                             (1,178)     (862)      (1,697)       (132,958)
  Net loss................................  $(1,115)   $ (752)     $(1,602)      $ (86,730)
                                            =======    ======      =======       =========
  Net loss per share......................  $ (0.03)   $(0.02)     $ (0.04)      $   (2.40)
                                            =======    ======      =======       =========

       Preliminary Copies -- Confidential, For use of the Commission Only

                                   P R O X Y

                           SEVEN SEAS PETROLEUM INC.
                         ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 27, 2000

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert A. Hefner III and Larry A. Ray, or either of them, with full power of substitution, proxies to represent and vote all shares of stock of Seven Seas Petroleum Inc. which the undersigned would be entitled to vote if personally present at Seven Seas' Annual Meeting of Shareholders to be held on July 27, 2000, at 9:00 a.m., and at any adjournment thereof, as follows:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. Election of Directors.  [ ] FOR election of all nominees listed below
                           [ ] WITHHOLD AUTHORITY to vote for all nominees

Robert A. Hefner III                      Brian F. Egolf
Sir Mark Thomson Bt                       Gary F. Fuller
Larry A. Ray                              Robert B. Pancro
                                          Dr. James R. Schlesinger

  INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name below:


--------------------------------------------------------------------------------
2. Approval of proposal to (i) change Seven Seas' place of domicile from the Yukon Territory to the Cayman Islands and (ii) making certain other changes related to the continuation as described in the accompanying Proxy Statement.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Ratification of Arthur Andersen LLP as independent accountants for 2000.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

   Unless otherwise directed, this proxy will be voted for both nominees and for each of the other items set forth above.

          PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                                     [Back]

                                            ------------------------------------

                                               Signature(s) of Shareholder(s)

                                         Date: ________________________________,
                                                                            2000

                                            IMPORTANT Please date this proxy and
                                            sign exactly as your name appears on
                                            your stock certificate(s). If stock
                                            is held jointly, signature should
                                            include both names. Executors,
                                            administrators, trustees, guardians
                                            and others signing in a
                                            representative capacity, please give
                                            your full titles.